Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

VIVINT SMART HOME, INC.,

NRG ENERGY, INC.,

and

JETSON MERGER SUB, INC.

Dated as of December 6, 2022

-i-

-ii-

Exhibits

Exhibit A	Amended and Restated Certificate of Incorporation of the Surviving Corporation
Exhibit B	Form of Written Consent

-iii-

INDEX OF DEFINED TERMS

Acceptable Confidentiality Agreement	74
Acquisition Proposal	47
Action	21
Affiliate	75
Agreement	1
Alternative Financing	61
Alternative Financing Commitment	61
Anti-Corruption Laws	15
Antitrust Law	51
Applicable Date	16
Available Liquidity	75
Bankruptcy and Equity Exception	13
Benefit Continuation Period	55
Book-Entry Shares	7
Business Day	75
Bylaws	11
Cancelled Shares	3
Capitalization Date	11
Certificate of Incorporation	11
Certificate of Merger	2
Certificates	6
Change of Recommendation	43
Closing	2
Closing Date	2
Code	9
Common Stock	11
Company	1
Company 401(k) Plan	56
Company Cash-Out RSU	5
Company Credit Agreement	75
Company Debt Documents	75
Company Debt Rollover	32
Company Disclosure Letter	10
Company Employees	21
Company Equity Award	75
Company Intellectual Property	75
Company IT Systems	75
Company Notes	76
Company Notice	46
Company Plans	21
Company Products	76
Company PSU	4
Company Registered Intellectual Property	27

Company Related Parties	72
Company Requisite Vote	13
Company Rollover Restricted Share	4
Company Rollover RSU	4
Company RSU	4
Company SAR	5
Company Securities	12
Company Stock Plans	76
Company Termination Payment	76
Confidentiality Agreement	54
Consent Order	76
Contagion Event	76
Continuing Employees	55
Contract	18
control	76
Copyleft Terms	76
COVID-19	76
COVID-19 Measures	76
Debt Default	32
Debt Financing Sources	77
Debt Financing Sources Related Party	77
Definitive Financing Agreements	60
DGCL	1
Dissenting Shares	9
DOJ	51
Effective Time	2
End Date	69
Environmental Laws	77
ERISA	21
ERISA Affiliate	77
Exchange Act	14
Exchange Fund	6
Exchange Ratio	77
Excluded Information	65
Financial Advisor	29
Financing	33
Financing Activities	32
Financing Commitments	33
Financing Uses	34
Fraud	77
FTC	51
GAAP	77
Governmental Entity	14

-iv-

Hazardous Materials	78
HSR Act	15
Indebtedness	78
Indemnified Parties	57
Information Statement	26
Intellectual Property	78
Intervening Event	48
Intervening Event Notice	46
Intervening Event Notice Period	47
IRS	21
IT Assets	78
Knowledge	79
Law	79
Licenses	15
Liens	24
Majority Stockholders	1
Marketing Period	79
Material Adverse Effect	80
Material Contract	20
Merger	1
Merger Sub	1
Non-U.S. Company Plan	21
Organizational Documents	11
Parent	1
Parent 401(k) Plan	57
Parent Common Stock	4
Parent Debt Documents	80
Parent Disclosure Letter	30
Parent Material Adverse Effect	68
Parent Related Parties	72
Parent Restricted Share	4
Parent Revolving Credit Facility	81
Parent RSU	4
Parties	1
Party	1
Paying Agent	6
Per Share Merger Consideration	3
Permanent Financing	81
Permitted Liens	24

Person	81
Preferred Stock	11
Proceeding	57
Proprietary Software	81
Proxy Statement	26
PUHCA	30
Recommendation	14
Release	81
Representatives	43
Required Information	81
Sanctioned Jurisdiction	81
Sanctioned Person	82
Sanctions	82
SEC	16
SEC Reports	16
Securities Act	16
Share	3
Signing Date Financing Commitment Amount	60
Software	82
Stockholders Meeting	42
subsidiaries	82
Superior Proposal	47
Surviving Corporation	2
Tax Return	83
Taxes	82
Trade Control Law	83
Trade Secrets	78
Transaction Documents	83
Transaction Litigation	59
Transfer Taxes	83
Unrestricted Cash	83
Voting and Support Agreement	1
WARN Act	23
Warrant Agreement	83
Willful Breach	83
Written Consent	42
Written Consent Delivery Time	42

-v-

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of December 6, 2022 (this “Agreement”), is entered into by and among Vivint Smart Home, Inc., a Delaware corporation (the “Company”), NRG Energy, Inc., a Delaware corporation (“Parent”), and Jetson Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub” and, together with the Company and Parent, the “Parties” and each, a “Party”).

RECITALS

WHEREAS, the respective Boards of Directors of Parent and Merger Sub have approved and declared advisable this Agreement and the merger of Merger Sub with and into the Company (the “Merger”) with the Company surviving the Merger on the terms and subject to the conditions set forth in this Agreement and have authorized the execution and delivery hereof;

WHEREAS, the Board of Directors of the Company has unanimously (i) determined that it is in the best interests of the Company and the stockholders of the Company, and declared it advisable, to enter into this Agreement with Parent and Merger Sub providing for the Merger in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), (ii) approved this Agreement and the transactions contemplated hereby in accordance with the DGCL and (iii) adopted a resolution recommending this Agreement be adopted by the stockholders of the Company;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, Parent and certain stockholders of the Company holding at least a majority of the issued and outstanding Shares (the “Majority Stockholders”) are entering into a Voting and Support Agreement (the “Voting and Support Agreement”) pursuant to which, among other things, such stockholders have agreed, subject to the terms and conditions set forth in the Voting and Support Agreement, to vote or cause to be voted any Shares beneficially owned by the Majority Stockholders in favor of adoption of this Agreement and the Merger and the other transactions contemplated hereby at any meeting of the stockholders of the Company held to adopt this Agreement as may be required under certain circumstances pursuant to the terms of this Agreement; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Parties agree as follows:

Article I

THE MERGER

Section 1.1          The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”) and a wholly owned subsidiary of Parent, and the separate corporate existence of the Company, with all of its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger, except as set forth in Article II. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Company as the Surviving Corporation and all claims, obligations, debts, liabilities and duties of the Company and Merger Sub shall become the claims, obligations, debts, liabilities and duties of the Company as the Surviving Corporation. The Merger shall have the effects set forth in this Agreement and specified in the DGCL.

Section 1.2          Closing. The closing of the Merger (the “Closing”) shall take place at the offices of White & Case LLP, 1221 Avenue of the Americas, New York, New York 10020, at 9:00 a.m., New York City time, or by the electronic exchange of documents, in either case, on the third Business Day following the day on which the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) have been satisfied or waived in accordance with this Agreement or at such other time and place as the Company and Parent may agree in writing; provided, that, if the Marketing Period has not ended at least two Business Days prior to the time the Closing would otherwise have been required to occur pursuant to the foregoing, unless otherwise agreed in writing by the Parties, the Parties shall not be required to effect the Closing until the earlier of (i) a Business Day during the Marketing Period specified by Parent on no less than three Business Days’ prior written notice to the Company and (ii) the second Business Day following the final day of the Marketing Period, subject to the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing). The date on which the Closing occurs is referred to herein as the “Closing Date”.

Section 1.3          Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company and Parent will cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”), to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with Section 251 of the DGCL. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by the Company and Parent in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 1.4          Certificate of Incorporation; Bylaws.

(a)            At the Effective Time, the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated in its entirety to read as set forth in Exhibit A attached hereto, and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation, until thereafter amended or restated as provided therein and by applicable Law, in each case consistent with the obligations set forth in Section 6.10.

(b)            At the Effective Time, and without any further action on the part of the Company and Merger Sub, the bylaws of the Company shall be amended and restated in their entirety to read as set forth in the bylaws of Merger Sub in effect as of immediately prior to the Effective Time (except that references therein to the name of Merger Sub shall be replaced by references to the name of the Surviving Corporation) and, as so amended and restated, shall be the bylaws of the Surviving Corporation until thereafter amended or restated as provided therein, by the certificate of incorporation of the Surviving Corporation and by applicable Law, in each case consistent with the obligations set forth in Section 6.10.

Section 1.5          Directors and Officers.

(a)            The Parties shall take all actions reasonably necessary to cause the directors of Merger Sub at the Effective Time to be the directors of the Surviving Corporation immediately following the Effective Time, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and the bylaws of the Surviving Corporation and applicable Law.

(b)            The officers of the Company at the Effective Time shall be the officers of the Surviving Corporation immediately following the Effective Time until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation and applicable Law.

Article II

EFFECT OF THE MERGER ON THE CAPITAL STOCK
OF THE CONSTITUENT CORPORATIONS

Section 2.1         Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any of the following securities:

(a)            Merger Consideration. Each share of Common Stock (each such share, a “Share”) issued and outstanding immediately prior to the Effective Time (other than (i) Shares owned by Parent, Merger Sub or any other wholly owned subsidiary of Parent immediately prior to the Effective Time and Shares owned by the Company or any wholly owned subsidiary of the Company immediately prior the Effective Time (including Shares held in treasury by the Company but excluding, for the avoidance of doubt, any Shares held on behalf of third parties) (collectively, the “Cancelled Shares”), and (ii) the Dissenting Shares (as defined below)) shall be converted automatically into and shall thereafter represent the right to receive $12.00 per share in cash, without interest (the “Per Share Merger Consideration”). At the Effective Time, all of the Shares that have been converted into a right to receive the Per Share Merger Consideration as provided in this Section 2.1(a) shall no longer be outstanding, shall be cancelled and extinguished automatically and shall cease to exist, and each former holder of Shares that were outstanding immediately prior to the Effective Time will cease to have any rights with respect to such Shares, except for the right to receive the Per Share Merger Consideration to be paid in consideration therefor in accordance with this Article II.

(b)            Cancellation of Cancelled Shares. Each Cancelled Share shall cease to be outstanding, be cancelled without any conversion thereof or payment of any consideration therefor and shall cease to exist.

(c)            Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub, issued and outstanding immediately prior to the Effective Time, shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 2.2          Treatment of Company Equity Awards.

(a)            Treatment of Company Restricted Stock. Immediately prior to the Effective Time, each share of restricted Common Stock then outstanding under the Company Stock Plans (a “Company Rollover Restricted Share”) shall, automatically and without any required action on the part of the holder thereof, be converted into a share (or a fraction thereof) or shares of Parent restricted stock (a “Parent Restricted Share”) at the Exchange Ratio (rounded down to the nearest whole share after aggregating all Parent Restricted Shares and fractions thereof granted to such holders of Company Rollover Restricted Shares pursuant to this Section 2.2(a)). Each Parent Restricted Share shall be subject to the same terms and conditions (including vesting and treatment upon termination terms) as applied to the corresponding Company Rollover Restricted Stock immediately prior to the Effective Time.

(b)            Treatment of Company Rollover RSUs. Immediately prior to the Effective Time, each outstanding restricted stock unit under the Company Stock Plans (a “Company RSU”) other than a Company PSU or Cash-Out RSU (such Company RSU, a “Company Rollover RSU”) shall, automatically and without any required action on the part of the holder thereof, be converted into a restricted stock unit award (a “Parent RSU”) in respect of that number of shares of common stock, par value $0.01 per share, of Parent (“Parent Common Stock”) (rounded down to the nearest whole share) equal to the product of (i) the number of Shares subject to such Company Rollover RSU immediately prior to the Effective Time and (ii) the Exchange Ratio. Except as expressly provided in this Section 2.2(b), each Parent RSU granted pursuant to this Section 2.2(b) shall be subject to the same terms and conditions (including vesting and treatment upon termination terms) as applied to the corresponding Company Rollover RSU immediately prior to the Effective Time; provided, that any Parent RSU corresponding to a Company Rollover RSU that would be eligible to vest prior to or on March 31, 2023 based on continued employment or service shall vest immediately following the Closing.

(c)            Treatment of Company PSUs. Immediately prior to the Effective Time, each outstanding restricted stock unit under the Company Stock Plans which remains subject to performance-based vesting conditions as of immediately prior to the Effective Time (a “Company PSU”) shall, automatically and without any required action on the part of the holder thereof, be converted into a Parent RSU in respect of that number of shares of Parent Common Stock (rounded down to the nearest whole share) equal to the product of (i) the number of Shares subject to such Company PSUs immediately prior to the Effective Time at target performance levels and (ii) the Exchange Ratio. Except as expressly provided in this Section 2.2(c), each such Parent RSU granted pursuant to this Section 2.2(c) shall be subject to the same terms and conditions (including vesting and treatment upon termination terms) as applied to the corresponding Company PSU immediately prior to the Effective Time (excluding any performance-based conditions); provided, that any Parent RSU corresponding to a Company PSU that would be eligible to vest prior to or on March 31, 2023 based on continued employment or service shall vest immediately following the Closing. For the avoidance of doubt, any unvested Company PSUs described on Section 2.2(c) of the Company Disclosure Letter shall be cancelled at the Effective Time for no consideration in accordance with Section 3(c)(vi) of the agreement referred to therein.

(d)            Treatment of Company Cash-Out RSUs. Immediately prior to the Effective Time, each outstanding restricted stock unit under the Company Stock Plans held by a director of the Company who is not also a current employee of the Company (a “Company Cash-Out RSU”) shall, automatically and without any required action on the part of the holder thereof, become immediately vested and be cancelled and shall only entitle the holder of such Company Cash-Out RSU to receive (without interest), at or promptly after the Effective Time, an amount in cash equal to (x) the total number of Shares subject to such Company Cash-Out RSU immediately prior to the Effective Time multiplied by (y) the Per Share Merger Consideration, less applicable Taxes required to be withheld with respect to such payment (to the extent applicable).

(e)            Treatment of Company SARs. Immediately prior to the Effective Time, each outstanding stock appreciation right (a “Company SAR”) under the Company Stock Plans shall, automatically and without any required action on the part of the holder thereof, become immediately vested and be cancelled and shall only entitle the holder of such Company SAR to receive (without interest), at or promptly after the Effective Time, an amount in cash equal to (x) the total number of Shares subject to such Company SAR immediately prior to the Effective Time multiplied by (y) the excess, if any, of the Per Share Merger Consideration over the grant price per share of Common Stock under such Company SAR, less applicable Taxes required to be withheld with respect to such payment. For the avoidance of doubt, any Company SAR which has a per Share grant price that is greater than or equal to the Per Share Merger Consideration shall be cancelled at the Effective Time for no consideration or payment.

(f)            Corporate Actions. At or prior to the Effective Time, the Company, the Board of Directors of the Company and the Compensation Committee of the Board of Directors of the Company, as applicable, shall adopt any resolutions to effectuate the provisions of this Section 2.2.

(g)            Payment for Company Equity Awards. On the Closing Date, Parent will deposit (or cause to be deposited) with the Company, by wire transfer of immediately available funds, the aggregate amount owed to holders of Company Equity Awards and any associated payroll taxes then payable. As promptly as reasonably practicable following the Closing Date, but in no event later than five Business Days following the Closing Date, the applicable former holders of Company Equity Awards will receive a payment from the Surviving Corporation, through its payroll system or payroll provider, of all amounts required to be paid to such former holders in respect of Company Equity Awards that were cancelled and converted pursuant to this Sections 2.2 (after giving effect to any required Tax withholdings as provided in Section 2.3(e)). Notwithstanding the foregoing, if any payment owed to a holder of Company Equity Awards pursuant to this Section 2.2 cannot be made through the Surviving Corporation’s payroll system or payroll provider, then the Surviving Corporation will issue a check for such payment to such holder (less applicable withholding taxes), which check will be sent by courier to such holder promptly following the Closing Date (but in no event more than five Business Days thereafter). Notwithstanding the foregoing, to the extent that payments in respect of Company Equity Awards are owed to non-employee directors of the Company, such amounts shall be on the Closing Date by Parent, by wire transfer of immediately available funds.

Section 2.3         Surrender of Shares.

(a)            Paying Agent. Prior to the Effective Time, Parent or Merger Sub shall enter into an agreement in form and substance reasonably acceptable to the Company with a paying agent selected by Parent with the Company’s prior written approval, which approval shall not be unreasonably conditioned, withheld or delayed, to act as agent for the stockholders of the Company in connection with the Merger (the “Paying Agent”) to receive payment of the aggregate Per Share Merger Consideration to which the stockholders of the Company shall become entitled pursuant to Section 2.1(a). At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent, a cash amount in immediately available funds that, when taken together with cash available on the Company’s balance sheet that is deposited with the Paying Agent at the Effective Time, is sufficient in the aggregate to provide all funds necessary for the Paying Agent to pay the aggregate Per Share Merger Consideration in exchange for all of the Shares outstanding immediately prior to the Effective Time (other than the Cancelled Shares and Dissenting Shares) (such cash being hereinafter referred to as the “Exchange Fund”) in trust for the benefit of the holders of the Shares that will be converted into the right to receive the Per Share Merger Consideration pursuant to Section 2.1(a). With respect to any Dissenting Shares, Parent shall not be required to deposit or cause to be deposited with the Paying Agent funds sufficient to pay the Per Share Merger Consideration that would be payable in respect of such Dissenting Shares if such Dissenting Shares were not Dissenting Shares. The Paying Agent shall invest the Exchange Fund as reasonably directed by Parent and in any event in accordance with the terms of the agreement with the Paying Agent referred to above. To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt cash payment of the aggregate Per Share Merger Consideration as contemplated hereby, Parent shall promptly replace or restore, or cause to be replaced or restored, the cash in the Exchange Fund lost through such investments or other events so as to ensure that the Exchange Fund is at all times maintained at a level sufficient to make such cash payments. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable under Section 2.1(a) shall be promptly returned to Parent or the Surviving Corporation, as requested by Parent. The funds deposited with the Paying Agent pursuant to this Section 2.3(a) shall not be used for any purpose other than as contemplated by this Section 2.3(a).

(b)            Exchange Procedures.

(i)            Transmittal Materials. Promptly after the Effective Time (and in any event within two Business Days thereafter), the Surviving Corporation shall cause the Paying Agent to mail or otherwise provide to each former holder of record of Shares represented by a certificate or certificates that immediately prior to the Effective Time represented outstanding Shares, if any (“Certificates”), and, if required by the Paying Agent, each former holder of record of Shares held in book-entry form (“Book-Entry Shares”) (other than holders of Cancelled Shares and Dissenting Shares) (A) transmittal materials, including a letter of transmittal in customary form as agreed by the Parties, specifying that delivery shall be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates to the Paying Agent or, with respect to Book-Entry Shares, only upon delivery of an “agent’s message” regarding the book-entry transfer of Bank-Entry Shares (or such other evidence, if any, of the book-entry transfer of Book-Entry Shares as the Paying Agent may reasonably request), such transmittal materials to be in such form and have such other provisions as Parent and the Company may reasonably agree, and (B) customary instructions for use in effecting the surrender of the Certificates or Book-Entry Shares, as applicable, in exchange for the Per Share Merger Consideration.

(ii)            Certificates. Upon surrender of Certificates to the Paying Agent, together with a letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required pursuant to such instructions (as applicable), each holder of record of one or more Shares represented by Certificates, if any, shall be entitled to receive, and Parent shall cause the Paying Agent to pay and deliver as promptly as reasonably practicable after such surrender of the applicable Certificates, a cash amount in immediately available funds (after giving effect to any required Tax withholdings as provided in Section 2.3(e)) equal to the product obtained by multiplying (A) the number of Shares represented by such Certificates by (B) the Per Share Merger Consideration, and the Certificates so surrendered shall immediately be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates.

(iii)            Book-Entry Shares. Notwithstanding anything to the contrary contained in this Agreement, any holder of Book-Entry Shares will not be required to deliver a Certificate to receive the Per Share Merger Consideration. In lieu thereof, each holder of record of one or more Book-Entry Shares (other than Cancelled Shares and Dissenting Shares) shall upon receipt by the Paying Agent of evidence, if any, of the transfer of Book-Entry Shares as the Paying Agent may reasonably request be entitled to receive, and Parent shall cause the Paying Agent to pay and deliver as promptly as reasonably practicable after the Effective Time or, if such evidence of transfer is reasonably requested by the Paying Agent, after receipt of such evidence of transfer, a cash amount in immediately available funds (after giving effect to any required Tax withholdings as provided in Section 2.3(e)) equal to the product obtained by multiplying (A) the number of such Book-Entry Shares by (B) the Per Share Merger Consideration, and the Book-Entry Shares so surrendered shall immediately be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Book-Entry Shares.

(iv)            Unrecorded Transfers; Other Payments. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company or if payment of the Per Share Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificates are registered, a check for any cash to be exchanged upon due surrender of the Certificates may be issued to such transferee or other Person if the Certificates formerly representing such Shares so surrendered are properly endorsed or otherwise in proper form and accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable transfer or other similar Taxes have been paid or are not applicable. Payment of the Per Share Merger Consideration with respect to Book-Entry Shares will only be made to the Person in whose name such Book-Entry Shares are registered.

(v)            No Further Rights. Until surrendered as contemplated by this Section 2.3(b), each Certificate and Book-Entry Share (other than Cancelled Shares and Dissenting Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender (together, if applicable, with a letter of transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may reasonably be required pursuant to such instructions (as applicable)), the applicable Per Share Merger Consideration as contemplated by this Article II. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of Shares for the Per Share Merger Consideration.

(vi)            Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder of the Shares formerly represented by that Certificate, or by a representative of that holder, in each case, claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will, if such holder has otherwise delivered a letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required pursuant to such instructions (as applicable), pay, in exchange for such lost, stolen or destroyed Certificate, the Per Share Merger Consideration to be paid in respect of the Shares formerly represented by such Certificate as contemplated by this Article II.

(c)            Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the former holders of Shares for 12 months after the Effective Time shall be delivered to the Surviving Corporation upon demand. Any holder of Shares represented by Certificates or Book-Entry Shares (other than Cancelled Shares and Dissenting Shares) who has not theretofore complied with this Article II shall thereafter be entitled to look to the Surviving Corporation for payment of the Per Share Merger Consideration (after giving effect to any required Tax withholdings as provided in Section 2.3(e)) upon delivery of evidence of Certificates or Book-Entry Shares acceptable to the Surviving Corporation, without any interest thereon in accordance with the provisions set forth in Section 2.3(b), and the Surviving Corporation shall remain liable for (subject to applicable abandoned property, escheat or other similar Laws) payment of such holder’s claim for the Per Share Merger Consideration payable upon due surrender of its Certificates or Book-Entry Shares. Notwithstanding anything to the contrary herein, none of the Surviving Corporation, Parent, the Company, the Paying Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. Any amounts remaining unclaimed by such holders immediately prior to such time at which such amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by applicable Law, the property of the Surviving Corporation, free and clear of all claims of interest of any Person previously entitled thereto.

(d)            Transfers. From and after the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any evidence of a Certificate or Book-Entry Share is presented, and acceptable, to the Surviving Corporation, Parent or the Paying Agent for transfer, subject to compliance with the procedures set forth in this Article II, it shall be cancelled and exchanged for the cash amount in immediately available funds to which the holder thereof is entitled pursuant to Section 2.1(a) (without interest and less applicable withholding Taxes). The Per Share Merger Consideration paid upon surrender of Certificates or receipt by the Paying Agent of an “agent’s message”, if applicable, or such other evidence of transfer reasonably requested by the Paying Agent in the case of Book-Entry Shares in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificates or Book-Entry Shares, as applicable.

(e)            Withholding Rights. Each of the Paying Agent, Parent and the Surviving Corporation (and any agent thereof) shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement (including to any holder of Shares or Company Equity Awards), such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any other applicable state, local or foreign Tax Law. To the extent that amounts are so deducted or withheld by the Paying Agent, Parent, or the Surviving Corporation (or any agent thereof), as the case may be, such deducted or withheld amounts (i) shall be remitted by the Paying Agent, Parent or the Surviving Corporation, as applicable, to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of Shares or Company Equity Awards (as the case may be) in respect of which such deduction and withholding was made by the Paying Agent, the Surviving Corporation or Parent, as the case may be.

Section 2.4         Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, if required by the DGCL (but only to the extent required thereby) any Shares that are issued and outstanding immediately prior to the Effective Time and that are held by holders who have not voted such Shares in favor of the adoption of this Agreement and who are entitled to and have properly demanded (or for which the beneficial owner thereof has properly demanded) appraisal rights with respect thereto in accordance with Section 262 of the DGCL, have complied (and, to the extent applicable, the beneficial owner of such Shares has complied) in all respects with Section 262 of the DGCL and have not effectively withdrawn such demand (collectively, “Dissenting Shares”) shall not be converted into the right to receive the Per Share Merger Consideration as provided in Section 2.1(a), unless and until such holder (or beneficial owner) shall have effectively withdrawn or otherwise lost or failed to perfect such Person’s right to appraisal or payment under the DGCL, at which time such Shares shall be treated as if they had been converted into and become exchangeable for the right to receive, as of the Effective Time, the Per Share Merger Consideration as provided in Section 2.1(a), without interest and after giving effect to any required Tax withholdings pursuant to Section 2.3(e) and such Shares shall not be deemed Dissenting Shares, and such holder (and any applicable beneficial owners) thereof shall cease to have any other rights with respect to such Shares. Each Dissenting Share shall no longer be outstanding, shall automatically be canceled and extinguished and shall cease to exist at the Effective Time, and each holder and beneficial owner of Dissenting Shares shall cease to have any further rights with respect to such Dissenting Shares other than the right of such holder entitled to receive only the payment of the fair value of such Dissenting Shares in accordance with the provisions of, and as provided by, Section 262 of the DGCL with respect to such Dissenting Shares unless and until such Person shall have effectively withdrawn or otherwise lost or failed to perfect such Person’s right to appraisal or payment under the DGCL. The Company shall give Parent prompt written notice of any written demands for appraisal or withdrawals of such demands, and any other instruments served pursuant to applicable Law that are received by the Company relating to stockholders’ rights of appraisal. The Company shall not, except with the prior written consent of Parent, and prior to the Effective Time, Parent shall not, except with the prior written consent of the Company, make any payment with respect to any demands for appraisal or offer to settle or compromise, or settle or compromise or otherwise negotiate, any such demands, or approve any withdrawal of any such demands, or waive any failure to timely deliver a written demand for appraisal or otherwise to comply with the provisions under Section 262 of the DGCL, or agree to do any of the foregoing.

Section 2.5         Adjustments. Notwithstanding anything to the contrary herein, in the event that the number of Shares or securities convertible or exchangeable into or exercisable for Shares issued and outstanding after the date hereof and prior to the Effective Time shall have been changed into a different number of Shares or securities or a different class as a result of a reclassification, stock split (including a reverse stock split), combination, stock dividend or distribution, recapitalization, subdivision, merger, issuer tender or exchange offer, or other similar transaction, then the Per Share Merger Consideration shall be equitably adjusted to provide to Parent, holders of Shares and holders of Company Equity Awards the same economic effect as contemplated by this Agreement prior to such event; provided that nothing in this Section 2.5 shall be construed to permit the Company, any subsidiary of the Company or any other Person to take any action that is otherwise prohibited by the terms of this Agreement.

Article III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Merger Sub that, except (i) as disclosed in the SEC Reports filed with, or furnished to, the SEC on or after January 1, 2020 and prior to the date of this Agreement (excluding any disclosures set forth in the SEC Reports under the captions “Risk Factors” or “Forward-Looking Statements” to the extent they are cautionary, predictive or forward-looking in nature), it being acknowledged and agreed that nothing disclosed in the SEC Reports will be deemed to modify or qualify the representations and warranties set forth in Section 3.1, Section 3.3, or Section 3.4, or (ii) as set forth on the corresponding sections or subsections of the disclosure letter delivered to Parent by the Company concurrently with entering into this Agreement (the “Company Disclosure Letter”), it being acknowledged and agreed that disclosure of any item in any sections or subsection of the Company Disclosure Letter shall also be deemed disclosure with respect to any other section or subsection of this Agreement to the extent that the relevance of such item is reasonably apparent:

Section 3.1         Organization and Qualification; Subsidiaries. Each of the Company and its subsidiaries is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except in the case of the Company’s subsidiaries (but not the Company or Vivint, Inc.) where the failure to be so organized, existing or, to the extent such concept is applicable, in good standing, would not, individually or in the aggregate, reasonably be expected to (a) have a Material Adverse Effect or (b) prevent or materially delay the consummation by the Company of the transactions contemplated by this Agreement. Each of the Company and its subsidiaries is qualified to do business and, to the extent such concept is applicable, is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or present conduct of its business requires such qualification, except where the failure to be so qualified or, to the extent such concept is applicable, in good standing, would not, individually or in the aggregate, reasonably be expected to (a) have a Material Adverse Effect or (b) prevent or materially delay the consummation by the Company of the transactions contemplated by this Agreement. Section 3.1 of the Company Disclosure Letter sets forth (i) each of the Company’s subsidiaries and the ownership interest of the Company in each such subsidiary, as well as the ownership interest of any other Person or Persons in each such subsidiary and (ii) the jurisdiction of organization of each such subsidiary. Except as set forth on Section 3.1 of the Company Disclosure Letter, neither the Company nor any of its subsidiaries owns, directly or indirectly, any capital stock or voting securities of, or other equity interests in, or has any direct or indirect equity participation or similar interest in or any interest convertible into or exchangeable or exercisable for, any capital stock or voting securities of, or other equity interests in, any other Person.

Section 3.2         Organizational Documents. The Company has furnished or otherwise made available to Parent, prior to the date hereof, a correct and complete copy of the Company’s certificate of incorporation as amended and currently in effect (the “Certificate of Incorporation”), and the Company’s amended and restated bylaws as currently in effect (the “Bylaws”), and the equivalent organizational or governing documents, as currently in effect (excluding amendments that are not material), of each of the Company’s material subsidiaries (together with the Certificate of Incorporation and the Bylaws, collectively, the “Organizational Documents”), and each of the Organizational Documents is in full force and effect. Assuming the accuracy of the representation set forth in Section 4.9, the Company and its subsidiaries are not in violation of any of the provisions of the Organizational Documents in any material respect.

Section 3.3         Capitalization. The authorized capital stock of the Company consists of (i) 3,000,000,000 shares of Class A common stock, par value $0.0001 per share (the “Common Stock”), and (ii) 300,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”).

(a)            As of the close of business on November 30, 2022 (the “Capitalization Date”):

(i)            no shares of Preferred Stock were issued or outstanding or held by the Company in its treasury;

(ii)            no Shares were held by any wholly owned subsidiary of the Company;

(iii)            213,388,829 Shares were issued and outstanding (excluding Company Restricted Shares) and no Shares were held by the Company in its treasury;

(iv)            there were (A) 9,543 Company Restricted Shares issued and outstanding, (B) 13,622,669 Shares reserved for issuance pursuant to outstanding unsettled Company RSUs, (C) 5,477,814 Shares reserved for issuance pursuant to outstanding unsettled Company PSUs (calculated based on deemed target-level performance achievement for PSUs to the extent the applicable performance period has not expired as of the Capitalization Date and actual-level performance achievement for all other PSUs (calculated in accordance with the terms of each PSU)), (D) 1,432,864 Shares reserved for issuance pursuant to outstanding unexercised Company SARs (with a weighted average exercise price per Share of $17.84), in each such case of clauses (A) through (D), as granted or provided for under the Company Stock Plan, along with the applicable award agreements with respect to which any Company Equity Awards have been issued thereunder, and pursuant to which any Company Equity Awards are outstanding, (E) excluding Shares reserved for issuance as described in the foregoing clauses (B), (C) and (D) and excluding Shares reserved for issuance under the Company Stock Plan but with respect to which there are no outstanding Company Equity Awards, no other Shares are reserved in connection with any other outstanding Company Equity Awards, and (F) 5,933,334 Shares reserved for issuance pursuant to the outstanding private placement warrants issued under the Warrant Agreement;

(b)            From the close of business on the Capitalization Date, no Company Equity Awards have been granted and no Shares have been issued, except for Shares issued pursuant to the vesting or settlement of Company RSUs, the vesting or settlement of Company PSUs or the exercise, vesting or settlement of Company SARs, in each case in accordance with the terms of the applicable Company Stock Plan. Except (x) as set forth in Section 3.3(a), (y) for issuances expressly permitted by Section 5.1(b)(iii) of the Company Disclosure Letter and (z) for the equity interests and other securities of any subsidiary of the Company set forth on Section 3.3(b) of the Company Disclosure Letter, (i) there are not outstanding or authorized any (A) shares of capital stock or other voting securities of the Company or its subsidiaries, other than Shares that have become outstanding after the Capitalization Date, which were reserved for issuance as of the Capitalization Date as set forth in Section 3.3(a), (B) securities of the Company or its subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of the Company or its subsidiaries, or (C) subscriptions, options, warrants, calls, phantom stock, equity appreciation or other similar rights, agreements, arrangements, understandings or commitments to acquire from the Company or its subsidiaries, or obligations of the Company or its subsidiaries to issue or sell, any capital stock, voting securities, securities convertible into, exercisable for, or exchangeable for, or giving any Person a right to subscribe for or acquire, any capital stock, voting securities or any other equity interests of the Company or any of its subsidiaries (collectively, “Company Securities”) and (ii) there are no outstanding contractual obligations of the Company or its subsidiaries to (A) repurchase, redeem or otherwise acquire any Company Securities or (B) grant, extend or enter into any subscription, option, warrant, call, convertible securities or other similar right, agreement, arrangement, understanding or commitment with respect to Company Securities. All outstanding Shares, and all Shares reserved for issuance as noted in Section 3.3(a), when issued in accordance with the respective terms thereof, are or will be duly authorized, validly issued, fully paid and non-assessable, and are not subject to and were not issued in violation of any pre-emptive rights, purchase options, call or right of first refusal or similar rights. Each of the outstanding shares of capital stock or other equity interests of each of the Company’s subsidiaries is duly authorized, validly issued, fully paid and non-assessable and, except as set forth on Section 3.3(b) of the Company Disclosure Letter, all such shares or other equity interests are owned by the Company or a subsidiary of the Company and are owned free and clear of all Liens, agreements, transfer restrictions, limitations in voting rights, charges or other encumbrances of any nature whatsoever, except in each case for Permitted Liens or for transfer restrictions of general applicability arising under securities laws. Neither the Company nor any of its subsidiaries has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

(c)            The Company has made available to Parent a complete and correct list, as of the Capitalization Date, of each outstanding Company Equity Award, including, with respect to each such award, as applicable, (i) the grant date, (ii) the name of the holder thereof, (iii) the number of Shares subject to such award or, in the case of a Company PSU in respect of which the applicable performance period has not expired as of the Capitalization Date, the target number of Shares subject to such award, (iv) the Company Stock Plan under which the Company Equity Award was granted, (v) the number of vested and unvested Shares subject to such award, (vi) the exercise price, in the case of a Company SAR, (vii) the expiration date, if any, and (viii) in the case of a Company Equity Award that vests solely based on continued service, the vesting schedule of such Company Equity Award. There are 34,915,037 Shares reserved for issuance under the Company Stock Plan with respect to which no Company Equity Awards have been granted (or, if previously granted, the applicable Company Equity Award is no longer outstanding and the associated Shares are available in connection with a grant of a new Company Equity Award).

Section 3.4         Authority. Assuming the accuracy of the representation set forth in Section 4.9, the Company has all requisite corporate power and authority, and has taken all corporate action necessary, to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated hereby, subject only to the affirmative vote (in person or by proxy or by written consent, including by obtaining the Written Consent) of the holders of a majority all of the outstanding Shares to adopt this Agreement (the “Company Requisite Vote”) and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub and the accuracy of the representation set forth in Section 4.9, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the effects of applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing (the “Bankruptcy and Equity Exception”). The Board of Directors of the Company, at a duly called and held meeting, has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, fair to and in the best interests of the Company and the Company’s stockholders, (ii) adopted this Agreement and approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, (iii) subject to the terms of this Agreement, resolved to recommend that the stockholders of the Company vote in favor of the adoption of this Agreement and the Merger (the “Recommendation”), and (iv) directed that in the event the Written Consent is not delivered to Parent in accordance with Section 6.1, and Parent does not terminate this Agreement in accordance with Section 8.1(e)(iii), the adoption of this Agreement be submitted to a vote of the stockholders of the Company at a Stockholders Meeting called and held for their adoption and approval. The only vote of the stockholders of the Company required to adopt and approve this Agreement and the transactions contemplated hereby is the Company Requisite Vote.

Section 3.5         No Conflict; Required Filings and Consents.

(a)            Except as set forth on Section 3.5(a) of the Company Disclosure Letter, and assuming the accuracy of the representations set forth in Section 4.3(c) and Section 4.9 and compliance with the covenants set forth in Section 5.3 and Section 6.16(a), the execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated hereby do not and will not (i) breach, violate or conflict with the Organizational Documents, (ii) assuming that all consents, approvals and authorizations contemplated by subsection (b) below have been obtained, all filings described in such clauses have been made and the Company Requisite Vote has been obtained, conflict with, breach or violate any Law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which its or any of their respective properties or assets are bound or (iii) result in any breach or violation of or constitute a default (or an event which with or without notice or lapse of time or both would become a default), require a consent or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, or result in the creation of a Lien (except a Permitted Lien) on any of the assets or properties (including Intellectual Property) of the Company pursuant to, any Contract to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or their respective assets or properties (including Intellectual Property) are bound, except, in the case of clauses (ii) and (iii), for any such conflict, violation, breach, default, loss, right or other occurrence which would not, individually or in the aggregate, reasonably be expected to (A) have a Material Adverse Effect or (B) prevent or materially delay the consummation by the Company of the transactions contemplated by this Agreement.

(b)            Subject to the accuracy of Parent’s and Merger Sub’s representations set forth in Section 4.3(b), the execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated hereby by the Company do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any governmental, quasi-governmental or regulatory (including stock exchange) authority, agency, court, commission or other governmental body, whether foreign or domestic, of any country, nation, republic, federation or similar entity or any state, county, parish or municipality, jurisdiction or other political subdivision thereof (each, a “Governmental Entity”), except for (i) compliance with the applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder (including the filing of the Information Statement or, if applicable, the Proxy Statement), and state securities, takeover and “blue sky” laws, (ii) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (iii) compliance with the applicable requirements of the New York Stock Exchange, (iv) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL, and (v) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not reasonably be expected to (A) prevent or materially delay the consummation by the Company of the transactions contemplated by this Agreement or (B) have, individually or in the aggregate, a Material Adverse Effect.

Section 3.6         Compliance.

(a)            Neither the Company nor any of its subsidiaries is in violation, nor since the Applicable Date has been in violation, of any Law applicable to the Company or any of its subsidiaries, except for violations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and its subsidiaries have all permits, licenses, authorizations, exemptions, orders, consents, approvals and franchises from Governmental Entities required by Law to conduct their respective businesses and own, lease and operate their respective assets and properties as being conducted as of the date hereof and as of the Effective Time (“Licenses”), except for any such Licenses the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Since the Applicable Date, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company and its subsidiaries have maintained, and have been in compliance with all material terms and conditions of, all Licenses and all Licenses are in full force and effect, and (ii) no default on the part of the Company or its subsidiaries has occurred under, and, to the Knowledge of the Company, there exists no event that, with or without notice, lapse of time or both, would reasonably be expected to result in a default under, or would give to others any right of revocation, non-renewal, adverse modification or cancellation of, any License.

(b)            Except as would not reasonably be expected to have, individually or in the aggregate, a material and adverse effect on the Company and its subsidiaries, taken as a whole, for the preceding five years, none of the Company nor any of its subsidiaries nor any of its or their respective directors or officers, nor, to the Knowledge of the Company, agent, employee or other Person acting on behalf of the Company or any of its subsidiaries, in their capacity as such, (i) is or has been in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 or any other similar applicable Law that prohibits corruption or bribery (collectively, “Anti-Corruption Laws”) or (ii) has directly or indirectly made, offered, agreed, requested or taken any other act in furtherance of an offer, promise or authorization of any unlawful bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment in violation of any of the applicable Anti-Corruption Laws. The Company and, where applicable, its subsidiaries have instituted and maintain policies and procedures reasonably designed to ensure compliance with the Anti-Corruption Laws.

(c)            The Company is not in material violation of the Consent Order and, prior to Closing, is solely responsible for satisfying any and all requirements under the Consent Order relating to this Merger.

Section 3.7         Sanctions; Export Controls. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a)            Neither the Company nor any of its subsidiaries nor any of its or their respective officers, managers, directors, or employees nor, to the Knowledge of the Company, agents or other Representatives acting on behalf of the Company or any of its subsidiaries is (i) a Sanctioned Person, (ii) subject to any list-based designations under any Trade Control Law, or (iii) knowingly engaged, directly or indirectly, in any dealings or transactions on behalf of, with, or otherwise involving any Sanctioned Person in violation of any Trade Control Laws.

(b)            Neither the Company nor any of its subsidiaries nor, to the Knowledge of the Company, any of their officers, managers, directors or employees is or has been, in the past five years in violation of Trade Control Laws or Sanctions.

(c)            Neither the Company nor any of its subsidiaries (i) has, or has in the past five years had, assets, operations, or business dealings located in any Sanctioned Jurisdiction or (ii) otherwise directly or indirectly derives, or has in the past five years derived, revenue from investments, activities, or transactions in or with any Sanctioned Jurisdiction.

(d)            Neither the Company nor any of its subsidiaries, nor any of its or their respective officers, directors, employees, nor to the Knowledge of the Company, its or their respective agents or other Representatives acting on their behalf is or has been in the past five years the subject of or otherwise involved in investigations or enforcement actions by any Governmental Entity or other legal proceedings with respect to any actual or alleged violations of Trade Control Laws or Sanctions, and has not been notified of any such pending or threatened actions.

Section 3.8         SEC Filings; Financial Statements; Undisclosed Liabilities.

(a)            The Company has timely filed or furnished all forms, reports, statements, certifications and other documents (including all exhibits and other information incorporated therein, amendments and supplements thereto) in each case required to be filed or furnished on or prior to the date hereof by it with the U.S. Securities and Exchange Commission (the “SEC”) since January 1, 2021 (the “Applicable Date”) through the date hereof (all such forms, reports, statements, certificates and other documents filed since the Applicable Date, including all exhibits and other information incorporated therein, amendments and supplements thereto, collectively, the “SEC Reports”). As of their respective SEC filing dates, or, if amended or superseded by a subsequent filing made prior to the date of this Agreement, as of the date of the last such amendment or superseding filing prior to the date of this Agreement, the SEC Reports complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act of 2002, as the case may be, and the applicable rules and regulations promulgated thereunder, each as in effect on the date of any such filing. As of the time of filing with the SEC (or, if amended prior to the date of this Agreement, as of the date of such amendment), none of the SEC Reports so filed contained, when filed, any untrue statement of a material fact or omitted to state any material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent that the information in such SEC Reports has been amended or superseded by a later SEC Report filed prior to the date of this Agreement. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to any of the SEC Reports. Since the Applicable Date, the Company has been in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the New York Stock Exchange.

(b)            The audited consolidated financial statements of the Company and its subsidiaries (including all notes thereto) included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 filed with the SEC have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its subsidiaries at the respective dates thereof (taking into account the notes thereto) and the consolidated statements of operations, cash flows and stockholders’ equity for the periods indicated. The unaudited consolidated financial statements of the Company and its subsidiaries (including any related notes thereto) for all interim periods included in the Company’s quarterly reports on Form 10-Q filed with the SEC since January 1, 2022 and included in the SEC Reports have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and except for the absence of footnote disclosures and normal period-end adjustments as permitted by GAAP) and fairly present in all material respects the consolidated financial position of the Company and its subsidiaries as of the respective dates thereof (taking into account the notes thereto) and the consolidated statements of operations and cash flows for the periods indicated (subject to normal period-end adjustments as permitted by GAAP). Neither the Company nor any of its subsidiaries is a party to, or has any commitment to become a party to, any “off balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC).

(c)            The Company has established and maintains disclosure controls and procedures and internal controls over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rules 13a-15 and 15d-15 of the Exchange Act. Such disclosure controls and procedures are effective to ensure that material information required to be disclosed by the Company is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. Based on the Company’s management’s most recently completed evaluation of the Company’s internal control over financial reporting prior to the date hereof, the Company has not identified (i) any “significant deficiencies” or “material weaknesses” in the system of internal control over financial reporting utilized by the Company and its subsidiaries that has not been subsequently remediated or (ii) any fraud that involves the Company’s management or other employees who have a significant role in the preparation of financial statements or the internal control over financial reporting utilized by the Company and its subsidiaries. Since the Applicable Date, the Company’s principal executive officer and its principal financial officer have disclosed, based on their evaluation of internal control over financial reporting, to the Company’s auditors and the audit committee of the Board of Directors any instances identified by them or of which they have been made aware of “significant deficiencies,” “material weaknesses” or fraud referred to in clauses (i) or (ii) above. Since the Applicable Date, there have been no material written complaints received by the Company from a Governmental Entity regarding accounting, internal accounting controls or auditing practices of the Company or any of its subsidiaries.

(d)            Except (i) as disclosed, reflected, accrued or reserved against in the financial statements (including all notes thereto) of the Company contained in the Company’s quarterly report on Form 10-Q for the period ended September 30, 2022; (ii) for liabilities or obligations incurred in the ordinary course of business since September 30, 2022; (iii) for liabilities or obligations which have been discharged or paid in full prior to the date of this Agreement; and (iv) for liabilities or obligations incurred pursuant to the transactions contemplated by this Agreement, neither the Company nor any of its subsidiaries has any liabilities or obligations of a nature required by GAAP to be reflected in a consolidated balance sheet or disclosed in the notes thereto, other than those which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.9         Contracts.

(a)            As of the date hereof, except (w) for this Agreement, (x) for the Contracts filed no later than the Business Day immediately prior to the date hereof as exhibits to the SEC Reports, (y) for the Company Plans and (z) as set forth in Section 3.9(a) of the Company Disclosure Letter, neither the Company nor any of its subsidiaries is party to or bound by any note, bond, mortgage, indenture, contract, agreement, lease, license or other similar instrument or obligation, in each case, whether written or oral, and any amendments or supplements thereto (each, a “Contract”) that:

(i)            contains covenants binding upon the Company or any of its subsidiaries that (A) prohibit, limit or restrict or purport to prohibit, limit or restrict the ability of the Company or any of its subsidiaries to engage in any business or compete in any business or with any Person or operate in any geographic area, (B) contain “most favored nation” or “exclusivity” provisions, (C) grant any put, call, right of first refusal or right of first offer or similar right pursuant to which the Company or any of its subsidiaries would be required to purchase or sell, or offer for purchase or sale, any equity interests or assets (excluding ordinary course commitments to purchase goods, products and off-the-shelf Software) or businesses or (D) under which the Company or any of its subsidiaries has agreed to procure goods or services pursuant to any minimum purchase obligations or exclusively from any Person pursuant to a “requirements” or similar agreement, in each case, that are material to the Company and its subsidiaries, taken as a whole;

(ii)            other than with respect to any partnership that is wholly owned by the Company or any of its subsidiaries, is a joint venture, partnership or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture, in each case, that is material to the Company and its subsidiaries, taken as a whole;

(iii)            is an indenture, credit agreement, loan agreement, security agreement, guarantee, bond or other Contract pursuant to which any Indebtedness of the Company or any of its subsidiaries, in each case in excess of $1,000,000, is outstanding (or may be incurred) or secured, other than any such Contract between or among any of the Company and any of its wholly owned subsidiaries;

(iv)            requires or provides for payments by the Company or any of its subsidiaries of more than $7,500,000 in the aggregate for any fiscal year (other than Contracts subject to clause (iii) above or Contracts with legal counsel);

(v)            has resulted in payments to the Company or any of its subsidiaries of more than $7,500,000 in the aggregate for the prior fiscal year;

(vi)            (x) provides for the acquisition or disposition of any business, assets or securities having a value, or in exchange for consideration (regardless of the form of consideration and whether in a single payment or series of payments) greater than $5,000,000 or (y) pursuant to which the Company or any of its subsidiaries has continuing “earn-out” or other contingent payment obligations, in each case, that would reasonably be expected to result in payments in excess of $250,000;

(vii)            pursuant to which the Company or any of its subsidiaries (A) is granted any license, right, defense, immunity or covenant not to sue with respect to any Intellectual Property or IT Systems of a third party, in each case, where such agreement is material to the business of the Company or any of its subsidiaries, taken as a whole, but excluding any (I) Contracts with suppliers, dealers or manufacturers entered into in the ordinary course of business where such license, right, defense, immunity or covenant not to sue is ancillary or incidental to the supply, sales or manufacture of products for the Company or any of its subsidiaries and (II) non-exclusive licenses for uncustomized, generally commercially available “off the shelf” software that is not incorporated into Company Products and that is licensed pursuant to standard terms and conditions for less than $1,000,000 annually; or (B) has granted to a third party any license, right, defense, immunity or covenant not to sue with respect to any Company Intellectual Property, in each case, where such agreement is material to the business of the Company or any of its subsidiaries, taken as a whole (excluding non-exclusive licenses granted in the ordinary course of business consistent with past practice (x) to customers or (y) to service providers for use for the benefit of the Company or its subsidiaries);

(viii)            is a settlement, conciliation or similar Contract (A) which would require the Company or any of its subsidiaries to pay consideration of more than $1,000,000 after the date of this Agreement or (B) that subjects the Company or any of its subsidiaries to any material ongoing requirements (other than payment requirements) or restrictions;

(ix)            that relates to commercialization, manufacturing, collaboration, co-promotion, discovery, development, profit sharing, or other similar agreements or arrangements that, in each case, involves payments to or from the Company or any of its subsidiaries in excess of $1,000,000 in the aggregate for any fiscal year;

(x)            that is a collective bargaining agreement or other written Contract with any labor union, labor organization or works council;

(xi)            that is a Contract that both (A) is not terminable upon 30 days’ notice or less without any liability to the Company, and (B) provides for payments that are conditioned, in whole or in part, upon a change of control (or other similar event) of the Company;

(xii)            (A) is between the Company or any of its subsidiaries, on the one hand, and any director or officer of the Company or any of its subsidiaries or any Person beneficially owning 5% or more of the outstanding Shares, on the other hand, except for any Company Plan or (B) that would be required to be disclosed under Item 404 under Regulation S-K under the Securities Act.

Each Contract required to be set forth in Section 3.9(a) of the Company Disclosure Letter or filed (or which is required to be filed) as an exhibit to the SEC Reports as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act (in each case, excluding any Company Plan) is referred to herein as a “Material Contract”.

(b)            Each of the Material Contracts is valid and binding on and enforceable in accordance with its terms against the Company and each of its subsidiaries party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, subject to the Bankruptcy and Equity Exception, except (i) to the extent that any Material Contract expires in accordance with its terms, and (ii) for such failures to be valid and binding or to be in full force and effect that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, as the date hereof (x) none of the Company nor, to the Knowledge of the Company, any of its subsidiaries has received written notice from any other party to a Material Contract that such other party intends to terminate or not renew the terms of any such Material Contract (except in accordance with the terms thereof) and (y) there is no breach or default under any Material Contract by the Company or any of its subsidiaries and no event or condition has occurred that with or without the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its subsidiaries or, to the Knowledge of the Company, any other party thereto. The Company has made available to Parent prior to the execution of this Agreement a true and complete copy of each Material Contract.

Section 3.10         Absence of Certain Changes or Events. Since September 30, 2022 through the date of this Agreement, except as contemplated by this Agreement or in response to or related to any Contagion Event or any change in applicable Law or policy as a result of or related to any Contagion Event, including any COVID-19 Measures, the Company and its subsidiaries (i) have conducted their respective businesses in the ordinary course of business in all material respects and (ii) have not taken any action that, if taken after the date hereof, would require the consent of Parent pursuant to the terms of Section 5.1(b)(i), (ii), (iii) (excluding any grants of equity awards and Shares included in the amounts set forth in Section 3.3(a)), (iv), (v), (vi), (viii), (ix), (xiii), (xiv), (xv), (xviii) or (xix). Since December 31, 2021 through the date of this Agreement, there has not occurred any event, development, change, effect, fact, condition or occurrence that would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect or prevent or materially delay the consummation by the Company of the transactions contemplated by this Agreement.

Section 3.11         Absence of Litigation. As of the date of this Agreement, there are no suits, claims, actions, proceedings, or arbitrations (each, an “Action”) pending or, to the Knowledge of the Company, threatened against the Company or any of its subsidiaries or any of their respective assets or properties, other than any such Action that would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect or prevent or materially delay the consummation by the Company of the transactions contemplated by this Agreement. As of the date of this Agreement, neither the Company nor any of its subsidiaries or any of their respective properties or assets is or are subject to any order, writ, judgment, injunction, decree, award, or settlement except for those that would not reasonably be expected, individually or in the aggregate, (a) to have a Material Adverse Effect or (b) to prevent or materially delay the consummation by the Company of the transactions contemplated by this Agreement.

Section 3.12         Employee Benefit Plans.

(a)            Section 3.12(a) of the Company Disclosure Letter contains a true and complete list, as of the date of this Agreement, of each material “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), and each other material employee benefit plan, policy, program or arrangement providing compensation or benefits to any current or former officer, employee, director or consultant (who is a natural person) (collectively, the “Company Employees”), including bonus plans, employment, consulting, retirement, termination, severance, vacation, sick, insurance, medical, welfare, fringe benefits, change in control, incentive equity or equity-based compensation, or deferred compensation arrangements of any kind, whether or not in writing and whether or not funded, in each case, contributed to, sponsored or maintained by the Company or any of its subsidiaries, or pursuant to which the Company or any of its subsidiaries has an obligation to contribute or otherwise has any actual or contingent liability, other than a plan, policy, program, or arrangement which is required to be maintained by applicable Law, as of the date of this Agreement for the benefit of any current, former or retired employee of the Company or any of its subsidiaries (such plans, programs, policies, agreements and arrangements, collectively “Company Plans”) (provided that, individual equity award agreements, employment agreements or offer letters are not required to be individually scheduled to the extent that such agreements are in substantially the form provided or made available to Parent on or prior to the date hereof, or are otherwise publicly available). The Company has separately identified in Section 3.12(a) of the Company Disclosure Letter each Company Plan that is maintained primarily for the benefit of employees outside of the United States (a “Non-U.S. Company Plan”).

(b)            With respect to each Company Plan set forth on Section 3.12(a) of the Company Disclosure Letter, the Company has made available to Parent a true and complete copy thereof to the extent in writing and, to the extent applicable, (i) any related trust agreement or other funding instrument, (ii) the most recent determination letter, if any, received from the Internal Revenue Service (the “IRS”), (iii) the most recent summary plan description for each Company Plan for which such summary plan description is required, and (iv) for the most recent fiscal year (A) the Form 5500 and attached schedules, (B) audited financial statements, (C) actuarial valuation reports, if any, and (D) all material correspondence to or from any Governmental Entity with respect to any Company Plan that relates to ongoing or open matters.

(c)            Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each Company Plan has been established and administered in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code and other applicable Laws, rules and regulations, (ii) there has been no “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any Company Plan and (iii) with respect to each Company Plan, as of the date of this Agreement, no Actions (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Company, threatened. Each Company Plan which is intended to be qualified under Section 401(a) of the Code has received a determination letter to that effect from the IRS and, to the Knowledge of the Company, no circumstances exist which would reasonably be expected to materially adversely affect such qualification.

(d)            No Company Plan provides for post-employment or retiree health, life insurance, or other welfare benefits, except to the extent required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code, or similar Laws.

(e)            No Company Plan is or has in the last six years been covered by the funding requirements of Title IV of ERISA or subject to Section 412 of the Code or Section 302 of ERISA, and none of the Company, any of its subsidiaries or any of their respective ERISA Affiliates has in the last six years maintained, established, participated in or contributed to, or is or has been obligated to contribute to, or has otherwise incurred any obligation or liability (including any contingent liability) under, any multiemployer plan.

(f)            No Company Plan is (i) a “multiple employer plan” (within the meaning of the Code or ERISA), (ii) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA), (iii) a “funded welfare plan” within the meaning of Section 419 of the Code or (iv) sponsored by a human resources or benefits outsourcing entity, professional employer organization or other similar vendor or provider.

(g)            Neither the execution and delivery of this Agreement, stockholder or other approval of this Agreement nor the consummation of the Merger would reasonably be expected to, either alone or in combination with another event, (i) entitle any Company Employee to severance pay or any material increase in severance pay, (ii) accelerate the time of payment or vesting, or materially increase the amount of compensation due to any such Company Employee, (iii) cause the Company to fund any material benefits under any Company Plan, (iv) require a “gross-up” due to the imposition of the excise tax under Section 4999 of the Code or (v) result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.

(h)            Each Company Equity Award was granted in accordance with the terms of the applicable Company Stock Plan and award agreements thereunder. Each Company SAR has an exercise price that is at least equal to the “fair market value” of the underlying shares on the applicable date of grant. Neither the Company nor any subsidiary has any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code or another section of the Code.

(i)            All Non-U.S. Company Plans materially comply with applicable local Law, and all such plans that are intended to be funded and/or book-reserved are funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions. As of the date hereof, there is no pending or threatened material litigation relating to any Non-U.S. Company Plan.

Section 3.13         Labor and Employment Matters.

(a)            Neither the Company nor any subsidiary is a party to any collective bargaining agreement with any labor organization or other representative of any Company Employees, nor is any such agreement being negotiated by the Company as of the date hereof. As of the date hereof, there are no material strikes, work stoppages, slowdowns, lockouts or similar material labor disputes pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its subsidiaries. There are no (a) material unfair labor practice complaints pending against the Company or any subsidiary before the National Labor Relations Board or any other labor relations tribunal or authority, (b) to the Knowledge of the Company, material union organizing efforts regarding any Company Employees, or (c) material liabilities or obligations under the Worker Adjustment and Retraining Notification Act (the “WARN Act”) and the regulations promulgated thereunder or any similar state or local Law that remain unsatisfied. As of the date of this Agreement, there are no material pending or, to the Knowledge of the Company, threatened actions or proceedings relating to employees or employment practices.

(b)            The Company and each of its subsidiaries are in compliance in all material respects with all applicable Laws respecting labor, employment, fair employment practices (including equal employment opportunity Laws), wages and hours, hours of service, terms and conditions of employment, employee leasing, classification of employees as exempt or non-exempt from overtime pay requirements and the proper classification of individuals as non-employee contractors or consultants, workers’ compensation, occupational safety and health and immigration.

(c)            To the Knowledge of the Company (which shall be determined without any requirement of reasonable inquiry), no employee of the Company or any of its subsidiaries with the title of vice president or above is party to any confidentiality, non-competition, non-solicitation, proprietary rights or other such agreement that would materially restrict the ability of the Company and/or any of its subsidiaries to conduct its or their business.

(d)            The Company is in material compliance with its obligations to make all payments due from the Company and any of its subsidiaries on account of any wages, salaries, commissions, bonuses or other direct compensation for any services performed for the Company or any of its subsidiaries, and any employee health and welfare insurance and other benefits.

(e)            As of the date hereof, to the Knowledge of the Company (which shall be determined without any requirement of reasonable inquiry), no employee of the Company or any of its subsidiaries with the title of vice president or above has provided the Company with written notice of his or her intention to terminate his or her employment prior to or as a result of or following the consummation of the transactions contemplated by this Agreement.

Section 3.14         Insurance. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) all insurance policies of the Company and its subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as is sufficient to comply with applicable Law and as is customary in the industries in which the Company and its subsidiaries operate, (b) all premiums due with respect to such insurance policies have been paid in accordance with the terms thereof, and (c) other than in connection with ordinary course renewals, the Company has not received any written notice of termination, cancellation or non-renewal with respect to any such policy, nor, to the Knowledge of the Company, are any of the foregoing threatened.

Section 3.15         Properties. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company or a subsidiary of the Company owns and has good and valid title to, or has a good and valid leasehold, easement, right of way, license or other interest in, or otherwise has a valid right of possession, use or access to, all items of real and personal property of the Company and its subsidiaries, in each case free and clear of all liens, encumbrances, claims, security interests, mortgages, charges, options, and defects, and imperfections of title and other similar restrictions and limitations (“Liens”) (except in all cases for (a) statutory liens securing payments not yet delinquent, (b) imperfections or irregularities of title, Liens, easements, rights of way, covenants, conditions or other similar matters or restrictions or exclusions that do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties as currently conducted, (c) imperfections or irregularities of title, Liens, easements, rights of way, covenants, conditions or other similar matters or restrictions or exclusions which are matters of public record or which would be shown by a current title report or other similar report and any condition or other matter that may be shown or disclosed by a current and accurate survey or physical inspection of the real property, in each case, that do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties as currently conducted, (d) encumbrances affecting the interest of the grantor or lessor of any easements, leases, or licenses affecting any real property which were not granted by the Company or any of its subsidiaries, (e) Liens for current Taxes or other governmental charges not yet delinquent or for Taxes that are being contested in good faith by appropriate proceeding and for which adequate reserves have been established on the financial statements of the Company or its subsidiaries, as applicable, in accordance with GAAP, (f) pledges or deposits made in the ordinary course of business to secure obligations under workers’ compensation, unemployment insurance, social security, retirement and similar Laws or similar legislation or to secure public or statutory obligations, (g) mechanics’, carriers’, workmen’s, repairmen’s Liens or other like encumbrances arising or incurred in the ordinary course of business for amounts not yet past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (h) statutory or common law Liens or encumbrances to secure landlords, lessors, grantors or renters under leases, licenses, easements or rental agreements, (i) mortgages, or deeds of trust, security interests or other encumbrances on title related to Indebtedness reflected on the consolidated financial statements of the Company, (j) Liens granted pursuant to the Company Credit Agreement, the indenture governing Vivint Group, Inc.’s 6.75% Senior Secured Notes due 2027 and security documents related thereto as of the date hereof, and (k) Liens set forth on Section 3.15 of the Company Disclosure Letter (items in clauses (a) through (k) referred to herein as “Permitted Liens”)); provided, that no representation is made under this Section 3.15 with respect to any Intellectual Property.

Section 3.16       Tax Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a material and adverse effect on the Company and its subsidiaries, taken as a whole:

(a)           The Company and each of its subsidiaries (i) have timely filed all Tax Returns (as defined below) required to be filed by any of them and all such filed Tax Returns are complete and accurate in all respects, (ii) have paid all Taxes (as defined below) that are shown as due on such filed Tax Returns or that are otherwise due and payable by the Company or any of its subsidiaries, and (iii) have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(b)           All withholding Tax requirements imposed on or with respect to the Company or any of its subsidiaries in connection with amounts paid or owing to any employee, former employee, independent contractor, creditor, stockholder or other third party have been satisfied in full.

(c)           There is not in force any waiver or agreement for any extension of time for the assessment or payment of any Tax by the Company or any of its subsidiaries.

(d)           There is no outstanding claim against the Company or any of its subsidiaries for any Taxes that has been asserted or threatened in writing by any Governmental Entity except for any such claim which has been fully resolved or for which adequate reserves have been established in accordance with GAAP in the financial statements described in Section 3.8(b). Within the past three years, there have not been any Tax audits, examinations, investigations or other proceedings with a Governmental Entity that are currently pending or threatened in writing with respect to Taxes or Tax Returns of the Company or any of its subsidiaries.

(e)           Neither the Company nor any of its subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any of the following occurring or existing on or before the Closing Date: (i) a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law); (ii) an installment sale or open transaction arising in a taxable period (or portion thereof) ending on or before the Closing Date; (iii) a prepaid amount received, or paid, prior to the Closing, other than any prepaid amounts received or paid in the ordinary course of business; (iv) a change in the accounting method of the Company or any of its subsidiaries pursuant to Section 481 of the Code or any similar provision of the Code or the corresponding Tax laws of any nation, state or locality; or (v) an intercompany item under Treasury Regulation Section 1.1502-13 or an excess loss account under Treasury Regulation Section 1.1502-19. Neither the Company nor any of its subsidiaries has made any election under Section 965(h) of the Code. Neither the Company nor any of its subsidiaries will be required to recognize in the taxable year that includes the Closing Date any inclusion under Section 951(a) or Section 951A of the Code attributable to (A) “subpart F income,” within the meaning of Section 952 of the Code, (B) direct or indirect holding of “United States property,” within the meaning of Section 956 of the Code or (C) “global intangible low-taxed income,” as defined in Section 951A of the Code, in each case, determined as if all relevant taxable years ended on the Closing Date.

(f)           There are no Liens for Taxes on any of the assets of the Company other than Liens described in clause (e) of the definition of Permitted Liens.

(g)           None of the Company nor any of its subsidiaries has participated in any “listed transactions” within the meaning of Treasury Regulations Section 1.6011-4.

(h)           None of the Company nor any of its subsidiaries (A) has, during the past seven years, been included in any “consolidated,” “unitary,” “combined” or similar Tax Return provided for under the laws of the United States, any non-U.S. jurisdiction or any state, province, prefect or locality with respect to Taxes for any taxable period for which the statute of limitations has not expired (other than a group the common parent of which is the Company or a subsidiary of the Company) or otherwise has any liability for the Taxes of any Person (other than the Company or its subsidiaries) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign Law, as a transferee or successor, (B) is a party to or bound by any Tax sharing agreement, Tax allocation agreement or Tax indemnity agreement (other than (i) any other commercial agreements or contracts not primarily related to Taxes or (ii) any agreement among or between only the Company and/or any of its subsidiaries) or (C) has been either a “distributing corporation” or a “controlled corporation” in a transaction intended to be governed by Section 355 of the Code in the two-year period ending on the date of this Agreement.

(i)            No written claim has been made by a Governmental Entity in a jurisdiction where the Company or any of its subsidiaries does not file a type of Tax Return that the Company or the applicable subsidiary is or may be subject to such type of taxation by, or required to file such type of Tax Return in, that jurisdiction, which claim has not been fully resolved.

(j)           The Company is not, and has not been at any time within the last five years, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(k)           Neither the Company nor any of its subsidiaries has any liability under any escheat or abandoned or unclaimed property laws.

(l)           Other than the representations and warranties set forth in Section 3.8 and Section 3.12 (to the extent related to Tax matters), this Section 3.16 contains the sole and exclusive representations and warranties of the Company with respect to Tax matters.

Section 3.17       Information Statement/Proxy Statement. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the information statement containing the information specified in Schedule 14C under the Exchange Act concerning the Written Consent, the Merger and the other transactions contemplated by this Agreement to be sent to the stockholders of the Company (such information statement, as amended or supplemented, the “Information Statement”) or, if applicable, supplied or to be supplied by the Company for inclusion or incorporation by reference in the proxy statement to be sent to the stockholders of the Company in connection with the Stockholders Meeting (such proxy statement, as amended or supplemented, the “Proxy Statement”) will, on the date it (and any amendment or supplement thereto) is first filed with the SEC, at the time it is first mailed to the stockholders of the Company, and in the case of the Proxy Statement, at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not false or misleading. The Information Statement or Proxy Statement, as applicable, will, on the date it (and any amendment or supplement thereto) is first filed with the SEC, at the time it is first mailed to the stockholders of the Company, and in the case of the Proxy Statement, at the time of the Stockholders Meeting, comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any statement made in the Information Statement or the Proxy Statement, as applicable, based on information supplied by or on behalf of Parent or Merger Sub or any of their respective Representatives which is contained or incorporated by reference in the Information Statement or Proxy Statement, as applicable.

Section 3.18       Intellectual Property; Security.

(a)           Section 3.18(a) of the Company Disclosure Letter sets forth a true and complete list of the following Company Intellectual Property: (i) all Intellectual Property that has been registered, issued or filed to apply for registration with or by any Governmental Entity, domain name registrar, or (in the case of material social media handles) social media platform, or any applications for any of the foregoing (“Company Registered Intellectual Property”) and (ii) material unregistered Marks.

(b)           Except as would not reasonably be expected to have, individually or in the aggregate, a material and adverse effect on the Company and its subsidiaries, taken as a whole, (i) the Company or one of its subsidiaries solely and exclusively own and possess all right, title, and interest in and to the Company Intellectual Property, free and clear of all Liens except Permitted Liens; and (ii) each item of Company Registered Intellectual Property is subsisting, unexpired, and to the Knowledge of the Company, valid, and enforceable.

(c)           Except as would not reasonably be expected to have, individually or in the aggregate, a material and adverse effect on the Company and its subsidiaries, taken as a whole, (i) since the Applicable Date (or, solely with respect to Patents, in the past the six (6) years), the Company and its subsidiaries, the conduct of their respective businesses, and the Company Products have not infringed, diluted, misappropriated, or otherwise violated, and as of the Closing are not infringing, diluting, misappropriating or otherwise violating, any Intellectual Property of any third party; and (ii) to the Knowledge of the Company, none of the Company Intellectual Property is being infringed, diluted, misappropriated, or otherwise violated by any third party.

(d)           Except as would not reasonably be expected to have, individually or in the aggregate, a material and adverse effect on the Company and its subsidiaries, taken as a whole, (i) the Company and its subsidiaries are and have been in compliance in all respects with all applicable privacy, data security, cybersecurity and data protection laws, regulations, posted internal and external Company policies, and contractual requirements in all relevant jurisdictions, have implemented commercially reasonable security measures, controls, policies, processes, governance and procedures regarding, and taken efforts to protect, the confidentiality, integrity, availability, and security of their Trade Secrets (including source code for Proprietary Software) and Company IT Systems (and all personal, business, proprietary or sensitive information processed thereby) as well as any Trade Secrets provided to the Company or any of its subsidiaries, (ii) neither the Company nor any of its subsidiaries has disclosed any material Trade Secrets or other confidential information to any Person (including employees, consultants, and contractors) except pursuant to a valid written agreement adequately restricting the disclosure and use thereof or other adequate binding obligations of confidentiality, and (iii) there have been no breaches, compromises, outages, or violations of the Company IT Systems (or the above Trade Secrets or other confidential information), nor any loss, damage, or unauthorized access, disclosure, use or breach of security of any personal or confidential data in the Company or its subsidiaries’ possession, custody or control.

(e)           Except as would not reasonably be expected to have, individually or in the aggregate, a material and adverse effect on the Company and its subsidiaries, taken as a whole, (i) the Company or its applicable subsidiary has obtained valid assignments from all employees, contractors, and other third parties who created or developed any Company Intellectual Property for or on behalf of the Company or any of its subsidiaries, in each case, of all of such Person’s right, title, and interest in and to any such Intellectual Property that neither the Company nor any of its subsidiaries otherwise own by operation of Law; (ii) no Company Intellectual Property was developed using any personnel, facilities, or resources of any universities, research institutions, or Governmental Entities in any manner that would grant any ownership or license rights in the same to such persons or entities; and (iii) neither the Company nor any of its subsidiaries is obligated to grant licenses or rights to, or is otherwise subject to any restriction on the ability of the Company or any of its subsidiaries to enforce, license or exclude others from using or practicing, any Company Intellectual Property as a result of the Company’s or any subsidiary’s membership or affiliation with any standards setting bodies or similar bodies.

(f)           Except as would not reasonably be expected to have, individually or in the aggregate, a material and adverse effect on the Company and its subsidiaries, taken as a whole, (i) the Company and its subsidiaries possess all source code for all Proprietary Software included in the Company Intellectual Property, and no Person other than the Company or its subsidiaries (or any of its or their employees or contractors who are subject to reasonably protective confidentiality obligations) possesses, or has an actual or contingent right to access or possess (including pursuant to an escrow arrangement), a copy in any form of any source code for any such Proprietary Software; (ii) the Company and each of its subsidiaries is in compliance in all material respects with all relevant licenses for open source Software used by the Company or any of its subsidiaries; and (iii) no Company Products or material Company Intellectual Property that are distributed, conveyed or made available to third parties incorporate or are used, incorporated into, linked to or with, derived from, or distributed with any third party Intellectual Property in a manner that subjects such Company Products or Company Intellectual Property to any requirements in any Copyleft Terms, including to distribute or make available any proprietary source code to third parties.

(g)           Except as would not reasonably be expected to have, individually or in the aggregate, a material and adverse effect on the Company and its subsidiaries, taken as a whole, (i) the Company IT Systems are sufficient in all respects to operate the businesses of the Company and its subsidiaries as it is currently conducted, and (ii) the Company IT Systems and Company Products are free from any material defect, bug, error, “time bombs,” “Trojan horses,” “backdoors,” “trap doors,” worms, viruses, spyware, keylogger software, or other vulnerability, faults or malicious code or damaging devices designed or reasonably expected to adversely impact the functionality of or permit unauthorized access or to disable or otherwise harm any computer, software or other IT Systems. Except as would not reasonably be expected to have, individually or in the aggregate, a material and adverse effect on the Company and its subsidiaries, taken as a whole, there has been no failure or outage of Company IT Systems since the Applicable Date, other than occurrences that were remediated without material cost or liability.

(h)           Except as would not reasonably be expected to have, individually or in the aggregate, a material and adverse effect on the Company and its subsidiaries, taken as a whole, the Company and its subsidiaries have not received any notice of any claims, investigations, or alleged violations of law, regulation, or contract with respect to personal data or information security-related incidents, nor has the Company or its subsidiaries notified in writing, or been required by applicable law, regulation, or contract to notify in writing, any person or entity of any personal data or information security-related incident.

Section 3.19       Environmental Matters.

(a)           Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) none of the Company nor any of its subsidiaries is in violation of any applicable Environmental Law; (ii) each of the Company and its subsidiaries has all permits, authorizations and approvals required under any applicable Environmental Laws for the operation of its respective businesses as currently conducted, and is in compliance with the requirements of such permits, authorizations and approvals; and (iii) none of the Company nor any of its subsidiaries has received written notice of any pending or threatened administrative or judicial actions, suits, demands, demand letters, claims, notices of noncompliance or violation, investigations or proceedings under any Environmental Law, or regarding any investigation or remediation of any Hazardous Materials, against the Company or any of its subsidiaries; and (iv) there have been no Releases of Hazardous Materials that would reasonably be expected to result in liability to the Company or any of its subsidiaries under any Environmental Law (1) at any real property currently owned, operated or leased by the Company or any of its subsidiaries (2) to the Knowledge of the Company, at any property formerly owned, operated or leased by the Company or any of its subsidiaries, or (3) at any third party site by the Company or any of its subsidiaries.

(b)           This Section 3.19 contains the sole and exclusive representations and warranties of the Company with respect to environmental matters.

Section 3.20       Opinion of Financial Advisor. J.P. Morgan Securities LLC (the “Financial Advisor”) has delivered to the Board of Directors of the Company its written opinion (or oral opinion to be confirmed in writing), dated as of the date of this Agreement, that, as of such date, the Per Share Merger Consideration to be paid to the holders of Common Stock pursuant to this Agreement is fair from a financial point of view to such holders.

Section 3.21       Brokers. No broker, finder or investment banker (other than the Financial Advisor) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company or any of its subsidiaries. The Company has heretofore made available to Parent, solely for informational purposes, a true and complete copy of the Company’s engagement letter with the Financial Advisor (except for redactions with respect to matters for which the Company will not have any liability or obligations following the Effective Time).

Section 3.22       Takeover Statutes. Assuming the accuracy of the representations and warranties contained in Section 4.9, no “fair price”, “moratorium”, “control share acquisition” or other similar antitakeover statute or regulation enacted under state or federal Laws in the United States applicable to the Company is applicable to this Agreement or the transactions contemplated hereby, including the Merger.

Section 3.23       Regulatory Matters. Neither the Company nor any direct or indirect subsidiary that is an “affiliate”, as that term is defined under the Public Utility Holding Company Act of 2005, as amended (“PUHCA”), (a) is, or is subject to regulation as, a “public utility” as that term is defined under the Federal Power Act, as amended, (b) is a “holding company” of any “public-utility company” under the PUHCA and the Federal Energy Regulatory Commission’s (“FERC” including any successor thereto) regulations promulgated thereunder, or (3) is subject to, or not exempt from, financial, organizational or rate regulation by any “state commission” as that term is defined under 18 CFR 366.1.

Section 3.24       No Other Representations or Warranties. Other than the Company with respect to the representations and warranties contained in this Article III, no Person (including the Company’s Affiliates and the Representatives of the Company and the Company’s Affiliates) has made any express or implied representation or warranty with respect to the Company or with respect to any other information provided to Parent or Merger Sub, and no Person shall be liable in respect of the accuracy or completeness of any information provided to Parent or Merger Sub. Neither the Company nor any other Person will have or be subject to any liability to Parent, Merger Sub or any other Person resulting from the distribution to Parent or Merger Sub, or Parent’s or Merger Sub’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Parent or Merger Sub or their Representatives in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement, unless and to the extent a representation or warranty regarding such information is expressly made by the Company in a representation or warranty contained in this Article III.

Article IV

REPRESENTATIONS AND WARRANTIES OF
PARENT AND MERGER SUB

Parent and Merger Sub each hereby represents and warrants to the Company that, except as set forth on the corresponding sections or subsections of the disclosure letter delivered to the Company by Parent and Merger Sub concurrently with entering into this Agreement (the “Parent Disclosure Letter”), it being acknowledged and agreed that disclosure of any item in any section or subsection of the Parent Disclosure Letter shall also be deemed disclosure with respect to any other section or subsection of this Agreement to the extent that the relevance of such item is reasonably apparent:

Section 4.1       Organization. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and, to the extent such concept is applicable, is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or, to the extent such concept is applicable, in good standing, or to have such power or authority, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect (as defined below). Parent has made available to the Company prior to the date of this Agreement a complete and correct copy of the certificates of incorporation and bylaws of Parent and Merger Sub, each as amended to the date of this Agreement, and each as so delivered is in full force and effect.

Section 4.2       Authority. Each of Parent and Merger Sub has all requisite corporate power and authority, and has taken all corporate or other action necessary, in order to execute, deliver and perform its obligations under, this Agreement, and to consummate the Merger and the other transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate or similar action by the Boards of Directors of Parent and Merger Sub and, immediately following the execution of this Agreement, Parent will approve and adopt this Agreement and the transactions contemplated hereby, including the Merger, in its capacity as sole stockholder of Merger Sub, and will promptly deliver to the Company evidence of its vote or action by written consent approving and adopting this Agreement in accordance with applicable Law and the certificate of incorporation and bylaws of Merger Sub, and no other corporate proceedings or stockholder or similar action on the part of Parent or Merger Sub or any of their Affiliates are necessary to authorize this Agreement, to perform their respective obligations hereunder, or to consummate the transactions contemplated hereby (other than the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL). This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery hereof by the Company, is a valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 4.3       No Conflict; Required Filings and Consents.

(a)           The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation of the Merger and the other transactions contemplated hereby will not (i) breach, violate or conflict with the certificate of incorporation, bylaws or other governing documents of Parent, the certificate of incorporation or bylaws of Merger Sub or the comparable governing instruments of any of their respective subsidiaries, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (v) of subsection (b) below have been obtained, and all filings described in such clauses have been made, conflict with, breach or violate any Law applicable to Parent or Merger Sub or by which either of them or any of their respective properties are bound or (iii) result in any breach or violation of or constitute a default (or an event which with or without notice or lapse of time or both would become a default), require a consent or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, or result in the creation of a Lien (except a Permitted Lien) on any of the material assets of Parent or Merger Sub pursuant to, any Contracts to which Parent or Merger Sub, or any subsidiary thereof, is a party or by which Parent or Merger Sub or any of their subsidiaries or its or their respective assets or properties are bound (including any Contract to which a subsidiary of Parent or Merger Sub is a party), except, in the case of clauses (ii) and (iii), for any such conflict, violation, breach, default, loss, right or other occurrence which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)           Subject to the accuracy of the Company’s representation set forth in Section 3.22, the execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation of the Merger and the other transactions contemplated hereby by each of Parent and Merger Sub do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity, except for (i) the applicable requirements, if any, of the Exchange Act and the rules and regulations promulgated thereunder and state securities, takeover and “blue sky” laws, (ii) the filing of a premerger notification and report form by the Company under the HSR Act, (iii) compliance with the applicable requirements of the New York Stock Exchange, (iv) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL, and (v) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c)           The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation of the Financing and retention of the Indebtedness under the Company Credit Agreement and the Company Notes by the Company in connection with, and after consummation of, the Merger (such retention of Indebtedness, the “Company Debt Rollover” and, together with the consummation of the Financing, the “Financing Activities”) and the consummation of the Merger and the other transactions contemplated hereby will not, result in any breach or violation of or constitute a default (or an event which with or without notice or lapse of time or both would become a default) or a “change of control” or require a consent under, or result in the creation of any material Lien on any of the assets of Parent or Merger Sub that would impose any delay in, impede, or increase in any material respect the risk of not consummating the Financing Activities under, or give rise to any right of termination, cancellation, or acceleration of (any such result, a “Debt Default”), any of the Parent Debt Documents or Company Debt Documents (in either case, as in existence as of the date of this Agreement and as in existence as of any other date of determination).

Section 4.4       Absence of Litigation. As of the date of this Agreement, there are no Actions pending or, to the Knowledge of Parent, threatened against Parent or Merger Sub or any of their respective subsidiaries, other than any such Action that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Neither Parent nor any of its subsidiaries nor any of their respective material properties or assets is or are subject to any order, writ, judgment, injunction, decree or award, except for those that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.5       Operations and Ownership of Merger Sub. The authorized capital stock of Merger Sub consists solely of 100 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at and immediately prior to the Effective Time will be, owned by Parent. Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time will have engaged in no other business activities and will have no assets, liabilities or obligations of any nature other than (i) as expressly contemplated herein or in any other Transaction Documents and (ii) liabilities and obligations incidental to its formation and the maintenance of its existence.

Section 4.6       Information Statement/Proxy Statement. None of the information supplied or to be supplied by or on behalf of either of Parent or Merger Sub for inclusion or incorporation by reference in the Information Statement or, if applicable, supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement will, on the date it (and any amendment or supplement thereto) is first filed with the SEC, at the time it is first mailed to the stockholders of the Company, and in the case of the Proxy Statement, at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any statement made in the Information Statement or the Proxy Statement, as applicable, based on information supplied by or on behalf of the Company or any of its Representatives which is contained or incorporated by reference in the Information Statement or Proxy Statement, as applicable.

Section 4.7       Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission for which the Company will be liable prior to the Closing in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent or Merger Sub.

Section 4.8       Financing and Related Matters. Parent affirms that it is not a condition to the Closing or to any of its other obligations under this Agreement that Parent obtain financing for, or related to, any of the transactions contemplated by this Agreement. Parent has delivered to the Company true, complete and correct copies of the executed commitment letter, dated as of the date hereof (including all exhibits, schedules and annexes thereto, and the executed fee letter associated therewith redacted in a manner as described below, together, the “Financing Commitments”), between Parent and the Debt Financing Sources, pursuant to which the Debt Financing Sources have committed, subject to the terms and conditions set forth therein, to lend the aggregate amounts set forth therein (the “Financing”) for the purposes of funding the Financing Uses. None of the Financing Commitments has been amended, supplemented or modified prior to the date hereof, no such amendment, supplement or modification is contemplated or pending, except as permitted under Section 6.16(d) and other than, for the avoidance of doubt, amendments to the Financing Commitments solely to add lenders, lead arrangers, noteholders, purchasers, bookrunners, syndication agents or similar entities as parties thereto who had not executed the Financing Commitments as of the date hereof and the respective commitments contained in the Financing Commitments have not been withdrawn, terminated or rescinded in any respect and no such withdrawal, termination or rescission is contemplated. Except for a fee letter (a complete copy of which have been provided to the Company), with only fee amounts and the economic terms (other than covenants) related to the “market flex” provisions contained therein redacted (provided, that Parent represents and warrants that the “market flex” provisions do not permit the imposition of any new conditions (or the modification or expansion of any existing conditions or any reduction in the amount of the Financing)) and customary engagement letters, structuring fee letters and administrative agent fee letters, in each case, with respect to the Financing (none of which adversely affect the amount, conditionality, enforceability, termination or availability of the Financing), there are no side letters or Contracts to which Parent or Merger Sub is a party related to the provision or funding of the Financing or the transactions contemplated hereby other than as expressly set forth in the Financing Commitments delivered to the Company on or prior to the date hereof. Parent has fully paid any and all commitment fees or other fees in connection with the Financing Commitments that are payable on or prior to the date hereof and Parent will, directly or indirectly, continue to pay in full any such amounts required to be paid as and when they become due and payable on or prior to the Closing Date. The Financing Commitments are in full force and effect and are the legal, valid, binding and enforceable obligations of Parent and, to the Knowledge of Parent and Merger Sub, each of the other parties thereto. There are no conditions precedent or other contingencies related to the provision or funding of the full amount of the Financing (including pursuant to any “market flex” provisions in the fee letter or otherwise), other than as expressly set forth in the Financing Commitments delivered to the Company on to the date hereof. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to (i) constitute a default or breach on the part of Parent or Merger Sub or, to the Knowledge of Parent or Merger Sub, any other party thereto under any of the Financing Commitments, (ii) constitute a failure to satisfy a condition precedent on the part of Parent or Merger Sub or any other party thereto under the Financing Commitments or (iii) result in any portion of the Financing Commitments to be provided or funded in accordance with the Financing Commitments being unavailable on the Closing Date. As of the date hereof, Parent and Merger Sub have no reason to believe that any of the conditions to the Financing contemplated by the Financing Commitments will not be satisfied or that the full amount of the Financing will not be made available to Parent in full on the Closing Date and neither Parent nor Merger Sub is aware of the existence of any fact or event that would or would reasonably be expected to cause such conditions to the Financing necessary to fund the Financing Uses not to be satisfied or the full amount of the Financing not to be made available to Parent in full on the Closing Date. Assuming the Financing is funded in accordance with the Financing Commitments, Parent and Merger Sub will have on the Closing Date funds sufficient to (i) pay the aggregate Per Share Merger Consideration and the other payments under Article II, (ii) pay any and all fees and expenses required to be paid by Parent, Merger Sub and the Surviving Corporation in connection with the Merger and the Financing, and (iii) satisfy all of the other payment obligations of Parent, Merger Sub and the Surviving Corporation contemplated hereunder (clauses (i) through (iii), the “Financing Uses”). As of the date hereof, Parent has Available Liquidity equal to or greater than $2,500,000,000. On the Closing Date, Parent will have Available Liquidity of not less than $1,000,000,000 (the “Minimum Liquidity Amount”), which will be available and may (or, to the extent necessary to consummate the Closing when required, shall) be used by Parent to fund the portion of the Financing Uses in excess of the amount of the Financing Commitments; provided that upon the consummation of any Asset Sale Commitment Reduction, the Minimum Liquidity Amount shall be increased by the Asset Sale Commitment Reduction Amount as of the date of the consummation thereof. In no event shall the receipt or availability of any funds or financing by or to Parent or any of its Affiliates or any other financing transaction be a condition to the Closing or any of the obligations of Parent hereunder.

Section 4.9       Ownership of Shares. None of Parent, Merger Sub or any of their respective Affiliates beneficially owns (as defined in Rule 13d-3 under the Exchange Act) any Shares or any securities that are convertible into or exchangeable or exercisable for Shares, or holds any rights to acquire or vote any Shares, or any option, warrant, convertible security, stock appreciation right, swap agreement or other security, contract right or derivative position, whether or not presently exercisable, that provides Parent, Merger Sub, or any of their respective Affiliates or subsidiaries with an exercise or conversion privilege or a settlement payment or mechanism at a price related to the value of the Shares or a value determined in whole or part with reference to, or derived in whole or part from, the value of the Shares, in any case without regard to whether (i) such derivative conveys any voting rights in such securities to such Person or such Person’s Affiliates, (ii) such derivative is required to be, or capable of being, settled through delivery of securities or (iii) such Person or such Person’s Affiliates may have entered into other transactions that hedge the economic effect of such derivative. None of Parent, Merger Sub or any of their respective “Affiliates” or “associates” (as such terms are defined in the Certificate of Incorporation of the Company) is, or has been at any time during the three years preceding the date hereof, an “interested stockholder” (as such term is defined in the Certificate of Incorporation of the Company) of the Company.

Section 4.10       Vote/Approval Required. No vote or consent of the holders of any class or series of capital stock of Parent or any of its Affiliates (other than Merger Sub) is necessary to adopt this Agreement or the transactions contemplated hereby, including the Merger. The adoption of this Agreement by Parent as the sole stockholder of Merger Sub (which shall have occurred immediately following the execution of this Agreement) is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to adopt this Agreement or the transactions contemplated hereby, including the Merger.

Section 4.11       Solvency. Assuming that (a) the conditions to the obligation of Parent and Merger Sub to consummate the Merger set forth in Sections 7.1 and 7.2 have been satisfied or waived, (b) the Required Information fairly presents the consolidated financial condition of the Company as at the end of the periods covered thereby and the consolidated results of earnings of the Company for the periods covered thereby, (c) the compliance by the Company with its obligations hereunder, (d) the representations and warranties of the Company in Article III are accurate and (e) the most recent projections, forecasts or estimates of the Company and its subsidiaries that have been provided to Parent have been prepared in good faith based on assumptions that were reasonable at such time, then immediately following the Effective Time and after giving effect to all of the transactions contemplated by this Agreement, including the Financing, the payment of the aggregate consideration to which the stockholders and other equity holders of the Company are entitled under Article II, funding of any obligations of the Surviving Corporation or its subsidiaries which become due or payable by the Surviving Corporation and its subsidiaries in connection with, or as a result of, the Merger and payment of all related fees and expenses, each of Parent, the Surviving Corporation and each of their respective subsidiaries will not: (i) be insolvent (either because its financial condition is such that the sum of its debts, including contingent and other liabilities, is greater than the fair market value of its assets or because the fair saleable value of its assets is less than the amount required to pay its probable liability on its existing debts, including contingent and other liabilities, as they mature); (ii) have unreasonably small capital for the operation of the businesses in which it is engaged or proposed to be engaged; or (iii) have incurred debts, or be expected to incur debts, including contingent and other liabilities, beyond its ability to pay them as they become due.

Section 4.12       Certain Arrangements. As of the date of this Agreement, none of Parent, Merger Sub or any of their respective Affiliates or any other Person on behalf of Parent or Merger Sub or their respective Affiliates has entered into any contract, commitment, agreement, instrument, obligation, arrangement, understanding or undertaking, whether written or oral, with any stockholder of the Company or any member of the Company’s management or directors that is related to the transactions contemplated by this Agreement or to the management of the Surviving Corporation following the Effective Time.

Section 4.13       No Other Information. Except for the representations and warranties contained in this Article IV, none of Parent, Merger Sub or any other Person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty with respect to Parent or Merger Sub.

Section 4.14       Access to Information; Disclaimer. Parent and Merger Sub each acknowledges and agrees that it (a) has had an opportunity to discuss the business of the Company and its subsidiaries with the management of the Company, (b) has had reasonable access to (i) the books and records of the Company and its subsidiaries and (ii) the documents provided by the Company for purposes of the transactions contemplated by this Agreement, (c) has been afforded the opportunity to ask questions of and receive answers from officers of the Company and (d) has conducted its own independent investigation of the Company and its subsidiaries, their respective businesses and the transactions contemplated hereby, and has not relied on any representation, warranty or other statement by any Person on behalf of the Company or any of its subsidiaries or otherwise, other than the representations and warranties of the Company expressly contained in Article III of this Agreement and that all other representations and warranties are specifically disclaimed. Without limiting the foregoing, each of Parent and Merger Sub further acknowledges and agrees that none of the Company or any of its stockholders, directors, officers, employees, Affiliates, advisors, agents or other Representatives has made any representation or warranty concerning any estimates, projections, forecasts, business plans or other forward-looking information regarding the Company, its subsidiaries or their respective businesses and operations. Each of Parent and Merger Sub hereby acknowledges that there are uncertainties inherent in attempting to develop such estimates, projections, forecasts, business plans and other forward-looking information with which Parent and Merger Sub are familiar, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, business plans and other forward-looking information furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, business plans and other forward-looking information), and that Parent and Merger Sub will have no claim against the Company or any of its stockholders, directors, officers, employees, Affiliates, advisors, agents or other Representatives with respect thereto.

Article V

CONDUCT OF BUSINESS PENDING THE MERGER

Section 5.1       Conduct of Business of the Company Pending the Merger. From the date of this Agreement until the earlier of the Effective Time and the valid termination of this Agreement in accordance with Article VIII, except (v) as otherwise expressly required or permitted by this Agreement, (w) as set forth in Section 5.1 of the Company Disclosure Letter, (x) as required by applicable Laws (including by any Governmental Entity), (y) in response to or related to any Contagion Event or any change in applicable Law or policy as a result of or related to any Contagion Event, including any COVID-19 Measures, or (z) as Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), (a) the Company shall use its commercially reasonable efforts to conduct the business of the Company and its subsidiaries in the ordinary and usual course of business and to preserve substantially intact its business organization and material business relationships with Governmental Entities, customers, suppliers, creditors, lessors and other Persons (excluding Company Employees) with whom the Company or any of its subsidiaries has material business relations and to maintain its and its subsidiaries’ insurance coverage with respect to any material assets, and (b) without limiting the foregoing, the Company shall not and shall cause each of its subsidiaries not to:

(i)           amend or otherwise change its Organizational Documents;

(ii)           make any acquisition of (whether by merger, consolidation or acquisition of stock or substantially all of the assets), or make any investment in any interest in, any corporation, partnership or other business organization or division or material assets thereof, in each case, except for (A) purchases of inventory, supplies and other assets in the ordinary course of business or pursuant to existing Contracts in effect as of the date hereof to which the Company or any of its subsidiaries is a party, (B) acquisitions or investments not to exceed $2,500,000 in the aggregate (for the avoidance of doubt, any capital expenditures that are permitted under Section 5.1(b)(xviii) shall not be taken into account in determining whether acquisitions or investments have exceeded such amount), (C) any merger or consolidation of a wholly owned subsidiary of the Company with another wholly owned subsidiary of the Company as long as such merger or consolidation does not result in any material increase in Tax liabilities for the Company or any subsidiary of the Company (whether with respect to periods before the Closing or periods after the Closing) or (D) investments in any subsidiaries of the Company; it being understood that capital leases are addressed by Section 5.1(b)(ix) and not this Section 5.1(b)(ii);

(iii)           issue, sell, grant, pledge, encumber or dispose of (or authorize the issuance, sale, grant, pledge, encumbrance or disposition of) any shares of capital stock, voting securities or other ownership interest, or any options, warrants, convertible securities or other rights of any kind to acquire or receive any shares of capital stock, any voting securities or other ownership interest (including stock appreciation rights, phantom stock or similar instruments), of the Company or any of its subsidiaries (except (a) for the issuance of Shares upon the exercise, vesting or settlement of Company RSUs, Company PSUs or Company SARs, (b) for any issuance, sale or disposition to the Company or a subsidiary of the Company by any subsidiary of the Company, or (c) for any Permitted Lien);

(iv)           reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire any shares of capital stock of the Company (except (A) for the acquisition of Shares tendered by directors or employees in connection with a cashless exercise of Company SARs or (B) in order to pay Taxes in connection with the exercise of Company SARs or the settlement of any Company Equity Awards pursuant to the terms of the applicable Company Stock Plan), or reclassify, combine, split or subdivide any capital stock or other ownership interests of any of the Company’s subsidiaries;

(v)           create or incur any Lien on any material assets of the Company or its subsidiaries other than (i) Permitted Liens or (ii) Liens granted in connection with leases, sale-leaseback transaction and other similar financing arrangements entered in the ordinary course of business;

(vi)           sell, transfer or otherwise dispose of (whether by merger, consolidation or disposition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or otherwise sell, transfer, assign, exclusively license, allow to expire, or dispose of any material assets, rights or properties (including Intellectual Property) other than (A) sales, transfers, dispositions or licensing of inventory, supplies and other tangible assets in the ordinary course of business or pursuant to existing Contracts in effect as of the date hereof to which the Company or any of its subsidiaries is a party, (B) assignments of leases or sub-leases, in each case, in the ordinary course of business, (C) sales of accounts receivable in the ordinary course of business or (D) other sales, transfers, licenses, assignments, expirations or dispositions of tangible assets, rights or properties to the Company or any wholly owned subsidiary of the Company or of tangible assets, rights or properties in the ordinary course of business with a value of less than $2,500,000 in the aggregate (or natural statutory expirations of Intellectual Property);

(vii)           (A) assign, sell, transfer, exclusively license, allow to lapse, or otherwise abandon or dispose of, or subject to any Liens (other than Permitted Liens), any material Company Intellectual Property; (B) disclose to any third parties any material Trade Secrets of the Company or any of its subsidiaries, except pursuant to reasonably protective written confidentiality agreements entered into in the ordinary course of business consistent with past practice (or to attorneys subject to comparable professional obligations of confidentiality); or (C) subject any Company Products or other material Proprietary Software that is (or is intended to be) distributed, conveyed or made available to third parties to any Copyleft Terms, including such terms that require the distribution or availability of material proprietary source code in such circumstances;

(viii)           declare, set aside, establish a record date for, authorize, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for any dividend or distribution by a subsidiary of the Company to the Company or any wholly owned subsidiary of the Company);

(ix)           except for (t) intercompany loans between the Company and any of its wholly owned subsidiaries or between any wholly owned subsidiaries of the Company, (u) Indebtedness incurred under the Company Credit Agreement for working capital purposes in the ordinary course of business, (v) capital leases, purchase money indebtedness and equipment financings entered into in the ordinary course of business, (w) capital leases for vehicles used in the ordinary course of business in an amount not in excess of $5,000,000 in the aggregate in any fiscal quarter, (x) sales of delinquent accounts receivable, (y) other Indebtedness (which may be incurred under the Company Credit Agreement) not in excess of $2,500,000 in the aggregate and (z) guarantees incurred in compliance with this Section 5.1 by the Company of Indebtedness of subsidiaries of the Company, (A) incur Indebtedness, or issue any bonds, debentures, notes or similar instruments, (B) assume, guarantee or endorse the obligations of any Person or enter into any “keep well” or other agreement to maintain any financial condition of another Person (other than a wholly owned subsidiary of the Company), (C) pre-pay any Indebtedness for borrowed money if such prepayment would give rise to a “make whole” or breakage cost or refinance or modify in any material respect or change the material terms or extend the maturity of, any Indebtedness, or (D) make loans, advances, or capital contributions to any Person, other than sales commission advances to sales employees in the ordinary course of business consistent with past practice;

(x)           except as required by applicable Law or pursuant to any Company Plan, the Organizational Documents or any indemnification agreement between the Company and any current or former director or officer of the Company, in each case as in effect as of the date hereof, (A) increase the compensation or benefits of any of its directors, officers or employees (excluding increases in the ordinary course of business consistent with past practice with respect to employees who are not directors or executive officers (as defined in Rule 3b-7 under the Exchange Act) pursuant to or in connection with the Company’s regular merit review process in an amount not to exceed 5% individually and 3% in the aggregate), (B) grant any severance or termination pay to, or forgive or issue any loans to, any Company Employee except in the ordinary course of business consistent with Company Plans to any Company Employee whose annual base compensation is less than $150,000, (C) establish, adopt, enter into, accelerate the benefits under, materially amend or terminate, or modify any applicable actuarial assumption used in respect of, any employment agreement with any of its present or former non-employee directors, officers or other employees or any Company Plan; (D) grant any change in control, transaction or retention bonus other than as set forth on Section 5.1(b)(x) of the Company Disclosure Letter; (E) grant any equity or equity-based awards; or (F) waive or release any restrictive covenant obligation of any Company Employee, except in the ordinary course of business in respect of any Company Employee whose annual base compensation is less than $150,000;

(xi)           (x) hire any employee or engage any independent contractor, other than in the ordinary course of business consistent with past practice in respect of any such employee or independent contractor whose annual base compensation is less than $150,000, or (y) terminate the employment or engagement, other than for cause, of any employee or independent contractor, other than in the ordinary course of business in respect of any such employee or independent contractor whose annual base compensation is less than $150,000;

(xii)           enter into any collective bargaining agreement or written Contract with any labor union or other employee representative body, in each case, except to the extent required by applicable Law;

(xiii)           implement any employee layoffs or plant closings that would trigger notification requirements pursuant to the WARN Act;

(xiv)           make any material change in any accounting principles, methods or practices, except as may be required to conform to changes in statutory or regulatory accounting rules, applicable Law or GAAP or regulatory requirements with respect thereto;

(xv)           other than as required by applicable Law or GAAP, (A) make any material change to any method of Tax accounting, (B) make any material tax election (other than in connection with filing a Tax Return in the ordinary course of business, to the extent such election is consistent with past practice) or change any material Tax election, (C) surrender any claim for a refund of material Taxes, (D) enter into any closing agreement with respect to any material Taxes, (E) settle or compromise any material Tax liability, (F) amend any material Tax Return, or (G) agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of a material amount of Taxes of the Company or any of its subsidiaries;

(xvi)           other than any Transaction Litigation, settle or compromise any litigation, other than settlements or compromises of litigation (A) where the amount paid (net of insurance proceeds receivable) does not exceed (x) $5,000,000 or, if greater, does not exceed the total amount reserved for such matter in the Company’s financial statements included in the SEC Reports and (y) $7,500,000 in the aggregate, and (B) that does not include any admission of wrongdoing or criminal act and that provides for a general release of all claims against the Company and its Affiliates; provided that no settlement or compromise of any litigation may impose restrictions in any material respect on the operations or business of the Company or its subsidiaries as conducted on the date hereof;

(xvii)           (A) modify, amend, renew, extend, or waive or grant any release of any rights under any Material Contract, other than in the ordinary course of business, on terms that are not adverse in any material respect to the Company and its subsidiaries taken as a whole or cancel or terminate, in whole or in part, any Material Contract or (B) enter into any Contract that would have been a Material Contract under one of the clauses of Section 3.9(a) (other than clause (vii) (solely where such Contract under (vii) thereof is a non-exclusive license agreement for uncustomized, generally commercially available “off the shelf” software that is not incorporated into Company Products and that is licensed pursuant to standard terms and conditions) or (viii)(A) thereof) if it had existed on the date hereof, other than any Contract entered into in connection with the taking of any action permitted by the other clauses of this Section 5.1(b);

(xviii)           make capital expenditures (which, for the avoidance of doubt, shall not include costs and expenses for software and product development to the extent incurred in the ordinary course of business), or incur any obligations or liabilities or make any commitments in connection therewith, other than in the ordinary course of business in an aggregate amount not to exceed $2,500,000 individually or $7,500,000 in the aggregate;

(xix)           enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries or enter into a new line of business or abandon or discontinue any material existing line of business; or

(xx)           agree, authorize or commit to do any of the foregoing actions described in Sections 5.1(b)(i) through (xviii).

Section 5.2       No Control of Other Party’s Business. Without in any way limiting any Party’s rights or obligations under this Agreement (including Section 5.1), nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or its subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or its subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its subsidiaries’ respective operations.

Section 5.3       Conduct of Business of Parent and Merger Sub Pending the Merger. From the date of this Agreement until the earlier of the Effective Time and the valid termination of this Agreement in accordance with Article VIII, except (x) as otherwise expressly required by this Agreement or (y) as the Company shall otherwise consent in writing, neither Parent nor Merger Sub shall, and Parent and Merger Sub shall cause their subsidiaries and their respective Parent Related Parties not to:

(a)           (A) amend, waive, modify, restate or otherwise supplement any of its organizational or governing documents, (B) enter into any agreement or incur any indebtedness or other obligations or enter into any amendment, waiver, modification, restatement or other supplement with respect to, or incur any indebtedness or liens under, the Parent Debt Documents, (C) incur any Indebtedness, create any liens on its properties, rights or assets in connection with any Indebtedness or enter into any agreement in respect of any Indebtedness or under which Indebtedness could be incurred or (D) otherwise take any action that, in each case of the foregoing clauses (A) through (D), would (or would be reasonably likely to) (x) impose any delay in, impede, or increase in any material respect the risk of not consummating the Financing Activities, the Merger or any of the other transactions contemplated herein or (y) result in a Debt Default pursuant to any of the Parent Debt Documents or Company Debt Documents (in either case, as in existence as of the date of this Agreement and as in existence as of any other date of determination); or

(b)           allow the amount of Available Liquidity on any date to be less than the Minimum Liquidity Amount, including by entering into any amendment, waiver, modification, restatement, or other supplement with respect to the Parent Revolving Credit Facility or by otherwise taking any other action or failing to take action (including for the avoidance of doubt, after giving effect to the consummation of an Asset Sale Commitment Reduction). In each calendar month following the date of this Agreement (and no later than the second Business Day of such calendar month) and at any other time upon the reasonable request of Company (but in any event, not more than every tenth Business Day), Parent shall promptly (but in any event, within two Business Days of such request) provide Company with an updated calculation in reasonable detail of the amount of its Available Liquidity.

Article VI

ADDITIONAL AGREEMENTS

Section 6.1       Written Consent. Immediately after the execution of this Agreement, in lieu of calling a meeting of the Company’s stockholders, the Company shall take all actions reasonably necessary to submit to, and in the absence of a Change of Recommendation made in accordance with the terms of Section 6.3 seek and obtain from, the Majority Stockholders a written consent to approve and adopt this Agreement in the form attached hereto as Exhibit B by no later than 11:59 p.m., New York City time, on the date of this Agreement (the “Written Consent Delivery Time”). Immediately upon receipt of such written consent, duly executed by the Majority Stockholders (the “Written Consent”), the Company shall provide to Parent promptly (and in any event by the Written Consent Delivery Time) a copy of such Written Consent. In connection with the Written Consent, the Company shall take all actions necessary or advisable to comply, and shall comply in all respects, with Section 228 and Section 262 of the DGCL, and the Company’s Certificate of Incorporation and Bylaws.

Section 6.2       Company Stockholders Meeting. In the event the Written Consent is not delivered to Parent by the Written Consent Delivery Time and Parent does not terminate this Agreement in accordance with Section 8.1(e)(iii):

(a)           The Company, acting through its Board of Directors (or a committee thereof), shall as promptly as practicable following the later of (i) the tenth day after the Proxy Statement is filed with the SEC in accordance with Section 6.4(b) if the SEC has not informed the Company that it will review the Proxy Statement and (ii) confirmation by the SEC that the SEC has no further comments on such Proxy Statement (but subject to the last sentence of this Section 6.2), take all action required under the DGCL, the Company’s Organizational Documents, and the applicable requirements of the New York Stock Exchange necessary to promptly and duly call, give notice of, convene and hold as promptly as practicable a meeting of its stockholders for the purpose of approving and adopting this Agreement (including any adjournment or postponement thereof, the “Stockholders Meeting”); provided that the Company may postpone, recess or adjourn such meeting (A) to the extent required by applicable Law, (B) to allow reasonable additional time (x) to solicit additional proxies to the extent the Company reasonably believes necessary in order to obtain the Company Requisite Vote or (y) for the Company to make any supplemental disclosures in advance of the Stockholders Meeting that the Company determines, after consultation with outside legal counsel, are reasonably required under applicable Law to be made in advance of, and reviewed by the stockholders of the Company prior to, the Stockholders Meeting, or (C) if as of the time for which the Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient Shares represented (either in person or by proxy) and voting to constitute a quorum necessary to conduct the business of the Stockholders Meeting; provided further that the Company shall not postpone, recess or adjourn the Stockholders Meeting (1) pursuant to the foregoing clause (B) for more than 10 Business Days after the date for which the Stockholders Meeting is originally scheduled without Parent’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned) and (2) to a date after the date that is less than two Business Days prior to the End Date.

(b)           The Company, acting through its Board of Directors (or a committee thereof), shall, unless a Change of Recommendation has been previously made in accordance with the terms of Section 6.3, (i) include in the Proxy Statement the Recommendation and (ii) use its reasonable best efforts to obtain the Company Requisite Vote; provided that the Board of Directors of the Company shall not (A) fail to make the Recommendation or fail to include the Recommendation in the Proxy Statement, (B) withdraw, modify, qualify or change in a manner adverse to Parent the Recommendation, (C) take any public action or make any public statement inconsistent with the Recommendation, (D) recommend, adopt, approve, endorse or publicly propose to recommend, adopt, approve or endorse to the stockholders of the Company an Acquisition Proposal with a Person other than Parent and Merger Sub, (E) publicly make any recommendation in connection with an Acquisition Proposal other than a recommendation against such Acquisition Proposal, or (F) formally resolve to effect or publicly announce an intention to effect any of the foregoing (collectively, a “Change of Recommendation”) except in accordance with Section 6.3(c) or Section 6.3(d) (it being understood and agreed that, for all purposes of this Agreement (including Section 6.2 and Section 6.3), a customary “stop-look-and-listen” communication by the Board of Directors of the Company to the stockholders of the Company in accordance with Rule 14d-9(f) of the Exchange Act in connection with the commencement of a tender offer or exchange offer, shall not, in and of itself, be deemed to constitute a Change of Recommendation unless it contains a Change of Recommendation) and, following such Change of Recommendation, may fail to use such reasonable best efforts. The Company agrees that no matters shall be brought before the Stockholders Meeting other than adoption of this Agreement, any related “golden parachute” vote under Rule 14a-21(c) of the Exchange Act and any related and customary procedural matters (including a proposal to adjourn the meeting to allow additional solicitation of votes or proxies). Notwithstanding anything to the contrary contained in this Agreement, the Company shall not be required to hold the Stockholders Meeting if this Agreement is validly terminated.

Section 6.3       Non-Solicitation; Acquisition Proposals.

(a)           Except as expressly permitted by this Section 6.3, from date of this Agreement until the Effective Time or, if earlier, the valid termination of this Agreement in accordance with Section 8.1, the Company shall not, shall cause its subsidiaries not to and shall use its reasonable best efforts to cause its and their respective directors, officers, employees, investment bankers, attorneys, accountants, consultants and other advisors or representatives (collectively, “Representatives”) not to, directly or indirectly, (i) initiate, solicit or knowingly encourage or knowingly facilitate any inquiries with respect to, or the making of, any inquiry regarding, or any proposal or offer that constitutes, or could reasonably be expected to result in or lead to, any Acquisition Proposal, (ii) engage in, continue or otherwise participate in any negotiations or discussions concerning, or provide access to its properties, books and records or any confidential information or data to, any Person relating to any proposal, offer or inquiry that constitutes, or could reasonably be expected to result in or lead to, any Acquisition Proposal, (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal, or (iv) execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, confidentiality agreement (other than an Acceptable Confidentiality Agreement executed in accordance with Section 6.3(b)(iii)), merger agreement, acquisition agreement, exchange agreement, joint venture agreement, partnership agreement, option agreement or other similar agreement for or relating to any Acquisition Proposal; provided that it is understood and agreed that any determination or action by the Company or its Board of Directors made or taken in accordance with Section 6.3(b) or Section 6.3(c) shall not be deemed to be a breach or violation of this Section 6.3(a). The Company also agrees that, immediately following the execution of this Agreement, it shall, and shall cause each of its subsidiaries and shall use its reasonable best efforts to cause its and their Representatives to, cease any solicitations, discussions or negotiations with any Person (other than the Parties and their respective Representatives) in connection with an Acquisition Proposal that exist as of the date hereof. The Company further agrees that, except as otherwise expressly permitted by this Section 6.3, following the execution of this Agreement, it will promptly request each Person (other than the Parties and their respective Representatives) that has prior to the date hereof executed a confidentiality agreement in connection with its consideration of an Acquisition Proposal return or destroy all confidential information furnished to such Person by or on behalf of the Company or any of its subsidiaries prior to the date hereof and terminate access (other than access by the Parties and their respective Representatives) to any physical or electronic data room maintained by or on behalf of the Company or any of its subsidiaries. The Company shall promptly (and in any event within one Business Day) notify, in writing, Parent of the receipt of any inquiry, proposal or offer received after the date hereof that constitutes, or could reasonably be expected to result in or lead to, any Acquisition Proposal, which notice shall include a summary of the material terms of, and the identity of the Person or group of Persons making, such inquiry, proposal or offer and an unredacted copy of any Acquisition Proposal or inquiry, proposal or offer made in writing or, if not in writing, a written description of the material terms and conditions of such inquiry, proposal or offer (and shall include any other documents evidencing or specifying the terms of such proposal, offer, inquiry or request). The Company shall promptly (and in any event within one Business Day) keep Parent reasonably informed of any material developments with respect to any such inquiry, proposal, offer or Acquisition Proposal (including any material changes thereto and copies of any additional written materials received by the Company, its subsidiaries or their respective Representatives). Notwithstanding anything to the contrary herein, the Company may, prior to obtaining the Company Requisite Vote, grant a waiver, amendment or release under any confidentiality or standstill agreement to the extent necessary to allow for a confidential Acquisition Proposal to be made to the Company or the Board of Directors so long as the Company promptly (and in any event within one Business Day thereafter) notifies Parent thereof (including the identity of such counterparty) after granting any such waiver, amendment or release and the Board of Directors of the Company determines prior to the grant of such waiver, amendment or release in good faith, after consultation with outside legal counsel to the Company, that the failure of the Board of Directors of the Company to take such action would be reasonably likely to be inconsistent with the fiduciary duties owed by the Company’s directors under applicable Law. Without limiting the foregoing, it is understood that any violation of the restrictions contained in this Section 6.3 by any of the Company’s subsidiaries, or any of the Company’s or its subsidiaries’ respective Representatives acting, to the Knowledge of the Company, on the Company’s or one of its subsidiaries’ behalf, shall be deemed to be a breach of this Section 6.3 by the Company.

(b)           Notwithstanding anything to the contrary in Section 6.2(b) or Section 6.3(a), this Agreement shall not prevent the Company or its Board of Directors from:

(i)           taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer), making a customary “stop-look-and-listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act or from making any legally required disclosure to stockholders with regard to (x) the transactions contemplated by this Agreement or (y) an Acquisition Proposal that was not the result of a breach of this Section 6.3 in any material respect; provided, that this clause (i) shall not be deemed to permit the Company or its Board of Directors to effect a Change of Recommendation except in accordance with Section 6.3(c) and Section 6.3(d);

(ii)           prior to obtaining the Company Requisite Vote, contacting and engaging in discussions with any Person or group and their respective Representatives who has made an Acquisition Proposal after the date hereof that was not a result of a breach of Section 6.3(a) in any material respect, solely for the purpose of clarifying such Acquisition Proposal and the terms thereof in order to determine whether such Acquisition Proposal constitutes or could reasonably be expected to constitute, result in or lead to a Superior Proposal;

(iii)           prior to obtaining the Company Requisite Vote, (A) contacting and engaging in any negotiations or discussions with any Person and its Representatives who has made an Acquisition Proposal after the date hereof that was not a result of a breach of Section 6.3(a) in any material respect (which negotiations or discussions need not be solely for clarification purposes described in clause (ii) above) and (B) providing access to the Company’s or any of its subsidiaries’ properties, books and records and providing information or data in response to a request therefor by a Person who has made a bona fide Acquisition Proposal that was not a result of a breach of Section 6.3(a) in any material respect, in each case only if the Board of Directors (x) shall have determined in good faith, after consultation with its outside legal counsel and financial advisor(s), that such Acquisition Proposal constitutes or could reasonably be expected to constitute, result in or lead to a Superior Proposal, (y) shall have determined in good faith, after consultation with its outside legal counsel, that the failure to do so would be reasonably likely to be inconsistent with the fiduciary duties owed by the Company’s directors under applicable Law, and (z) has received from the Person so requesting such information an executed Acceptable Confidentiality Agreement; provided that the Company shall provide to Parent and Merger Sub any material non-public information or data that is provided to any Person given such access that was not previously made available to Parent or Merger Sub prior to or substantially concurrently with the time it is provided to such Person (and in any event within 24 hours thereof);

(iv)           prior to obtaining the Company Requisite Vote, making a Change of Recommendation (only to the extent permitted by Section 6.3(c) or (d)); or

(v)           resolving, authorizing, committing or agreeing to take any of the foregoing actions, only to the extent such actions would be permitted by the foregoing clauses (i) through (iv).

(c)           Notwithstanding anything in Section 6.2(b) and this Section 6.3 to the contrary, if, at any time prior to obtaining the Company Requisite Vote, the Company’s Board of Directors determines in good faith, after consultation with its financial advisor(s) and outside legal counsel, solely in response to an Acquisition Proposal that was not solicited in breach of this Section 6.3, that (i) such proposal constitutes a Superior Proposal and (ii) the failure to take the actions specified in clause (x) or (y) of this Section 6.3(c) would be reasonably likely to be inconsistent with the fiduciary duties owed by the Company’s directors under applicable Law, the Company or its Board of Directors may, prior to obtaining the Company Requisite Vote, (x) make a Change of Recommendation or (y) terminate this Agreement pursuant to Section 8.1(d)(ii) to enter into a definitive agreement with respect to such Superior Proposal; provided that, in the case of the foregoing clause (y), the Company pays to Parent the Company Termination Payment required to be paid pursuant to Section 8.2(b) at or prior to the time of such termination (it being agreed that such termination shall not be effective unless such fee is so paid); provided further that the Company will not be entitled to make a Change of Recommendation or terminate this Agreement in accordance with Section 8.1(d)(ii) unless (1) the Company delivers to Parent a written notice (a “Company Notice”) advising Parent that the Company’s Board of Directors proposes to take such action and containing the material terms and conditions of the Superior Proposal that is the basis of the proposed action of the Board of Directors of the Company (including the identity of the party making such Superior Proposal and a written summary of any material terms and conditions communicated orally), and shall include with such notice unredacted copies of the proposed transaction agreement (if any) and copies of any other documents evidencing or specifying the terms and conditions of such Acquisition Proposal, (2) if requested by Parent, the Company engages, and causes its subsidiaries to engage, and use its reasonable best efforts to cause its or their Representatives to engage, in good faith negotiations with Parent and its Representatives for three Business Days following the date on which the Company Notice is received by Parent (such period from the time the Company Notice is provided to Parent until 5:00 p.m., New York City time, on the third Business Day immediately following the day on which the Company delivered the Company Notice to Parent, the “Notice Period;” it being understood that any material revision, amendment, update or supplement to the terms and conditions of such Superior Proposal shall require the delivery by the Company to Parent of a new Company Notice and the Notice Period shall be extended by an additional two Business Days following the date on which such new Company Notice is delivered to Parent) to make such adjustments in the terms and conditions of this Agreement so as to obviate the need for a Change of Recommendation or terminate this Agreement in accordance with Section 8.1(d)(ii), and (3) at or after 5:00 p.m., New York City time, on the last day of the Notice Period (as it may be so extended), the Board of Directors of the Company reaffirms in good faith (x) after consultation with its outside legal counsel and financial advisor(s) that such Acquisition Proposal continues to constitute a Superior Proposal even if the adjustments to the terms and conditions of this Agreement proposed by Parent in a written offer (if any) were to be given effect and (y) after consultation with its outside legal counsel, that the failure to make a Change of Recommendation or so terminate this Agreement would be reasonably likely to be inconsistent with the fiduciary duties owed by the Company’s directors under applicable Law.

(d)           Notwithstanding anything in Section 6.2(b) or this Section 6.3 to the contrary, if, at any time prior to obtaining the Company Requisite Vote, the Company’s Board of Directors determines in good faith, solely in response to an Intervening Event, after consultation with its outside legal counsel, that the failure to make a Change of Recommendation would be reasonably likely to be inconsistent with the fiduciary duties owed by the Company’s directors under applicable Law, the Company or its Board of Directors may, prior to obtaining the Company Requisite Vote, make a Change of Recommendation; provided that the Company will not be entitled to make, or agree or resolve to make, a Change of Recommendation unless (i) the Company delivers to Parent a written notice (an “Intervening Event Notice”) advising Parent that the Company’s Board of Directors proposes to take such action and containing the material facts underlying the determination by the Board of Directors of the Company that an Intervening Event has occurred, (ii) if requested by Parent, the Company engages, and causes its subsidiaries to engage, and use its reasonable best efforts to cause its or their Representatives to engage, in good faith negotiations with Parent and its Representatives for three Business Days following the date on which the Intervening Event Notice is received by Parent (such period from the time the Intervening Event Notice is provided until 5:00 p.m., New York City time, on the third Business Day immediately following the day on which the Company delivered the Intervening Event Notice, the “Intervening Event Notice Period” it being understood that any material change in the Intervening Event shall require the delivery by the Company to Parent of a new Intervening Event Notice and the Intervening Event Notice Period shall be extended by an additional two Business Days following the date on which such new Intervening Event Notice is delivered to Parent) to make such adjustments in the terms and conditions of this Agreement so as to obviate the need for a Change of Recommendation and (iii) at or after 5:00 p.m., New York City time, on the last day of the Intervening Event Notice Period (as it may be so extended), the Board of Directors of the Company reaffirms in good faith after consultation with its outside legal counsel that, even if the adjustments to the terms and conditions of this Agreement proposed by Parent (if any) were to be given effect, the failure to make a Change of Recommendation would be reasonably likely to be inconsistent with the fiduciary duties owed by the Company’s directors under applicable Law.

(e)           For purposes of this Agreement, the following terms shall have the meanings assigned below:

(i)           “Acquisition Proposal” means any proposal or offer from any Person (other than Parent, Merger Sub or their respective Affiliates) relating to, in a single transaction or series of related transactions, (A)  any direct or indirect acquisition or purchase of a business that constitutes 20% or more of the net revenues, net income or assets of the Company and its subsidiaries, taken as a whole, (B) any direct or indirect acquisition of 20% or more of the consolidated assets of the Company and its subsidiaries, taken as a whole (based on the fair market value thereof, as determined in good faith by the Board of Directors of the Company), including through the acquisition of one or more subsidiaries of the Company owning such assets, (C) acquisition of beneficial ownership, or the right to acquire beneficial ownership, of 20% or more of the total voting power of the equity securities of the Company, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more of the total voting power of the equity securities of the Company, or any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company (or any subsidiary of the Company whose business constitutes 20% or more of the net revenues, net income or assets of the Company and its subsidiaries, taken as a whole), (D) any issuance or sale or other disposition (including by way of merger, reorganization, division, consolidation, share exchange, business combination, recapitalization or other similar transaction) of 20% or more of the total voting power of the equity securities of the Company or (E) any other transaction having a similar effect to those described in the foregoing clauses (A) through (D).

(ii)           “Superior Proposal” means a bona fide and written Acquisition Proposal made after the date hereof that the Board of Directors of the Company in good faith determines is reasonably likely to be consummated in accordance with its terms and would, if consummated, result in a transaction that is more favorable from a financial point of view to the stockholders of the Company than the transactions contemplated hereby after taking into account all such factors and matters deemed relevant in good faith by the Board of Directors of the Company, including legal, financial (including the financing terms of any such proposal), regulatory, timing or other aspects of such proposal and the transactions contemplated hereby; provided that for purposes of the definition of “Superior Proposal,” the term “Acquisition Proposal” shall have the meaning assigned to such term herein, except that the references to “20%” in such definition shall be deemed to be references to “50%”.

(iii)           “Intervening Event” means an event, fact, development, circumstance or occurrence (but specifically excluding any Acquisition Proposal or Superior Proposal) that materially affects the business, assets, operations or prospects of the Company and its subsidiaries, taken as a whole, and that was not known and was not reasonably foreseeable to the Company or the Board of Directors of the Company as of the date hereof (or the consequences of which were not reasonably foreseeable to the Board of Directors of the Company as of the date hereof), and becomes known to the Company or the Board of Directors of the Company after the date of this Agreement.

Section 6.4       Preparation of Information Statement or Proxy Statement.

(a)           In the event the Written Consent is delivered to Parent by the Written Consent Delivery Time or is delivered to Parent after the Written Consent Delivery Time and the Parent has not yet terminated this Agreement pursuant to Section 8.1(e)(iii):

(i)           The Company shall, with the assistance of Parent, prepare and file with the SEC, as promptly as practicable after the date of this Agreement and in any event within 25 Business Days of the date of this Agreement, the Information Statement. Parent, Merger Sub and the Company will cooperate with each other in the preparation of the Information Statement.

(ii)           Subject to applicable Law, and anything in this Agreement to the contrary notwithstanding, prior to the filing of the Information Statement (or any amendment or supplement thereto), or any dissemination thereof to the stockholders of the Company, or responding to any comments from the SEC with respect thereto, the Company shall provide Parent and its counsel with a reasonable opportunity to review and to comment on such document or response, which the Company shall consider in good faith. Each of Parent and Merger Sub shall furnish to the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Information Statement. The Company shall promptly notify Parent and Merger Sub upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Information Statement and shall provide Parent with copies of all correspondence between it and its Representatives, on the one hand, and the SEC and its staff, on the other hand, relating to the Information Statement. The Company shall use its reasonable best efforts to resolve all SEC comments with respect to the Information Statement as promptly as practicable after receipt thereof. The Company shall cause the Information Statement to be mailed to holders of Common Stock as of the date the Written Consent is effective promptly (but in any event no more than five Business Days) after the later of (i) the tenth day after the Information Statement is filed with the SEC if the SEC has not informed the Company that it will review the Information Statement and (ii) confirmation by the SEC that the SEC has no further comments on the Information Statement.

(iii)           If at any time prior to the Closing any information relating to the Company or Parent, or any of their respective Affiliates, should be discovered by a Party, which information should be set forth in an amendment or supplement to the Information Statement, the Party that discovers such information shall promptly notify the other Party and the Company shall prepare (with the assistance of Parent) and mail to its stockholders such an amendment or supplement, in each case, to the extent required by applicable Law. Each of the Company, Parent and Merger Sub agrees to promptly (i) correct any information provided by it specifically for use in the Information Statement if and to the extent that such information shall have become false or misleading in any material respect and (ii) supplement the information provided by it specifically for use in the Information Statement to include any information that shall become necessary in order to make the statements in the Information Statement, in light of the circumstances under which they were made, not misleading. The Company further agrees to cause the Information Statement as so corrected or supplemented promptly to be filed with the SEC and to be disseminated to its stockholders, in each case as and to the extent required by applicable Law.

(b)           In the event the Written Consent is not delivered to Parent by the Written Consent Delivery Time and Parent does not terminate this Agreement in accordance with Section 8.1(e)(iii):

(i)           The Company shall, with the assistance of Parent, prepare and file with the SEC, as promptly as practicable (and, in any event, not later than 20 Business Days) after the expiration date of the Written Consent Delivery Time, the Proxy Statement. Parent, Merger Sub and the Company will cooperate with each other in the preparation of the Proxy Statement.

(ii)           Subject to applicable Law, and anything in this Agreement to the contrary notwithstanding, prior to the filing of the Proxy Statement (or any amendment or supplement thereto), or any dissemination thereof to the stockholders of the Company, or responding to any comments from the SEC with respect thereto, the Company shall provide Parent and its counsel with a reasonable opportunity to review and to comment on such document or response, which the Company shall consider in good faith. Each of Parent and Merger Sub shall furnish to the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement or any supplement or amendment thereto. The Company shall promptly notify Parent and Merger Sub upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and shall provide Parent with copies of all correspondence between it and its Representatives, on the one hand, and the SEC and its staff, on the other hand, relating to the Proxy Statement. The Company shall use its reasonable best efforts to resolve all SEC comments with respect to the Proxy Statement as promptly as practicable after receipt thereof. The Company shall cause the Proxy Statement to be mailed to holders of Common Stock as of the record date established for the Stockholders Meeting promptly (but in any event no more than five Business Days) after the later of (i) the tenth day after the Proxy Statement is filed with the SEC if the SEC has not informed the Company that it will review the Proxy Statement and (ii) confirmation by the SEC that the SEC has no further comments on the Proxy Statement.

(iii)           If at any time prior to the Stockholders Meeting any information relating to the Company or Parent, or any of their respective Affiliates, should be discovered by a Party, which information should be set forth in an amendment or supplement to the Proxy Statement, the Party that discovers such information shall promptly notify the other Party and the Company shall prepare (with the assistance of Parent) and mail to its stockholders such an amendment or supplement, in each case, to the extent required by applicable Law. Each of the Company, Parent and Merger Sub agrees to promptly (i) correct any information provided by it specifically for use in the Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect and (ii) supplement the information provided by it specifically for use in the Proxy Statement to include any information that shall become necessary in order to make the statements in the Proxy Statement, in light of the circumstances under which they were made, not misleading. The Company further agrees to cause the Proxy Statement as so corrected or supplemented promptly to be filed with the SEC and to be disseminated to its stockholders, in each case as and to the extent required by applicable Law.

Section 6.5       Further Action; Efforts.

(a)           Subject to the terms and conditions of this Agreement, each Party will (and will cause each of its subsidiaries and Affiliates to) (unless, with respect to any action, another standard of performance or exceptions, limitations or qualifications are expressly provided for herein) promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to cause the conditions to Closing to be satisfied as promptly as reasonably practicable and to consummate and make effective, in the most expeditious manner practicable (and in any event, prior to the End Date), the transactions contemplated by this Agreement, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) obtain all approvals, consents, registrations, waivers, permits, authorizations, orders and other confirmations from any Governmental Entity or third party necessary, proper or advisable to consummate the transactions contemplated by this Agreement and (iii) execute and deliver any additional instruments necessary to consummate the transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, each Party hereto agrees to (i) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within 10 Business Days of the date hereof and (ii) supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take any and all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

(b)           Each Party shall, in connection with the efforts referenced in Section 6.5(a) to obtain all requisite approvals and authorizations or expiration of waiting periods for the transactions contemplated by this Agreement under the HSR Act or any other Antitrust Law, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) subject to applicable Law, furnish to the other Party as promptly as practicable all information required for any application or other filing to be made by the other Party pursuant to any applicable Law in connection with the transactions contemplated by this Agreement; (iii) promptly notify the other Party of any material communication received by such Party from, or given by such Party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other U.S. or foreign Governmental Entity and of any communication received or given in connection with any proceeding by a private Party, in each case regarding any of the transactions contemplated hereby and, subject to applicable Law, furnish the other Party promptly with copies of all correspondence, filings (including Item 4(c) and Item 4(d) documents in connection with the HSR Act filing) and communications between them and the FTC, the DOJ or any other Governmental Entity with respect to the transactions contemplated by this Agreement; (iv) respond as promptly as practicable to any inquiries received from, and supply as promptly as practicable any additional information or documentation that may be requested by the FTC, the DOJ, or by any other Governmental Entity in respect of such registrations, declarations and filings or such transactions; and (v) permit the other Party to review any material communication given by it to, and consult with each other in advance, and consider in good faith the other Party’s reasonable comments in connection with, any filing, notice, application, submission, communication, meeting or conference with, the FTC, the DOJ or any other Governmental Entity or, in connection with any proceeding by a private party, with any other Person; provided, however, that to the extent any of the documents or information provided pursuant to this Section 6.5(b) are commercially or competitively sensitive, the Company or Parent, as the case may be, may satisfy its obligations by providing such documents or information to the other Party’s outside counsel, with the understanding and agreement that such counsel shall not share such documents and information with its client; provided, further, that materials may also be redacted (x) to remove references concerning the valuation of the Company, (y) as necessary to comply with contractual arrangements, and (z) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns, to the extent that that such attorney-client or other privilege or confidentiality concerns are not governed by a common interest privilege or doctrine. None of the Parties or their respective Affiliates shall be permitted to “pull-and-refile” pursuant to 16 C.F.R. 803.12 or otherwise withdraw any filing under the HSR Act or any other Antitrust Law, as the case may be, and refile it unless the other Parties have consented in writing in advance to such withdrawal and refiling, and none of the Parties or their respective Affiliates shall extend any waiting period under the HSR Act or enter into any agreement with any Governmental Entity not to consummate the transactions contemplated hereby, except with the prior written consent of the other Parties. For purposes of this Agreement, “Antitrust Law” means the Sherman Antitrust Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914 and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(c)           Parent shall have primary responsibility for, and shall take the lead in, scheduling and conducting any meeting with any Governmental Entity, coordinating and making any applications and filings with, and resolving any investigation or other inquiry of, any agency or other Governmental Entity, and obtaining the required statutory consents, and approvals from any Governmental Entity necessary, proper or advisable to consummate the Merger; provided, that, Parent agrees to consult with the Company reasonably in advance of taking any such action. No Party shall independently participate or engage in any material meeting or material communication with any Governmental Entity in respect of any such filings, investigation or other inquiry in connection with this Agreement or the transactions contemplated by this Agreement without giving the other Parties sufficient prior notice of the meeting or communication and, to the extent permitted by such Governmental Entity, the opportunity to attend and/or participate in such meeting or communication.

(d)           Subject to the proviso to the next succeeding sentence, Parent shall, and shall cause its subsidiaries to, take any and all steps necessary to (x) resolve, avoid, or eliminate impediments or objections, if any, that may be asserted with respect to the transactions contemplated by this Agreement under any Antitrust Law or (y) avoid the entry of, effect the dissolution of, and have vacated, lifted, reversed or overturned, any decree, order or judgment that would prevent, prohibit, restrict or delay the consummation of the contemplated transactions, so as to enable the Parties to close the contemplated transactions expeditiously (but in no event later than the End Date). In furtherance, but without limiting the foregoing, Parent shall, and shall cause its subsidiaries to (and the Company shall not, and shall not cause or permit its subsidiaries, without the prior written consent of Parent, to), (i) propose, negotiate, commit to and effect, by consent decree, hold separate orders or otherwise, the sale, divesture, disposition, or license of any assets, properties, products, rights, services or businesses of Parent or its subsidiaries or the Company or its subsidiaries or any interest therein, (ii) agree to any other structural or conduct remedy with respect to the businesses of Parent or its subsidiaries or the Company or any of its subsidiaries, (iii) otherwise take or commit to take any actions that would limit Parent’s or its subsidiaries’ or the Company’s or its subsidiaries’ freedom of action with respect to, or its or their ability to retain any assets, properties, products, rights, services or business of Parent or its subsidiaries or the Company or its subsidiaries or any interest or interests therein, and/or (iv) modify, restructure, amend, terminate, or revise, any agreement or arrangement entered into or proposed to be entered into by Parent or its subsidiaries or the Company or its subsidiaries, including with respect to any interest (including any equity or other interest) held or to be held directly or indirectly in Parent or the Company by any Person; provided, that (x) none of Parent or any of its subsidiaries shall be required to take any action pursuant to this Section 6.5 with respect to any of their respective assets, properties, products, rights, services or businesses, or any interest or interests therein, or any of their respective agreements or arrangements (other than those of the Company and its subsidiaries upon and following the Closing pursuant to the following sub-clause (y)) if such action, either individually or when taken together with any other such actions, would, or would reasonably be expected to, have a material adverse effect on Parent and its subsidiaries, taken as a whole (excluding, for the avoidance of doubt, the Company and its subsidiaries upon and following the Closing), (y) none of Parent or any of its subsidiaries (including the Company and its subsidiaries upon and following the Closing) shall be required to take (and the Company shall not take, and shall not cause or permit its subsidiaries, without the prior written consent of Parent, to take) any action pursuant to this Section 6.5 with respect to any of the Company’s or its subsidiaries’ respective assets, properties, products, rights, services or businesses, or any interest or interests therein, or any of their respective agreements or arrangements if such action, either individually or when taken together with any other such actions, would, or would reasonably be expected to, have a material adverse effect on the Company and its subsidiaries, taken as a whole, and (z) the Parties shall not be obligated to take any action contemplated above, the effectiveness of which is not conditioned on the Closing occurring.

(e)           Subject to the obligations under Section 6.5(d), in the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, (i) each of Parent, Merger Sub and the Company shall, and shall cause their respective subsidiaries to, use its reasonable best efforts to cooperate in all respects with each other and use its respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement, and (ii) Parent, Merger Sub, and the Company will defend, at their cost and expense, any action or actions, whether judicial or administrative, in connection with the transactions contemplated by this Agreement, including appeals. Notwithstanding the foregoing, the Company shall not be required to agree to any term or take any action in connection with its obligations under this Section 6.5(e) that is not conditioned upon consummation of the Merger.

(f)           Neither Parent nor Merger Sub nor any of their subsidiaries shall acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing all or a portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets or equity interests, or take any other material action, if entering into a definitive agreement relating to, or consummating, such acquisition, merger or consolidation, or taking any other action, would reasonably be expected to: (i) impose any material delay in obtaining, or increase in any material respect the risk of not obtaining, any consents of any Governmental Entity necessary to consummate the transactions contemplated by this Agreement or the expiration or termination of any applicable waiting period; (ii) increase in any material respect the risk of any Governmental Entity seeking or entering an order prohibiting the consummation of the transactions contemplated by this Agreement; or (iii) increase in any material respect the risk of not being able to remove any such order on appeal or otherwise.

Section 6.6       Notification of Certain Matters. Subject to applicable Law, the Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) any material notice or other material communication received by such Party from any Governmental Entity in connection with the Merger or the other transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other transactions contemplated herein, if the subject matter of such communication or the failure of such Party to obtain such consent would reasonably be expected to be material to the Company, the Surviving Corporation or Parent and (b) any Actions commenced or, to such Party’s Knowledge, threatened against, relating to or involving or otherwise affecting such Party or any of its subsidiaries which relate to the Merger or the other transactions contemplated hereby; provided that the delivery of any notice pursuant to this Section 6.6 shall not (i) cure any breach of, or non-compliance with, any other provision of this Agreement or (ii) limit the remedies available to the Party receiving such notice. The Parties agree and acknowledge that the Company’s, on the one hand, and Parent’s, on the other hand, compliance or failure of compliance with this Section 6.6 shall not be taken into account for purposes of determining whether the condition referred to in Section 7.2(b) or Section 7.3(b), respectively, shall have been satisfied with respect to performance in all material respects with this Section 6.6.

Section 6.7       Access to Information; Confidentiality.

(a)           Subject to applicable Law and any COVID-19 Measures, from the date hereof to the Effective Time or the earlier valid termination of this Agreement, upon reasonable prior written notice from Parent, the Company shall, and shall use its reasonable best efforts to cause its subsidiaries, officers, directors and employees to, afford Parent and its Representatives reasonable access, consistent with applicable Law, during normal business hours to the Company’s and its subsidiaries’ officers, employees, books and records, as necessary to facilitate consummation of the transactions contemplated by this Agreement; provided, that such access may be limited to the extent the Company or any of its subsidiaries reasonably determines, in light of COVID-19 or COVID-19 Measures, that such access would jeopardize the health and safety of any employee of the Company or any of its subsidiaries, it being understood that the Company shall use its commercially reasonable efforts to provide, or cause its subsidiaries to provide, such access in a manner that would not jeopardize the health and safety of the employees of the Company and its subsidiaries. Notwithstanding the foregoing, any such investigation or consultation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company or its subsidiaries or otherwise result in any significant interference with the prompt and timely discharge by such officers, employees and other authorized Representatives of their normal duties and shall not include any environmental sampling or testing. In furtherance thereof, without the prior written consent of the Company, Parent shall not, and shall use reasonable best efforts to cause its Affiliates not to, contact any vendor, lender or any other Person having a material business relationship with the Company except for contacts unrelated to the Merger or the Company. Neither the Company nor any of its subsidiaries shall be required to provide access or to disclose information where such access or disclosure would be commercially sensitive or jeopardize any attorney-client privilege of the Company or any of its subsidiaries, or contravene any applicable Law, rule, regulation, order, judgment, decree or binding agreement entered into prior to the date of this Agreement. Notwithstanding the foregoing, in the event that the Company does not provide access or disclose information in reliance on the immediately preceding sentence, it shall provide notice to Parent that it is withholding such access or information and shall use its reasonable best efforts to communicate, to the extent feasible, the applicable information in a way that would not waive such privilege or violate the applicable Law, rule, regulation, order, judgment, decree or binding agreement, including entering into a joint defense agreement, common interest agreement or other similar arrangement. All requests for information made pursuant to this Section 6.7(a) shall be directed to the executive officer or other Person designated by the Company.

(b)           Each of Parent and Merger Sub will comply with the terms and conditions of the letter agreement, dated October 9, 2022, between the Company and Parent (the “Confidentiality Agreement”), and will hold and treat, and will cause their respective Representatives (as defined in the Confidentiality Agreement) to hold, treat and use, in confidence all documents and information concerning the Company and its subsidiaries furnished to Parent or Merger Sub in connection with the transactions contemplated by this Agreement in accordance with the Confidentiality Agreement, which Confidentiality Agreement shall remain in full force and effect in accordance with its terms until the Closing at which time the Confidentiality Agreement shall be deemed terminated.

Section 6.8       Stock Exchange Delisting. Prior to the Closing Date, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the New York Stock Exchange to enable the delisting by the Surviving Corporation of the Shares from the New York Stock Exchange as promptly as practicable after the Effective Time and the deregistration of the Shares under the Exchange Act at the Effective Time.

Section 6.9       Publicity. The initial press release regarding the Merger shall be a joint press release. Thereafter, the Company (except in connection with an Acquisition Proposal or a Change of Recommendation if and to the extent permitted by this Agreement, or from and after any Change of Recommendation made in accordance with this Agreement) and Parent shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Entity (including any national securities exchange or interdealer quotation service) with respect thereto, including providing each other with the opportunity to review and comment on any press release or other public announcement or filing except as may be required by applicable Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any Governmental Entity, in each case, as determined in the good faith judgment of the Party proposing to make such release (in which case, such Party shall not issue or cause the publication of such press release or other public announcement without prior consultation with the other Party). Notwithstanding the foregoing, the Company, Parent, Merger Sub and their respective Affiliates may provide ordinary course communications regarding this Agreement and the transactions contemplated hereby to existing or prospective general and limited partners, equity holders, members, managers and investors of any Affiliates of such Person, in each case, who are subject to customary confidentiality restrictions.

Section 6.10       Employee Benefits.

(a)           For a period ending on the first anniversary of the Effective Time (the “Benefit Continuation Period”), Parent shall provide, or shall cause the Surviving Corporation to provide, to each employee of the Company or its subsidiaries who continues to be employed by the Surviving Corporation or any subsidiary or Affiliate thereof (the “Continuing Employees”), (i) a salary, wage, target bonus opportunity and commission opportunity, and annual long-term incentives (which may be cash in lieu of equity and excluding new hire long-term incentives) that, in each case, is no less favorable than the salary, wage, target bonus opportunity and commission opportunity, and annual long-term incentives (which may be cash in lieu of equity and excluding new hire long-term incentives) that was provided to such Continuing Employee immediately prior to the Effective Time and (ii) employee benefits (other than defined pension, retiree welfare or fully subsidized health benefits or individual perquisites) that are no less favorable in the aggregate to the benefits provided to such Continuing Employee immediately prior to the Effective Time; provided, that with respect to any equity or equity-based compensation provided to Continuing Employees immediately prior to the Effective Time the cash equivalent of such compensation shall be deemed to satisfy this Section 6.10(a) with respect to such equity or equity-based compensation. Parent shall grant, or cause the Surviving Corporation to grant long-term equity or cash incentives in respect of the 2023 calendar year to the extent not previously awarded prior to Closing to be granted no later than the latest of (1) May 1, 2023 and (2) 30 days following the Effective Time. For the duration of the Benefit Continuation Period, Parent or one of its Affiliates shall maintain for the benefit of each Continuing Employee that does not have a contractual right to severance, the severance benefits set forth in Section 6.10(a) of the Company Disclosure Letter.

(b)           To the extent that Parent modifies any coverage or benefit plan in which Continuing Employees participate, Parent or any of its subsidiaries (including the Company and any subsidiaries thereof) shall use commercially reasonable efforts to (i) waive or cause to be waived any pre-existing conditions, exclusions, limitations, actively-at-work requirements, and eligibility waiting periods under any group health plans of Parent or its Affiliates to be waived with respect to Continuing Employees and their eligible dependents to the extent such conditions were inapplicable or waived under a comparable Company Plan, (ii) give each Continuing Employee credit for the plan year in which the Effective Time occurs towards applicable deductibles and annual out-of-pocket limits for medical expenses incurred prior to the Effective Time for which payment has been made and (iii) to the extent that it would not result in a duplication of benefits and to the extent that such service was recognized under a similar Company Plan, give each Continuing Employee service credit for such Continuing Employee’s employment with the Company for purposes of eligibility to participate and vesting credit (but excluding benefit accrual under any defined benefit pension plan) under each applicable Parent benefit plan as if such service had been performed with Parent.

(c)           Nothing in this Agreement shall confer upon any Continuing Employee any right to continue in the employ or service of Parent, the Surviving Corporation or any Affiliate of Parent, or shall interfere with or restrict in any way the rights of Parent, the Surviving Corporation or any Affiliate of Parent, which rights are hereby expressly reserved, to discharge or terminate the services of any Continuing Employee at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between Parent, the Surviving Corporation, the Company or any Affiliate of Parent and the Continuing Employee or any severance, benefit or other applicable plan, policy or program covering such Continuing Employee. Notwithstanding any provision in this Agreement to the contrary, nothing in this Section 6.10(c) shall (i) be deemed or construed to be an amendment or other modification of any Company Plan, (ii) prevent Parent, the Surviving Corporation or any Affiliate of Parent from amending or terminating any Company Plans in accordance with their terms or (iii) create any third-party rights in any current or former service provider of the Company or its Affiliates (or any beneficiaries or dependents thereof).

(d)           In the event that Parent so requests in writing at least seven days prior to the Effective Time, the Company shall, effective as of the Closing Date, terminate the Company 401(k) Retirement Savings Plan, and any other plan that is intended to meet the requirements of Section 401(k) of the Code, and which is sponsored, or contributed to, by the Company or any of its subsidiaries (collectively, the “Company 401(k) Plan”) and no further contributions shall be made to the Company 401(k) Plan following the Closing Date. In the event the Company 401(k) Plan is terminated at Parent’s request as described herein, prior to the Closing Date and thereafter (as applicable), the Company and Parent shall take any and all action as may be required, including amendments to any plan that is intended to meet the requirements of Section 401(k) of the Code maintained by Parent or one of its subsidiaries (each, a “Parent 401(k) Plan”), to vest all account balances and permit each Continuing Employee to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) in cash or notes (representing plan loans from the Company 401(k) Plan) in an amount equal to the eligible rollover distribution portion of the account balance distributable to such Continuing Employee from the Company 401(k) Plan to the corresponding Parent 401(k) Plan. If the Company 401(k) Plan is terminated at Parent’s request as described herein, the Continuing Employees shall be eligible to participate in a Parent 401(k) Plan effective as of the Closing Date.

Section 6.11       Directors’ and Officers’ Indemnification and Insurance.

(a)           From and after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, indemnify and hold harmless each present and former director and officer of the Company or any of its subsidiaries (in each case, to the extent acting in such capacity) (the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities or awards paid in settlement incurred in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative and whether formal or informal (each, a “Proceeding”), arising out of, relating to or in connection with the fact that such Person is or was a director or officer of the Company or any of its subsidiaries or was serving at the request of the Company or such subsidiary as a director, officer, employee or agent of another Person (including serving at the request of the Company or any such subsidiary with respect to any employee benefit plan), or for any acts or omissions occurring or alleged to occur prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under Delaware Law and its Certificate of Incorporation and Bylaws in effect on the date of this Agreement to indemnify such Person and the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) advance expenses (including reasonable legal fees and expenses) incurred by such Person in the defense of any Proceeding, including any expenses incurred in enforcing such Person’s rights under this Section 6.11 regardless of whether the advancement of such expenses is authorized under the Certificate of Incorporation, the Bylaws or the Organizational Documents of any subsidiary; provided that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification pursuant to this Section 6.11 or otherwise. In the event of any such Proceeding (x) neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any Proceeding in which indemnification has been sought by such Indemnified Party hereunder, unless such settlement, compromise or consent relates only to monetary damages for which the Surviving Corporation is entirely responsible or includes an unconditional release of such Indemnified Party from all liability arising out of such Proceeding or such Indemnified Party otherwise consents (which consent shall not be unreasonably withheld, conditioned or delayed) and (y) the Surviving Corporation shall reasonably cooperate with the Indemnified Party in the defense of any such matter. In the event any Proceeding is brought against any Indemnified Party and in which indemnification could be sought by such Indemnified Party under this Section 6.11, (i) the Surviving Corporation shall have the right to control the defense thereof after the Effective Time, (ii) each Indemnified Party shall be entitled to retain his or her own counsel, whether or not the Surviving Corporation shall elect to control the defense of any such Proceeding, (iii) the Surviving Corporation shall pay all reasonable fees and expenses of any counsel retained by an Indemnified Party promptly after statements therefor are received, if the Surviving Corporation shall elect to control the defense of any such Proceeding, and (iv) no Indemnified Party shall be liable to Parent or the Surviving Corporation for any settlement effected without his or her prior express written consent; provided that for purposes of clauses (ii) and (iii) the Indemnified Party on behalf of whom fees and expenses are paid provides an undertaking to repay such fees and expenses if it is ultimately determined that such Person is not entitled to indemnification pursuant to this Section 6.11).

(b)           Any Indemnified Party wishing to claim indemnification under Section 6.11, upon learning of any such Proceeding, shall promptly notify the Surviving Corporation thereof, but the failure to so notify shall not relieve the Surviving Corporation of any liability it may have to such Indemnified Party except to the extent such failure materially prejudices the indemnifying Party.

(c)           The provisions in the Surviving Corporation’s certificate of incorporation and bylaws with respect to indemnification, advancement of expenses and exculpation of former or present directors and officers shall be no less favorable to such directors and officers than such provisions contained in the Company’s Certificate of Incorporation and Bylaws in effect as of the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of any such individuals.

(d)           Parent shall cause the Surviving Corporation to maintain, at no expense to the beneficiaries, in effect for at least six years from the Effective Time the current policies of the directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company (provided that Parent or the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are not less advantageous to any beneficiary thereof) with respect to matters existing or occurring at or prior to the Effective Time. At Parent’s option, in lieu of maintaining such current policies, the Company shall purchase from insurance carriers with comparable credit ratings, no later than the Effective Time, a six-year prepaid “tail policy” providing at least the same coverage and amounts containing terms and conditions that are no less advantageous in the aggregate to the insured than the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its subsidiaries with respect to claims arising from facts or events that occurred at or before the Effective Time, including the transactions contemplated hereby; provided, however, that in no event shall the annualized premium for such coverage under each such policy exceed 400% of the last annual premium paid by the Company prior to the date hereof in respect of the coverage required to be obtained pursuant hereto under each such policy, but in such case the Company may purchase as much coverage as reasonably practicable for such amount. In the event the Company elects to purchase such a “tail policy”, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain such “tail policy” in full force and effect and continue to honor their respective obligations thereunder. The Surviving Corporation shall, and Parent agrees to cause the Surviving Corporation to, honor and perform under all indemnification agreements entered into by the Company or any of its subsidiaries with any Indemnified Party prior to the date hereof.

(e)           If Parent or the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity or Person or effect any division or similar transaction, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation shall assume all of the obligations set forth in this Section 6.11.

(f)           The provisions of this Section 6.11 shall survive the Merger and, following the Effective Time, are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their heirs and representatives.

(g)           The rights of the Indemnified Parties under this Section 6.11 shall be in addition to any rights such Indemnified Parties may have under the Certificate of Incorporation or Bylaws of the Company or the comparable governing instruments of any of its subsidiaries, or under any applicable Contracts or Laws. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or its officers, directors and employees, it being understood that the indemnification provided for in this Section 6.11 is not prior to, or in substitution for, any such claims under any such policies.

Section 6.12       Takeover Statutes. If any “fair price,” “moratorium,” “business combination,” “control share acquisition” or other form of anti-takeover statute or regulation is or may become applicable to the Merger or the other transactions contemplated by this Agreement, each of the Company and Parent and the members of their respective Boards of Directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions. Nothing in this Section 6.12 shall be construed to permit Parent or Merger Sub to do any act that would constitute a violation or breach of, or as a waiver of any of the Company’s rights under, any other provision of this Agreement.

Section 6.13       Transaction Litigation. In the event that any stockholder litigation related to this Agreement, the Merger or the other transactions contemplated by this Agreement is brought after the date of this Agreement and prior to the Effective Time against the Company or any members of its Board of Directors or Parent or any members of its Board of Directors (the “Transaction Litigation”), the Company or Parent (as applicable) shall promptly notify the other Parties of any such Transaction Litigation and shall keep the other Parties reasonably informed with respect to the status thereof. Each Party shall give the other Parties the opportunity to participate in the defense of any Transaction Litigation, and no Party shall settle or agree to settle any Transaction Litigation without the other Party’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned).

Section 6.14       Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement and the Financing Commitments.

Section 6.15       Rule 16b-3. Prior to the Effective Time, the Company shall be permitted to take such steps as may be reasonably necessary or advisable hereto to cause any dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual (including any Person who is deemed to be a “director by deputization” under applicable securities Laws) who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.16       Parent Financing.

(a)           Parent and Merger Sub shall (i) use reasonable best efforts to take, or cause to be taken, as promptly as practicable after the date hereof, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange, obtain and consummate the Financing on the terms and conditions described in or contemplated by the Financing Commitments (including complying with any request requiring the exercise of the “market flex” provisions in the fee letter), including using reasonable best efforts to (A) subject to Section 6.16(d), maintain in full force and effect the Financing Commitments until the earlier of the consummation of the transactions contemplated hereby and the termination of this Agreement, (B) satisfy on a timely basis (or obtain the waiver of), to the extent within their control, all conditions to funding and all covenants, in either case, set forth in the Financing Commitments and the Definitive Financing Agreements (if any) that are to be satisfied by Parent and to consummate the Financing at or prior to the Closing, which such reasonable best efforts shall include, for the avoidance of doubt, taking enforcement action to cause the Debt Financing Sources, lenders and other Persons committing to provide the Financing to comply with their obligations under the Financing Commitments and the Definitive Financing Agreements and to cause such Persons to fund such Financing on or prior to the Closing Date and (C) negotiate and enter into definitive agreements with respect to the Financing on terms and conditions contained in the Financing Commitments (including any “market flex” provisions applicable thereto) or on terms that, taken as a whole, are materially no less favorable in the aggregate to Parent then the terms contained in the Financing Commitments (including any “market flex” provisions applicable thereto) and otherwise that would not (A) subject to Section 6.16(d), reduce the aggregate principal amount of the Financing to the amount that would be less than $2,100,000,000 (the “Signing Date Financing Commitment Amount”), (B) impose new or additional conditions or otherwise adversely amend or modify any of the conditions to the receipt of the Financing or (C) reasonably be expected to prevent or materially delay the receipt of the Financing prior to the Closing Date (such definitive agreements, the “Definitive Financing Agreements”) prior to the Closing Date, (ii) comply with their obligations under the Financing Commitments and the Definitive Financing Agreements (if any) and enforce their rights under the Financing Commitments and (iii) take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to retain the Indebtedness under the Company Credit Agreement and the Company Notes, which shall include, for the avoidance of doubt, taking enforcement action to cause the lenders, agents, noteholders, trustees and other Persons party to the Company Credit Agreement and the Company Notes to permit (and not challenge, deny or otherwise contest) the retention of such Indebtedness in accordance with the terms of the Company Credit Agreement and the Company Notes. Parent shall keep the Company reasonably informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Financing (or Alternative Financing). Parent shall promptly provide the Company with copies of any Definitive Financing Agreement and such other information and documentation regarding the Financing as shall be reasonably necessary to allow the Company to monitor the progress of such financing activities.

(b)           In the event any portion of the Financing becomes unavailable on the terms and conditions (including any “market flex” provisions applicable thereto) contemplated in the Financing Commitments for any reason or to the extent that Parent reasonably believes in good faith that it will not have funds available that are sufficient to enable it to fund the Financing Uses in full, (i) Parent shall promptly notify the Company in writing and (ii) Parent and Merger Sub shall use their respective reasonable best efforts and as promptly as practicable following the occurrence of such event, to take, or cause to be taken, all actions and to do, or cause to be done, all thing necessary, proper or advisable to arrange to obtain alternative financing from alternative sources (the “Alternative Financing”) in an amount, when added to the portion of the Financing that is and remains available to Parent, is equal to or greater than the Signing Date Financing Commitment Amount, and to provide the Company with a copy of, the new financing commitment that provides for such Alternative Financing (the “Alternative Financing Commitment”), which Alternative Financing Commitment would not (x) include terms and conditions (including any “market flex” provisions applicable thereto) that are materially less beneficial to Parent and Merger Sub than those contemplated in the Financing Commitments (including any “market flex” provisions applicable thereto), (y) involve any conditions to funding the Financing that are not contained in the Financing Commitments or (z) would not reasonably be expected to prevent, impede or delay the consummation of the Financing or such Alternative Financing or the transactions contemplated by this Agreement. In furtherance of, and not in limitation of, the foregoing, in the event that any portion of the Financing becomes unavailable, regardless of the reason therefor, but any bridge facilities contemplated by the Financing Commitments (or alternative bridge facilities obtained in accordance with this Section 6.16(b)) are available on the terms and conditions described in the Financing Commitments (or replacements thereof), then Parent shall cause the proceeds of such bridge financing to be used in lieu of such contemplated Financing as promptly as practicable. As applicable, references in this Agreement (other than with respect to representations in this Agreement made by Parent that speak as of the date hereof) (A) to the Financing shall include any such Alternative Financing, (B) to the Financing Commitments shall include any such Alternative Financing Commitments and (C) to Definitive Financing Agreements shall include the definitive documentation relating to any such Alternative Financing. Parent shall promptly deliver to the Company true and complete copies of all agreements pursuant to which any such alternative source shall have committed to provide Parent and Merger Sub with any portion of the Financing necessary to fund the Financing Use.

(c)           Without limiting the generality of Section 6.16(b), Parent shall promptly (and in any event within one Business Day) notify the Company in writing of the occurrence of any of the following: (i) termination, withdrawal, repudiation, rescission, cancellation or expiration of any Financing Commitment or Definitive Financing Agreement (if any), (ii) any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any breach or default) under any Financing Commitment or Definitive Financing Agreement (if any), (iii) receipt by any of Parent, Merger Sub or any of their respective Representatives of any notice or other communication from any Debt Financing Source, any lender or any other Person with respect to any (A) actual, threatened or alleged breach, default, termination, withdrawal, rescission or repudiation by any party to any Financing Commitment or any provision of any Financing Commitment or Definitive Financing Agreement (if any) (including any proposal by any Debt Financing Source, lender or other Person to withdraw, terminate, repudiate, rescind or make a material change in the terms of (including the amount of Financing contemplated) any Financing Commitment or Definitive Financing Agreement (if any)) or (B) material dispute or disagreement between or among any parties to any Financing Commitment or Definitive Financing Agreement (if any) or (iv) if for any reason Parent in good faith believes that (A) there is (or there is reasonably likely to be) a dispute or disagreement between or among any parties to any Financing Commitment or Definitive Financing Agreement (if any) or (B) there is a reasonable possibility that it will not be able to obtain all or any portion of the Financing on the terms, in the manner or from the sources contemplated by the Financing Commitments or the Definitive Financing Agreements (if any). As promptly as reasonably practicable, but in any event within two Business Days, Parent shall provide the Company with any and all information reasonably requested in writing by the Company relating to any circumstance referred to in this Section 6.16(c).

(d)           Parent and Merger Sub shall not (without the prior written consent of the Company) permit or consent to or agree to (i) any amendment, restatement, replacement, supplement, termination, reduction or other modification or waiver of any provision or remedy under, the Financing Commitments or Definitive Financing Agreement (if any) if such amendment, restatement, supplement, termination, reduction, modification or waiver would reasonably be expected to (A) impose new or additional conditions precedent to the funding of the Financing or would otherwise change, amend, modify or expand any of the conditions precedent to the funding of the Financing, in any such case, from those set forth in the Financing Commitments on the date of this Agreement, (B) change the timing of the funding of the Financing thereunder, (C) be reasonably expected to impair, delay or prevent the availability of all or a portion of the Financing or the consummation of the transactions contemplated by this Agreement, (D) reduce the aggregate cash amount of the Financing (except as set forth in any “market flex” provisions existing on the date of this Agreement), or (E) otherwise adversely affect the ability of the Parent to enforce their rights under the Financing Commitments or to consummate the transactions contemplated by this Agreement or the timing of the Closing, including by making the funding of the Financing less likely to occur or (ii) the early termination of the Financing Commitments or Definitive Financing Agreement (if any); provided, however, (x) for the avoidance of doubt, Parent and Merger Sub may amend, replace, supplement and/or modify the Financing Commitments solely to add lenders, lead arrangers, purchasers, noteholders, bookrunners, syndication agents or similar entities as parties thereto who had not executed the Financing Commitments as of the date hereof, (y) notwithstanding anything herein to the contrary, Parent and Merger Sub may not terminate and replace a portion of the Financing Commitments prior to the Closing with commitments provided under the Parent Revolving Credit Facility and (z) notwithstanding anything herein to the contrary, to the extent that Parent or Merger Sub terminates and replaces a portion of the Financing Commitments prior to the Closing with net cash proceeds of an asset sale received by Parent or any of its subsidiaries which results in a mandatory commitment reduction under the Financing Commitments in accordance with the terms thereof (an “Asset Sale Commitment Reduction” and the amount of any such reduction, the “Asset Sale Commitment Reduction Amount”), the Minimum Liquidity Amount shall be increased for all purposes hereunder in accordance with the proviso of the definition thereof. Parent shall furnish to the Company a copy of any amendment, restatement, replacement, supplement, modification, waiver or consent of or relating to the Financing Commitments or Definitive Financing Agreements (if any) promptly upon execution thereof. For purposes of this Agreement (other than with respect to representations in this Agreement made by Parent that speak as of the date hereof), references to the “Financing Commitments” shall include such document as permitted or required by this Section 6.16 to be amended, restated, replaced, supplemented or otherwise modified or waived, in each case from and after such amendment, restatement, replacement, supplement or other modification or waiver.

(e)           If the Financing Commitments are replaced, amended, supplemented or modified, including as a result of obtaining Alternative Financing, or if Parent substitutes other debt financing for all or any portion of the Financing in accordance with this Section 6.16, Parent shall comply with its obligations under this Agreement, including this Section 6.16, with respect to the Financing Commitments as so replaced, amended, supplemented or modified to the same extent that Parent were obligated to comply prior to the date the Financing Commitments were so replaced, amended, supplemented or modified. Notwithstanding anything in this Section 6.16 to the contrary, compliance by Parent with this Section 6.16 shall not relieve Parent or Merger Sub of its obligation to consummate the transactions contemplated by this Agreement whether or not the Financing is available and each of Parent and Merger Sub acknowledges that this Agreement and the transactions contemplated hereby are not contingent on Parent or Merger Sub’s ability to obtain the financing (or any alternative financing) or any specific term with respect to such financing.

Section 6.17       Financing Cooperation.

(a)           Prior to the Closing, the Company shall use reasonable best efforts to provide to Parent and Merger Sub, and shall cause its subsidiaries and its and its subsidiaries’ Representatives to use reasonable best efforts to provide to Parent and Merger Sub, at Parent’s sole cost and expense, such reasonable cooperation as may be reasonably requested by Parent and that is customary for financings of the type contemplated in connection with the arrangement of the financing contemplated by the Financing Commitments, including using reasonable best efforts to:

(i)           furnish Parent with (A) the Required Information and (B) such other pertinent and customary information regarding the Company and its subsidiaries as may be reasonably requested by Parent to the extent that such information is required in connection with the financings contemplated by the Financing Commitments; provided, that (I) the Company shall only be obligated to deliver such information to the extent such information may be obtained from the books and records of the Company and (II) the Company and its subsidiaries shall not be obligated to furnish any of the Excluded Information;

(ii)           upon reasonable prior notice, participate in a reasonable number of lender presentations (which may be virtual), road shows (which may be virtual), drafting sessions, due diligence sessions and sessions with rating agencies to the extent contemplated by the Financing Commitments, in each case, only to the extent customarily needed for financings of the type contemplated by the Financing Commitments, and to reasonably cooperate with the marketing and syndication efforts of Parent and Merger Sub and at reasonable times and, if applicable, locations to be mutually agreed;

(iii)           in advance of the Marketing Period, assist Parent in its preparation of (A) any bank information memoranda, marketing materials and related lender presentations, (B) materials for rating agency presentations and (C) any offering memorandum, registration statement, prospectus or similar documents; provided, that any such bank information memoranda, lender presentations, offering memorandum, registration statement, prospectus or similar documents required for the financings of the type contemplated by the Financing Commitments that includes disclosure and financial statements with respect to the Company and/or its subsidiaries shall only reflect Merger Sub as the obligor(s) and no such bank information memoranda, lender presentations, offering memorandum, registration statement, prospectus or similar documents shall be issued by the Company or any of its subsidiaries, and (D) solely with respect to financial information and data derived from the Company’s historical books and records, assist Parent with the preparation of pro forma financial information and in each case, only to the extent customarily needed for financings of the type contemplated by the Financing, it being agreed that information and assistance will not be required relating to (I) the proposed aggregate amount of financing, together with assumed interest rates, dividends (if any) and fees and expenses relating to the incurrence of such financing, (II) any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other pro forma adjustments desired to be incorporated into any information used in connection with the Financing, (III) any financial information related to Parent, Merger Sub or any of their subsidiaries or any adjustments that are not directly related to the acquisition of the Company by Parent or (IV) any other Excluded Information;

(iv)           facilitate the independent auditors of the Company to (A) provide, consistent with customary practice and subject to such auditors’ policies and procedures and applicable auditing standards, (x) customary comfort letters (including “negative assurance” comfort) with respect to historical financial information of the Company and (y) customary consents to the use of their audit reports of the consolidated financial statements of the Company, in each case included in any offering memorandum, registration statement, or prospectus and as reasonably requested by Parent and only to the extent customarily needed for financings of the type contemplated by the Financing and (B) attend accounting due diligence sessions and drafting sessions;

(v)           provide Parent at least three Business Days prior to the Closing Date with all documentation and other information with respect to the Company as shall have been reasonably requested in writing by Parent at least 10 Business Days prior to the Closing Date that is required in connection with the Financing by U.S. regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act and that are required by Section 11 of Exhibit C of the Financing Commitments including if the Company qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification and CDD Rule (as defined in the Financing Commitments); and

(vi)           assist Parent and its Affiliates with the preparation by Parent and/or its Affiliates and its and their representatives of the Definitive Financing Agreement and any other definitive financing documents with respect thereto, including, without limitations, by providing information for the completion of any schedules thereto, solely to the extent such materials relate to information concerning the Company.

Notwithstanding anything to the contrary in this Section 6.17(a), nothing will require the Company to provide (or be deemed to require the Company to prepare) any (1) pro forma financial statements, projections or other prospective information; (2) description of all or any portion of the Financing, including any “description of notes” or “description of other indebtedness”, or other information customarily provided by financing sources or their counsel; (3) risk factors relating to all or any component of the Financing, including any such description to be included in liquidity and capital resources disclosure; (4) “segment” financial information and separate subsidiary financial statements, (5) any financial statements or other information required by Rules 3-05, 3-09, 3-10 or 3-16, 13-01 or 13-02 of Regulation S-X, Regulation S-K Item 302 or for any period prior to January 1, 2019, (6) information regarding officers or directors prior to consummation of the Merger (except biographical information if any of such persons will remain officers or directors after consummation of the Merger), executive compensation and related party disclosure or any Compensation Discussion and Analysis or information required by Item 302 (to the extent not so provided in SEC filings) or 402 of Regulation S-K under the Securities Act and any other information that would be required by Part III of Form 10-K (except to the extent previously filed with the SEC), (7) information regarding affiliate transactions that may exist following consummation of the Merger (unless the Company or any of its subsidiaries was party to any such transactions prior to consummation of the Merger), (8) information regarding any post-Closing pro forma cost savings, synergies, capitalization, ownership or other post-Closing pro forma adjustments (excluding information that is historical financial information of the Company and is derivable without undue effort or expense by the Company from the books and records of the Company or any of its subsidiaries), (9) information necessary for the preparation of any projected or forward-looking financial statements or information that is not derivable without undue effort or expense by the Company from the books and records of the Company or any of its subsidiaries or (10) any other information customarily excluded from an offering memorandum for private placements of non-convertible debt securities under Rule 144A (for life) promulgated under the Securities Act (“Excluded Information”).

(b)           Notwithstanding anything herein to the contrary, (i) such requested cooperation shall not (A) unreasonably disrupt or interfere with the business or the operations of Company or its subsidiaries or (B) cause significant competitive harm to the Company or its subsidiaries, if the transactions contemplated by this Agreement are not consummated, (ii) nothing in this Section 6.17 shall require cooperation to the extent that it would (A) subject any of the Company’s or its subsidiaries’ respective directors, managers, officers or employees to any actual or potential personal liability, (B) reasonably be expected to conflict with, or violate, the Company’s and/or any of its subsidiaries’ organization documents or any applicable Law or judgment, or result in the contravention of, or violation or breach of, or default under, any Contract to which the Company or any of its subsidiaries is a party, (C) cause any condition to the Closing set forth in Section 7.1, Section 7.2 or Section 7.3 to not be satisfied or (D) cause any breach of this Agreement, (iii) neither the Company nor any subsidiary thereof shall be required to (A) pay any commitment or other similar fee or incur or assume any liability or other obligation in connection with the financings contemplated by the Financing Commitments, the Definitive Financing Agreements or the Financing or be required to take any action that would subject it to actual or potential liability, to bear any cost or expense or to make any other payment or agree to provide any indemnity in connection with the Financing Commitments, the Definitive Financing Agreements, the Financing or any information utilized in connection therewith, (B) deliver or obtain opinions of internal or external counsel, (C) provide access to or disclose information where the Company determines that such access or disclosure could jeopardize the attorney-client privilege or contravene any applicable Law or Contract, or (D) waive or amend any terms of this Agreement or any other Contract to which the Company or its subsidiaries is party, and (iv) none of the Company, the Company’s subsidiaries or their respective directors, officers or employees shall be required to execute, deliver or enter into, or perform any agreement, document or instrument, including any Definitive Financing Agreement, with respect to the Financing and the directors and managers of the Company and its subsidiaries shall not be required to adopt resolutions approving the agreements, documents and instruments pursuant to which the Financing is obtained. To the extent that this Section 6.17 requires the Company’s cooperation with respect to any of its obligations under the Financing Commitments or relating to the Financing Commitments or relating to the Financing, the Company shall be deemed to have complied with this Section 6.17 for purposes of Article VII of this Agreement if the Company shall have provided Parent with the assistance required under this Section 6.17 with respect to the Financing Commitments and the Financing, in each case without giving effect to any Alternative Financing Commitment or Alternative Financing to the extent such Alternative Financing Commitment or Alternative Financing provide for such additional or different requirements. Notwithstanding anything to the contrary, the condition set forth in Section 7.2(b), as it applies to the Company’s obligations under this Section 6.17 shall be deemed satisfied unless (i) the Financing has not been obtained primarily as a result of the Company’s Willful Breach of its obligations under this Section 6.17, (ii) Parent and Merger Sub have notified the Company of such breach in writing, detailing reasonable steps that comply with this Section 6.17 in order to cure such breach, and (iii) the Company has not taken such steps or otherwise cured such breach prior to the End Date.

(c)            The Company hereby consents to the use of its logos in connection with the Financing contemplated by the Financing Commitments, so long as the Company has a reasonable opportunity to preview such use of logos and such logos (i) are used solely in a manner that is not intended to or likely to harm or disparage the Company and/or its subsidiaries; (ii) are used solely in connection with a description of the Company or the transactions contemplated by this Agreement (including in connection with any marketing materials related to the Financing); and (iii) are displayed and presented in a manner consistent with the Company’s past practice.

(d)            The Company and its subsidiaries shall have no liability whatsoever to Parent in respect of any financial information or data or other information provided pursuant to this Section 6.17. Parent (i) shall promptly, upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket fees, costs and expenses (including (A) reasonable outside attorneys’ fees and (B) fees and expenses of the Company’s accounting firms engaged to assist in connection with the Financing, including performing additional requested procedures, reviewing any offering documents, participating in any meetings and providing any comfort letters) to the extent incurred by the Company, any of its subsidiaries or their respective directors, officers, employees, accountants, consultants, legal counsel, agents, investment bankers and other representatives in connection with the cooperation of the Company and its subsidiaries contemplated by this Section 6.17 and (ii) shall indemnify, defend and hold harmless the Company and its subsidiaries and their respective directors, officers, employees, accountants, consultants, legal counsel, agents, investment bankers and other representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with arrangement of the Financing and the performance of their respective obligations under this Section 6.17 and the provision of any information utilized in connection therewith.

(e)            For the avoidance of doubt, the Parties acknowledge and agree that the provisions contained in this Section 6.17 represent the sole obligation of Company, its subsidiaries and their Affiliates and their respective Representatives with respect to cooperation in connection with the arrangement of the Financing and no other provision of this Agreement (including the Exhibits and Schedules hereto) shall be deemed to expand or modify such obligations.

Section 6.18       Transfer Taxes. All Transfer Taxes incurred in connection with the transactions contemplated under this Agreement, if any, shall be borne and paid by the Surviving Corporation if levied on Parent or the Surviving Corporation, and the Surviving Corporation shall file or cause to be filed all necessary Tax Returns and other documentation with respect to any such Transfer Taxes to the extent permitted by law. The Parties will cooperate in good faith in the filing of any Tax Returns with respect to Transfer Taxes and the minimization, to the extent reasonably permissible under applicable Law, of the amount of any Transfer Taxes.

Article VII

CONDITIONS OF MERGER

Section 7.1       Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each Party to effect the Merger shall be subject to the satisfaction (or waiver) at or prior to the Effective Time of the following conditions:

(a)            Stockholder Approval. The Company Requisite Vote shall have been obtained and, if obtained by Written Consent, the definitive Information Statement shall have been mailed to the stockholders of the Company (in accordance with Regulation 14C under the Exchange Act) at least 20 days prior to the Closing; and

(b)            Orders and Consents. (i) No Governmental Entity of competent jurisdiction shall have enacted or promulgated any Law, statute, rule, regulation, executive order, decree, ruling, injunction or other order (whether temporary, preliminary or permanent) to prohibit, restrain, enjoin or make illegal the consummation of the Merger that remains in effect and (ii) the waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act (including any timing agreement entered into with any Governmental Entity to extend any waiting period or not close the transactions entered into in connection therewith) shall have expired or been earlier terminated and any required approvals thereunder shall have been obtained.

Section 7.2       Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger shall be further subject to the satisfaction (or waiver by Parent) at or prior to the Effective Time of the following conditions:

(a)            Representations and Warranties. Each of the representations and warranties of the Company set forth in (i) Section 3.1, Section 3.2 (solely with respect to the Company), the third and fourth sentences of Section 3.3(b), Section 3.4, Section 3.21 and Section 3.22 shall be true and correct in all material respects as of the date hereof and as of the Effective Time (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), (ii) Section 3.3(a) and the first and second sentences of Section 3.3(b) shall be true and correct in all respects as of the date hereof and as of the Effective Time (except to the extent that any such representation or warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date) except, in each case, for de minimis inaccuracies, (iii) the last sentence of Section 3.10 shall be true and correct in all respects and (iv) the other representations and warranties of Article III shall be true and correct in all respects (without giving effect to any “materiality,” “Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the date hereof and as of the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect;

(b)            Performance of Obligations of the Company. The Company shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by, or complied with by, it under this Agreement at or prior to the Effective Time;

(c)            No Material Adverse Effect. Since the date of this Agreement, no change, event, fact, condition, development, effect or occurrence shall have occurred and be continuing that, individually or in the aggregate with all other changes, events, facts, conditions, developments, effects or occurrences, has had or would reasonably be expected to have a Material Adverse Effect; and

(d)            Certificate. Parent shall have received a certificate of an executive officer of the Company, certifying that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.

Section 7.3       Conditions to Obligations of the Company. The obligation of the Company to effect the Merger shall be further subject to the satisfaction (or waiver by the Company) at or prior to the Effective Time of the following conditions:

(a)            Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct, in each case as of the date hereof and as of the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of any such representations and warranties to be true and correct, individually or in the aggregate, would not reasonably be expected to prevent or materially delay the consummation by Parent or Merger Sub of, or have a material adverse effect on the ability of Parent or Merger Sub to consummate, the transactions contemplated by this Agreement (a “Parent Material Adverse Effect”);

(b)            Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it under this Agreement at or prior to the Closing Date; and

(c)            Certificate. The Company shall have received a certificate of an executive officer of Parent, certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

Article VIII

TERMINATION

Section 8.1       Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding the Company Requisite Vote having been obtained:

(a)            by mutual written consent of Parent, Merger Sub and the Company;

(b)            by Parent or the Company if any court or other Governmental Entity of competent jurisdiction shall have issued a final order, decree or ruling or taken any other final action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become final and nonappealable; provided that the Party seeking to terminate this Agreement pursuant to this Section 8.1(b) shall not have the right to terminate this Agreement pursuant to this Section 8.1(b) if any action of such Party (or, in the case of Parent, Merger Sub) or the failure of such Party (or, in the case of Parent, Merger Sub) to perform any of its obligations under this Agreement required to be performed at or prior to the Effective Time has been the primary cause of the events specified in this Section 8.1(b);

(c)            by written notice from either Parent or the Company:

(i)            if the Effective Time shall not have occurred on or before June 6, 2023 (as may be extended from time to time, the “End Date”); provided, however, if all of the conditions to Closing (other than the condition set forth in Section 7.1(b)(i) (solely to the extent that such Law, statute, rule, regulation, executive order, decree, ruling, injunction or other order relates to an antitrust subject matter or issue) and/or Section 7.1(b)(ii)) shall have been satisfied, shall be capable of being satisfied upon the Closing, or shall have been waived, the End Date may be extended by either the Company or Parent from time to time by written notice to the other Party up to a date not beyond September 6, 2023 from the date hereof; provided, further, that if the Marketing Period has commenced but not ended by the End Date, then the End Date shall be automatically extended to the date that is two Business Days following the final date of the Marketing Period; provided, further, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to the Party seeking to terminate if any action of such Party (or, in the case of Parent, Merger Sub) or the failure of such Party (or, in the case of Parent, Merger Sub) to perform any of its obligations under this Agreement required to be performed at or prior to the Effective Time has been the primary cause of the failure of the Effective Time to occur on or before the End Date; or

(ii)            if the Company Requisite Vote shall not have been obtained at the Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof, in each case, at which a vote on the adoption of this Agreement was taken.

(d)            by written notice from the Company:

(i)            if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub contained in this Agreement, such that the conditions set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied and such breach is not curable or, if curable, is not cured prior to the earlier of (A) 30 days after written notice thereof is given by the Company to Parent or (B) the End Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if the Company is then in material breach of any of its covenants or agreements contained in this Agreement; or

(ii)            prior to obtaining the Company Requisite Vote, in order to enter into a definitive agreement with respect to a Superior Proposal, subject to the terms and conditions of, Section 6.3(d);

(e)            by written notice from Parent if:

(i)            there shall have been a breach of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement, such that the conditions set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied and such breach is not curable or, if curable, is not cured prior to the earlier of (A) 30 days after written notice thereof is given by Parent to the Company or (B) the End Date; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(e)(i) if Parent or Merger Sub is then in material breach of any of its covenants or agreements contained in this Agreement;

(ii)            the Board of Directors of the Company shall have made, prior to obtaining the Company Requisite Vote, a Change of Recommendation (it being agreed that the taking of any action by the Company, its Board of Directors or any of its Representatives permitted by Section 6.3(b) (other than clause (iv) thereof) shall not give rise to a right to terminate pursuant to this clause (ii)); or

(iii)            a copy of the Written Consent shall not have been delivered to Parent by the expiration of the Written Consent Delivery Time in accordance with Section 6.1.

Section 8.2       Effect of Termination.

(a)            In the event of the valid termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any Party hereto, except as provided in Section 6.7(b), Section 6.8, Section 6.16(d), this Section 8.2, Section 8.3 and Article IX, which shall survive such termination; provided that, subject to the limitations set forth in Section 8.2(e), nothing herein shall relieve any Party hereto of any liability for damages resulting from Fraud or Willful Breach prior to such termination by any Party hereto. The Parties acknowledge and agree that nothing in this Section 8.2 shall be deemed to affect their right to specific performance under Section 9.12.

(b)            In the event that:

(i)            this Agreement is validly terminated by (A) the Company pursuant to Section 8.1(d)(ii), (B) Parent pursuant to Section 8.1(e)(ii), or (C) the Company pursuant to Section 8.1(c)(i) or Section 8.1(c)(ii) at a time (in the case of this clause (C) only) at which Parent would have been entitled to terminate this Agreement pursuant to Section 8.1(e)(ii), then, in each case, the Company shall pay the Company Termination Payment to Parent (or one or more of its designees), at or prior to the time of termination in the case of a termination pursuant to Section 8.1(d)(ii) or as promptly as reasonably practicable in the case of a termination pursuant to Section 8.1(e)(ii) (and, in any event, within two Business Days following such termination), payable by wire transfer of immediately available funds; or

(ii)            this Agreement is validly terminated by either Parent or the Company pursuant to Section 8.1(c)(i) or Section 8.1(c)(ii) or Parent pursuant to Section 8.1(e)(i) or Section 8.1(e)(iii) and (A) in the case of a termination pursuant to Section 8.1(c)(i), Section 8.1(e)(i) or Section 8.1(e)(iii), at any time after the date of this Agreement and prior to the termination of this Agreement an Acquisition Proposal shall have been made to the Board of Directors of the Company or made publicly to the Company’s stockholders, or in the case of a termination pursuant to Section 8.1(c)(ii), at any time after the date of this Agreement and prior to the taking of a vote to approve this Agreement at the Stockholders Meeting or any postponement or adjournment thereof an Acquisition Proposal shall have been made directly to the Company’s stockholders, or an Acquisition Proposal shall have otherwise become publicly known and (B) within 12 months after such termination, the Company shall have entered into a definitive agreement with respect to any Acquisition Proposal, or shall have consummated any Acquisition Proposal, then, in any such event, the Company shall pay to Parent the Company Termination Payment, such payment to be made within two Business Days from the earlier of the entry into a definitive agreement with respect to such Acquisition Proposal or the consummation of such Acquisition Proposal, by wire transfer of immediately available funds. For the purpose of this Section 8.2(b)(ii), all references in the definition of the term Acquisition Proposal to “20%” will be deemed to be references to “50%”.

(c)            The Parties acknowledge and hereby agree that the Company Termination Payment, if, as and when required pursuant to this Section 8.2, shall not constitute a penalty but will be liquidated damages, in a reasonable amount that will compensate Parent in the circumstances in which it is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger, which amount would otherwise be impossible to calculate with precision. The Parties acknowledge and hereby agree that in no event shall the Company be required to pay the Company Termination Payment on more than one occasion.

(d)            Each of the Company, Parent and Merger Sub acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the Parties would not enter into this Agreement.

(e)            Notwithstanding anything to the contrary in this Agreement, in any circumstance in which this Agreement is terminated and Parent is paid the Company Termination Payment from the Company pursuant to this Section 8.2, the Company Termination Payment, and, if applicable, the costs and expenses of Parent pursuant to Section 8.2(g), shall, subject to Section 9.12, be the sole and exclusive monetary remedy of Parent, Merger Sub or any of their respective former, current or future general or limited partners, stockholders, controlling Persons, managers, members, directors, officers, employees, Affiliates, affiliated (or commonly advised) funds, representatives, agents or any of their respective assignees or successors or any former, current or future general or limited partner, stockholder, controlling Person, manager, member, director, officer, employee, Affiliate, affiliated (or commonly advised) fund, representative, agent, assignee or successor of any of the foregoing (collectively, the “Parent Related Parties”) against the Company, its subsidiaries and any of their respective former, current or future general or limited partners, stockholders, controlling Persons, managers, members, directors, officers, employees, Affiliates, affiliated (or commonly advised) funds, representatives, agents or any their respective assignees or successors or any former, current or future general or limited partner, stockholder, controlling Person, manager, member, director, officer, employee, Affiliate, affiliated (or commonly advised) fund, representative, agent, assignee or successor of any of the foregoing (collectively, “Company Related Parties”) for any loss or damage suffered as a result of the failure of the Merger and the other transactions contemplated by this Agreement to be consummated or for a breach of, or failure to perform under, this Agreement or any certificate or other document delivered in connection herewith or otherwise or in respect of any oral or other representation or warranty made or alleged to have been made in connection herewith or therewith, and upon payment of such amounts, none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or otherwise or in respect of representations or warranties made or alleged to be made in connection herewith, whether in equity or at law, in contract, in tort or otherwise, except that nothing shall relieve the Company of its obligations under Section 6.7(b) and Section 6.8 or in the case of fraud or Willful Breach by the Company.

(f)            This Agreement may only be enforced against, and any claims or causes of action that may be based upon or under this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as Parties hereto and, pursuant to, and in accordance with the terms of, the Confidentiality Agreement, the other parties thereto, and no other Company Related Party or Parent Related Party shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim against the parties to this Agreement (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the Merger or the other transactions contemplated by this Agreement or in respect of any oral representations made or alleged to be made in connection herewith.

(g)            In the event that this Agreement is terminated pursuant to Section 8.1(c)(ii) or Section 8.1(e)(iii), the Company shall pay to Parent its reasonable and documented out-of-pocket costs and expenses (including reasonable and documented out-of-pocket attorneys’ fees and the reasonable and documented out-of-pocket fees and expenses of any expert or consultant engaged by Parent) in connection with the transactions contemplated by this Agreement up to an aggregate maximum amount of $10,000,000; provided, that, in the event that the expenses contemplated by this Section 8.2(g) have actually been paid by the Company to Parent, the amount of such paid expenses shall be credited towards any payment of the Company Termination Payment pursuant to this Section 8.2.

Section 8.3       Expenses. Except as otherwise specifically provided herein, each Party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby. Filing fees and other expenses incurred in connection with applications and filings under the HSR Act or any other Antitrust Law shall be borne by Parent.

Article IX

GENERAL PROVISIONS

Section 9.1       Non-Survival of Representations, Warranties, Covenants and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Effective Time, except for (a) those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time and (b) those contained in this Article IX.

Section 9.2       Modification or Amendment. Subject to the provisions of applicable Law and Section 9.16, at any time prior to the Effective Time, the Parties may modify or amend this Agreement before or after approval or adoption hereof by the Company’s stockholders or Merger Sub’s sole stockholders by written agreement, executed and delivered by duly authorized officers of the respective Parties and without further action of the Company’s stockholders or Merger Sub’s sole stockholder except to the extent otherwise required by applicable Law.

Section 9.3       Waiver. At any time prior to the Effective Time, any Party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Party or Parties to be bound thereby and specifically referencing this Agreement. The failure of any Party to assert any rights or remedies shall not constitute a waiver of such rights or remedies, nor shall any single or partial exercise thereof preclude any other or further exercise of any other right or remedy hereunder. For purposes of this Section 9.3, the Company and Merger Sub shall be treated collectively as a single Party.

Section 9.4       Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a)            if to Parent or Merger Sub:

NRG Energy, Inc.

804 Carnegie Center

Princeton, NJ 08540

Attention:	Brian Curci

Email:	ogc@nrg.com

with an additional copy (which shall not constitute notice) to:

White & Case LLP

1221 Avenue of the Americas

New York, NY 10020-1095

Attention:	Thomas W. Christopher

Robert N. Chung

Email:	thomas.christopher@whitecase.com robert.chung@whitecase.com

(b)            if to the Company:

Vivint Smart Home, Inc.

4931 North 300 West

Provo, UT 84604

Attention:	David Bywater Garner Meads

Email:	david.bywater@vivint.com gmeads@vivint.com

with an additional copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attention:	Eric M. Swedenburg

Elizabeth A. Cooper

Michael Chao

Email:             eswedenburg@stblaw.com

ecooper@stblaw.com

michael.chao@stblaw.com

Section 9.5       Certain Definitions. For purposes of this Agreement, the term:

(a)            “Acceptable Confidentiality Agreement” means a confidentiality agreement on terms no less favorable in any material respect to the Company than those contained in the Confidentiality Agreement (except for such changes specifically necessary in order for the Company to be able to comply with its obligations under this Agreement and such non-material changes requested by the counterparty to ensure the confidentiality agreement is consistent with its organization’s customary policies, procedures and practices with respect to confidentiality agreements), provided that such confidentiality agreement need not include any “standstill” or similar terms;

(b)            “Affiliate” means, with respect to any Person, any other Person directly or indirectly, controlling, controlled by, or under common control with, such Person;

(c)            “Available Liquidity” means, as of any date of determination, the sum of (i) Unrestricted Cash of Parent and its subsidiaries plus (ii) the amount of revolving debt capacity actually available to be drawn by Parent under the Parent Revolving Credit Facility as of such date (excluding, for the avoidance of doubt, any portion of the Parent Revolving Credit Facility not available to Parent as of such date of determination for any reason (including as a result of non-compliance with any condition or covenant under the Parent Revolving Credit Facility after giving pro forma effect to such incurrence and any other transactions contemplated herein or otherwise consummated in connection therewith));

(d)            “Business Day” means any day on which the principal offices of the SEC in Washington, DC are open to accept filings or, in the case of determining a date when any payment is due, any day other than a Saturday or Sunday or a day on which banks are required or authorized to close in the City of New York, New York;

(e)            “Citizens Credit Agreement” means that certain Second Amended and Restated Consumer Financing Services Agreement, dated as of May 31, 2017, by and between Citizens Bank, N.A. and APX Group (including subsidiaries of APX Group, specifically referring to therein, Vivint, Inc.);

(f)            “Company Credit Agreement” means the Second Amended and Restated Credit Agreement, dated as of July 9, 2021, among Vivint Group, Inc., a Delaware corporation, as borrower, Vivint Group Holdings, Inc., a Delaware corporation, the other guarantors party thereto, the lenders party thereto and Bank of America, N.A., as Administrative Agent;

(g)            “Company Debt Documents” means the collective reference to the Company Credit Agreement and the Company Notes;

(h)            “Company Equity Award” means any Company Restricted Shares, Company RSU, Company PSU, Company SAR or other equity or equity-based award issued and outstanding, or authorized to be issued, pursuant to the Company Stock Plan;

(i)            “Company Intellectual Property” means any and all Intellectual Property owned or purported to be owned, in whole or in part, by the Company or any of its subsidiaries, and includes all Company Registered Intellectual Property as well as material unregistered Marks and material unregistered Proprietary Software disclosed on Section 3.18(a) of the Company Disclosure Letter;

(j)            “Company IT Systems” means any and all IT Systems owned, leased or otherwise controlled by the Company or any of its subsidiaries, or used or held for use by or for the Company or any of its subsidiaries in the operation of their businesses;

(k)            “Company Notes” means (i) Vivint Group, Inc.’s 6.75% Senior Secured Notes due 2027 and (ii) Vivint Group, Inc.’s 5.75% Senior Notes due 2029;

(l)            “Company Products” means any and all products (including devices, Software, and mobile applications) and services (including software-as-a-service and web and application services) marketed, distributed, imported, licensed out, provided, made available, offered, sold, or supported by or on behalf of the Company or any of its subsidiaries at any time;

(m)            “Company Stock Plan” means the Vivint Smart Home, Inc. 2020 Omnibus Incentive Plan as may be amended from time to time;

(n)            “Company Termination Payment” means an amount equal to $93,600,000;

(o)            “Consent Order” means the Stipulated Order For Permanent Injunction And Civil Penalty Judgment entered in United States v. Vivint Smart Home, Inc., Case No. 2:21-cv-00267-DAK (District of Utah), Document No. 5, May 3, 2021;

(p)            “Contagion Event” means the outbreak and ongoing effects of contagious disease, epidemic or pandemic (including COVID-19 and monkeypox);

(q)            “control” (including the terms “controlling”, “controlled”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract or otherwise;

(r)            “Copyleft Terms” means any and all license terms (including those of the GNU General Public License, GNU Lesser General Public License, Mozilla Public License, Affero General Public License, and Eclipse Software License) that, as a condition of or in connection with the use, modification, reproduction, or distribution of any Software licensed under such terms, requires that any other Software that is used by or with, incorporates, relies on, or is linked to or with, is derived from, or is distributed with such licensed Software be (i) disclosed, made available, distributed, or offered to any Person, whether in the form of object code, source code, software-as-a-service, or otherwise; (ii) licensed to any Person, including for purposes of creating modifications or derivative works, or (iii) subject to any other restrictions on, or other abridgement of, future licensing terms or the exercise or enforcement of any rights in such other Software through any means;

(s)            “COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof and any epidemics, pandemic or outbreaks thereof;

(t)            “COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar applicable Laws, directives, guidelines or recommendations promulgated by any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, or industry group, in each case, in connection with or in response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security Act (CARES), or any other epidemic, pandemic or disease outbreak;

(u)            “Debt Financing Sources” means the entities that are party to the Financing Commitments (including, without limitation, any lender, agent, arranger, purchaser and/or noteholder) (other than Parent) or other financings (including any Alternative Financing) in connection with the transactions contemplated hereby, including, without limitation, any commitment letters, engagement letters, credit agreements, loan agreements or indentures relating thereto (and any joinders or amendments thereof); provided, that in the event that any Additional Arrangers (as defined in the Financing Commitments) is added as a party to the Financing Commitments after the date hereof, whether pursuant to any joinder agreement thereto or otherwise, the term “Debt Financing Sources” shall include each such institution; provided, further, that the term “Debt Financing Sources” shall include each entity (other than Parent) party to any Alternative Financing Commitment or replacement financing for the Financing;

(v)            “Debt Financing Sources Related Party” means the Debt Financing Sources and their respective Affiliates and such Debt Financing Sources’ (and their respective Affiliates’) former, current and future directors, officers, employees, members, managers, partners, controlling persons, management companies, investment vehicles, agents, representatives, advisors, attorneys, together with the heirs, executors, successors and assigns of each of the foregoing;

(w)            “Environmental Laws” means Laws regarding (i) pollution or the protection of the environment or natural resources, or (ii) the use, handling, transportation, treatment, storage, generation, presence, manufacture, processing, distribution, Release, threatened Release or discharge of, or exposure to, Hazardous Materials;

(x)            “ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code;

(y)            “Exchange Ratio” means the quotient of (i) the Per Share Merger Consideration divided by the (ii) average of the closing sale prices of one share of Parent Common Stock on the New York Stock Exchange as reported by The Wall Street Journal for the 10 consecutive full trading days ending on the trading day immediately preceding the Closing Date;

(z)            “Fraud” means, with respect to a Party, an actual and intentional fraud in the making of any representation or warranty by such Party in this Agreement; provided, that such actual and intentional fraud shall only be deemed to exist if at the time the representation or warranty was made (a) such Party had actual knowledge, without any imputed or constructive knowledge, of the inaccuracy of such representation or warranty, (b) such Party had the specific intent to induce the Party to whom the representation was made to act or refrain from acting in reliance upon it and (c) the other Party acted in reliance on such inaccurate representation or warranty and suffered damages as a result of such reliance; provided, further, that “Fraud” shall not include any claim for equitable fraud, promissory fraud, unfair dealings fraud or any torts (including a claim for fraud) based on negligence or recklessness;

(aa)          “GAAP” means the generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession in the United States, in each case, as applicable, as of the time of the relevant financial statements referred to herein;

(bb)          “Hazardous Materials” shall mean (i) any substance defined as a “pollutant”, “contaminant”, “hazardous substance”, “hazardous waste”, “toxic substance”, or “solid waste”, or as “hazardous” or “toxic”, or that is otherwise regulated under any applicable Environmental Law and (ii) any petroleum, petroleum products, petroleum breakdown products, petroleum byproducts, pesticides, polychlorinated biphenyl, per- or polyfluoroalkyl substances, lead, lead-based paint, asbestos, asbestos-containing materials or radioactive materials;

(cc)          “Indebtedness” means, with respect to any Person, without duplication, all obligations or undertakings by such Person (i) for borrowed money, (ii) evidenced by debt securities, bonds, debentures, notes or similar instruments, (iii) for capitalized leases or to pay the deferred and unpaid purchase price of property or equipment, (iii) pursuant to guarantees and arrangements having the economic effect of a guarantee for any Indebtedness of any other Person (other than between or among Parent and its wholly owned subsidiaries or between or among the Company and its wholly owned subsidiaries), (iv) to maintain or cause to be maintained the financing or financial position of others, (v) net cash payment obligations of such Person under swaps, options, derivatives and other hedging Contracts or arrangements that will be payable upon termination thereof or (vi) letters of credit, bank guarantees and other similar Contracts or arrangements entered into by or on behalf of such Person;

(dd)          “Intellectual Property” means any and all intellectual property and all right, title, and interest therein and thereto recognized under the applicable Law of any jurisdiction or rights under international treaties, both statutory and common law rights, including all: (i) patents and continuations, continuations-in-part, divisionals, reissuances, renewals, and extensions thereof, and all foreign counterparts of any of the foregoing (including utility models) (collectively, “Patents”), (ii) trademarks, service marks, trade dress, domain names, brand names, corporate, trade, and business names, certification marks, logos, slogans and other indicia of source or origin, in each case whether registered or unregistered (including all translations, adaptations, derivations, and combinations of the foregoing) and all goodwill associated therewith (collectively, “Marks”); (iii) works of authorship, copyrights, database rights, mask works, and all associated moral rights and special rights of authorship, in each case whether registered or unregistered; (iv) rights in Software; (v) Internet domain names, social media accounts, and other handles, names and locators on the Internet; (vi) trade secrets and other proprietary or confidential information, including ideas, formulas, compositions, unpatented inventions (whether patentable or unpatentable and whether or not reduced to practice), invention disclosures, financial and accounting data, technical data, personal information, customer lists, supplier lists, business plans, know-how, formulae, methods (whether or not patentable), specifications, designs, analyses, processes, procedures, and techniques, research and development information, industry analyses, drawings, databases, data collections and related information (collectively, “Trade Secrets”); and (vii) applications and registrations relating to any of the foregoing;

(ee)          “IT Systems” means any and all computers, hardware, Software, servers, systems, circuits, workstations, routers, hubs, switches, networks, data communications lines, automated processes, interfaces, platforms, automated networks and control systems, and all other computer, telecommunications, and information technology or operational technology equipment, including outsourced or cloud computing arrangements, and all associated documentation;

(ff)          “Knowledge” (i) with respect to the Company means the actual knowledge of any of the individuals listed in Section 9.5(ff) of the Company Disclosure Letter and (ii) with respect to Parent or Merger Sub means the actual knowledge of any of the individuals listed in Section 9.5(ff) of the Parent Disclosure Letter, in each case, after reasonable inquiry of such individual’s direct reports;

(gg)          “Law” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, ordinance, code, decree, order, judgment, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and any order or decision of an applicable arbitrator or arbitration panel;

(hh)          “Marketing Period” means the first period of 12 consecutive Business Days commencing on the date Parent shall have received the Required Information; provided, if the Permanent Financing (or any other permanent financing contemplated by the Financing Commitments or any Alternative Financing) has not been consummated prior to February 15, 2023, the Marketing Period shall not be deemed to have commenced prior to February 27, 2023; provided, further, that (x) the Marketing Period in any event shall not commence if (or else shall end on any earlier date on which) the Permanent Financing (or any other permanent financing contemplated by the Financing Commitments or any Alternative Financing) is consummated and (y) the Marketing Period shall not be deemed to have commenced if, prior to the completion of such 12 Business Day period, (A) Ernst & Young LLP shall have withdrawn its audit opinion with respect to any audited financial statements included in the Required Information, in which case the Marketing Period shall not commence unless and until a new unqualified audit opinion is issued with respect to such audited financial statements by Ernst & Young LLP or another independent public accounting firm of recognized national standing or (B) the Company shall have publicly announced any intention to restate any financial statements included in the Required Information, in which case the Marketing Period shall not commence unless and until such restatement has been completed and the applicable Required Information has been amended or the Company has announced that it has concluded that no restatement shall be required in accordance with GAAP. If at any time on or after February 27, 2023, the Company shall reasonably believe that it has provided the Required Information, the Company may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery), in which case the requirement to deliver the Required Information will be deemed to have been satisfied as of the date of such delivery of such Required Information as has been identified in such notice unless Parent in good faith reasonably believes the Company has not completed the delivery of the Required Information and, within two Business Days after the receipt of such notice from the Company, delivers a written notice to the Company to that effect (stating with reasonable specificity which portion of the Required Information the Company has not delivered), following which the Marketing Period will commence as soon as the Company delivers to Parent such specified portion of the Required Information; provided, that Parent’s delivery of any such notice shall not prejudice the Company’s right to assert that the Required Information has, in fact, been delivered;

(ii)            “Material Adverse Effect” means any event, development, change, effect, fact, condition or occurrence that, individually or in the aggregate with all other events, developments, changes, effects, facts, conditions or occurrences, has a material adverse effect on or with respect to the business, results of operation or financial condition of the Company and its subsidiaries taken as a whole, provided that no events, developments, changes, effects, facts, conditions or occurrences relating to, arising out of or in connection with or resulting from any of the following shall be deemed, either alone or in combination, to constitute or contribute to a Material Adverse Effect or be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur: (i) general changes or developments in the economy (including inflation) or the financial, debt, capital, credit or securities markets (including foreign exchange rates) or political, business or regulatory conditions in the United States or elsewhere in the world, including as a result of changes in geopolitical conditions or any Contagion Event, (ii) general changes or developments in the industries in which the Company or its subsidiaries operate, (iii) the execution and delivery of this Agreement or the public announcement or pendency of the Merger or other transactions contemplated hereby, including any impact thereof on relationships, contractual or otherwise, with customers, lessors, suppliers, vendors, investors, lenders, partners, financing sources, contractors or employees of the Company and its subsidiaries, or the performance of this Agreement and the transactions contemplated hereby, including compliance with the covenants set forth herein and any action taken or omitted to be taken by the Company at the written request of or with the written consent of Parent or Merger Sub (provided, that this clause (iii) shall not apply to any representation or warranty set forth in Section 3.5), (iv) the identity of, or any fact or circumstance relating to, Parent, Merger Sub or any of their Affiliates, (v) changes or prospective changes in any applicable Laws or regulations or applicable accounting regulations or principles or interpretation or enforcement thereof, (vi) any hurricane, cyclone, tornado, earthquake, flood, tsunami, natural disaster, act of God or other comparable events or outbreak or escalation of hostilities or war (whether or not declared), military actions or any act of sabotage or terrorism, or national or international political or social conditions, (vii) any Contagion Event or other force majeure event, or any worsening of such matters, or any declaration of martial law, quarantine or similar directive, policy or guidance or Law or other action by any Governmental Entity in response thereto, including COVID-19 Measures, (viii) any change in the price or trading volume of the Shares or the credit rating of the Company, in and of itself, or (ix) any failure by the Company to meet any published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (provided, that, for purposes of clauses (viii) and (ix), the events, developments, changes, effects, facts, conditions or occurrences giving rise to or contributing to such change may be taken into account in determining whether there has been or will be a Material Adverse Effect); except in the cases of clauses (i), (ii), (v), (vi) and (vii), to the extent that the Company and its subsidiaries, taken as a whole, are disproportionately affected thereby as compared with other participants in the industries in which the Company and its subsidiaries operate (in which case solely the incremental disproportionate impact or impacts may be taken into account in determining whether there has been a Material Adverse Effect);

(jj)          “Parent Debt Documents” means the collective reference to (i) Parent’s Revolving Credit Facility, Senior Notes, Senior Secured First Lien Notes, Convertible Senior Notes and Receivables Securitization Facilities (each such term as defined in the Glossary of Terms in Parent’s Form 10-Q filed with the SEC for the quarterly period ended September 30, 2022) and (ii) any other material Indebtedness of Parent disclosed in filings made with the SEC from time to time;

(kk)          “Parent Revolving Credit Facility” has the meaning assigned to “Revolving Credit Facility” in the Glossary of Terms in Parent’s Form 10-Q filed with the SEC for the quarterly period ended September 30, 2022;

(ll)          “Permanent Financing” means the issuance or incurrence by Parent or its subsidiaries of debt, and/or preferred equity in a public or private offering, the incurrence by Parent or its subsidiaries of any other debt and/or an increase to the revolving commitments under the Parent Revolving Credit Facility, in each case, for purposes of funding the Financing Uses (including, for the avoidance of doubt, the ability to consummate such issuance, incurrence or increase by drawing on the applicable facility or by issuing or incurring such financing or by funding or closing into escrow, even if not actually drawn, funded or closed); provided, that the aggregate principal amount of such securities, other debt and/or revolver commitments is not less than $2.1 billion; provided further that (i) to the extent any such securities, debt or commitments are syndicated, it shall constitute “Permanent Financing” as of the date of completion of syndication, even if not yet funded or if the definitive documentation thereof is not yet executed by all applicable parties and (ii) the Financing and any other bridge loan or short-term borrowings shall not constitute “Permanent Financing”;

(mm)          “Person” means an individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act), including, for the avoidance of doubt, any group of Persons;

(nn)          “Proprietary Software” means any and all Software owned (or purported to be owned), in whole or in part, by the Company or any of its subsidiaries;

(oo)            “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, dumping, depositing, placing, discarding, abandoning, leaching or disposing into the environment;

(pp)          “Required Information” means (i) the audited consolidated balance sheet and the related audited consolidated statements of operations and cash flows of the Company and its subsidiaries for the two most recently completed fiscal years ended at least 45 days prior to the Closing Date, in each case prepared in accordance with U.S. GAAP and (ii) unaudited interim consolidated balance sheet and related unaudited consolidated statements of operations and cash flows of the Company and its subsidiaries for each subsequent fiscal quarter (other than the fourth fiscal quarter of the Company’s fiscal year) ended at least 40 days prior to the Closing Date that is after the most recent fiscal year for which audited financial statements have been provided pursuant to clause (i) above, in each case prepared in accordance with U.S. GAAP;

(qq)          “Sanctioned Jurisdiction” means any country or region that is the subject or target of a comprehensive Sanctions embargo (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea, so-called Donetsk People’s Republic, and so-called Luhansk People’s Republic regions of Ukraine, as such list may be amended from time to time);

(rr)          “Sanctioned Person” means, at any time, any Person (i) listed on any Sanctions-related list maintained by the US government, the United Nations Security Council, The European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom, or any other relevant jurisdiction, (ii) located, organized, or resident in a Sanctioned Jurisdiction, or (iii) owned or controlled by any of the foregoing;

(ss)          “Sanctions” means economic or financial sanctions or trade embargoes imposed, administered, or enforced from time to time by (i) the US government, including without limitation those administered by the Office of Foreign Assets Control of the US Department of the Treasury, the US Department of State, or the US Department of Commerce, (ii) the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom, or (iii) any other relevant jurisdiction;

(tt)          “Software” means any and all (i) computer programs (including firmware, whether in source code, object code, human readable form or other form) and all versions, updates, and patches thereof, (ii) flow-charts and other documentation used to design, plan, organize and develop any of the foregoing, (iii) screens, user interfaces, report formats, development tools, templates, menus, buttons and icons, (iv) machine learning models, training algorithms, and other artificial intelligence technologies, and (v) all documentation including developer notes, instructions, comments, source code comments and annotations, user manuals and other training documentation relating to any of the foregoing;

(uu)          “subsidiary” or “subsidiaries” means, with respect to any Person (i) any corporation, association or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of shares of stock or other equity interests of such Person entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of that Person or a combination thereof and (ii) any partnership, joint venture or limited liability company of which (A) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise and (B) such Person or any subsidiary of such Person is a controlling general partner or otherwise controls such entity;

(vv)          “Taxes” means all federal, state, local and foreign income, profits, franchise, estimated, business, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, transfer, sales, employment, unemployment, disability, use, property, withholding, excise, windfall profits, license, production, value added, occupancy and other taxes, duties or other like assessments imposed by any Governmental Entity, whether disputed or not, together with all interest, penalties and additions imposed by any Governmental Entity with respect to such amounts;

(ww)          “Tax Return” means all returns, reports, statements or other documents (including any attached schedules or other related or supporting information) filed or required to be filed with a Governmental Entity with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Tax;

(xx)            “Trade Control Law” means (i) all applicable trade, export control, import, and antiboycott laws and regulations imposed administered, or enforced by the US government, including the Arms Export Control Act (22 U.S.C. §1778), the International Emergency Economic Powers Act (50 U.S.C. §§1701–1706), Section 999 of the Internal Revenue Code, the U.S. customs laws at Title 19 of the U.S. Code, the Export Control Reform Act of 2018 (50 U.S.C. §§4801-4861), the International Traffic in Arms Regulations (22 C.F.R. Parts 120–130), the Export Administration Regulations (15 C.F.R. Parts 730-774), the U.S. customs regulations at 19 C.F.R. Chapter I, and the Foreign Trade Regulations (15 C.F.R. Part 30); and (ii) all applicable trade, export control, import, and antiboycott laws and regulations imposed, administered or enforced by any other country, except to the extent inconsistent with US law;

(yy)          “Transaction Documents” means, collectively, this Agreement, the Confidentiality Agreement, the Financing Commitments and any other agreement or document contemplated thereby or any document or instrument delivered in connection hereunder or thereunder;

(zz)          “Transfer Taxes” means any transfer, sales, use, stamp, registration documentary or other similar Taxes; provided, for the avoidance of doubt, that Transfer Taxes shall not include any income, franchise or similar taxes;

(aaa)          “Unrestricted Cash” means immediately available cash on hand of Parent and its subsidiaries other than (i) cash held or retained by Parent or its subsidiaries in bank accounts located outside the United States (or that is available only upon the payment of Taxes or other fees, costs or expenses) and (ii) cash held or retained by Parent or its subsidiaries for the benefit, or pursuant to the requirement, of any other Person (which shall include security deposits, escrow deposits and any cash that is backstopping or held in respect of a letter of credit) or otherwise classified, or required to be classified, as “restricted cash” on a balance sheet of Parent or its subsidiaries; provided, any cash on hand of Parent’s subsidiaries that cannot be used to pay amounts under this Agreement shall be deemed to not be “Unrestricted Cash”;

(bbb)          “Warrant Agreement” means that certain Warrant Agreement dated as of September 26, 2017 by and between the Company and Continental Stock Transfer & Trust Company; and

(ccc)          “Willful Breach” means with respect to any breaches or failures to perform any of the covenants or other agreements contained in this Agreement, a material breach that is a consequence of an act or failure to act undertaken by the breaching Party with actual or constructive knowledge (which shall be deemed to include knowledge of facts that a Person acting reasonably should have, based on reasonable due inquiry) that such Party’s act or failure to act would, or would reasonably be expected to, result in or constitute a breach of this Agreement. For the avoidance of doubt, a Party’s failure to consummate the Closing when required pursuant to Section 1.2 shall be a Willful Breach of this Agreement.

Section 9.6       Severability. If any term or other provision of this Agreement is found by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 9.7       Entire Agreement; Assignment. This Agreement (including the Exhibits hereto and the Company Disclosure Letter and the Parent Disclosure Letter) and the Confidentiality Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and thereof. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of each of the other Parties, and any assignment without such consent shall be null and void; provided, however, that the Parent may assign its rights under this Agreement to the Debt Financing Sources as collateral security.

Section 9.8       Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, other than (a) at and after the Effective Time, with respect to the provisions of Section 6.10 which shall inure to the benefit of the Persons or entities benefiting therefrom who are intended to be third-party beneficiaries thereof, (b) at and after the Effective Time, the rights of the holders of Shares to receive the Per Share Merger Consideration in accordance with the terms and conditions of this Agreement and (c) at and after the Effective Time, the rights of the holders of Company Equity Awards to receive the payments contemplated by the applicable provisions of Section 2.2, in each case, at the Effective Time in accordance with the terms and conditions of this Agreement.

Section 9.9       Governing Law. This Agreement and any disputes relating hereto (in law, contract, tort or otherwise) shall be governed by, and construed in accordance with, the laws of the State of Delaware (without giving effect to choice of law or conflict of law principles thereof or of any other jurisdiction that would cause the application of any laws of any jurisdiction other than the State of Delaware).

Section 9.10       Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.11       Counterparts. This Agreement may be executed and delivered (including by email transmission, “.pdf,” or other electronic transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 9.12       Specific Performance. The Parties agree that irreparable damage for which monetary damages, even if available, may not be an adequate remedy, would occur in the event that the Parties do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that the Parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of actual damages and without any requirement for the posting of any bond or other security, this being in addition to any other remedy to which they are entitled at law or in equity. The Parties agree not to assert that a remedy of specific performance is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for such breach. The Parties hereby further acknowledge and agree that prior to the Closing, the Company shall be entitled to seek specific performance to enforce specifically the terms and provisions of, and to prevent or cure breaches of this Agreement, including Section 6.5 and Section 6.16, by Parent or Merger Sub, and to cause Parent or Merger Sub to consummate the transactions contemplated hereby, including to effect the Closing in accordance with Section 1.2, on the terms and subject to the conditions in this Agreement. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (x) either Party has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity. To the extent any Party brings an Action to specifically enforce the performance of the terms and provisions of this Agreement (other than an action to enforce specifically any provision that expressly survives the termination of this Agreement) or any Financing Commitment, the End Date shall automatically be extended to the latest of (i) the 20th Business Day following the resolution of such Action(s) or (ii) if later, such other time period established by the court presiding over such Action(s).

Section 9.13       Jurisdiction. Each of the Parties irrevocably (a) consents to submit itself to the personal jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any Delaware state or federal court within the State of Delaware), in connection with any matter based upon or arising out of this Agreement or any of the transactions contemplated by this Agreement or the actions of Parent, Merger Sub or the Company in the negotiation, administration, performance and enforcement hereof and thereof, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the courts of the State of Delaware, as described above, and (d) consents to service being made through the notice procedures set forth in Section 9.4. Each of the Company, Parent and Merger Sub hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 9.4 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby. Each Party hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this Section 9.13, that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and to the fullest extent permitted by applicable Law, that the suit, action or proceeding in any such court is brought in an inconvenient forum, that the venue of such suit, action or proceeding is improper, or that this Agreement, or the subject matter hereof or thereof, may not be enforced in or by such courts and further irrevocably waives, to the fullest extent permitted by applicable Law, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which the Party is entitled pursuant to the final judgment of any court having jurisdiction. Each Party expressly acknowledges that the foregoing waiver is intended to be irrevocable under the Laws of the State of Delaware and of the United States of America; provided that each such Party’s consent to jurisdiction and service contained in this Section 9.13 is solely for the purpose referred to in this Section 9.13 and shall not be deemed to be a general submission to said courts or in the State of Delaware other than for such purpose.

Section 9.14       WAIVER OF JURY TRIAL. EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF PARENT, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF OR THEREOF.

Section 9.15       Interpretation. When reference is made in this Agreement to an Article, Exhibit, Schedule or Section, such reference shall be to an Article, Exhibit, Schedule or Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. Words of any gender include each other gender and neuter genders and words using the singular or plural number also include the plural or singular number, respectively. Any Contract or Law defined or referred to herein means such Contract or Law as from time to time amended, modified or supplemented, including (in the case of Contracts) by waiver or consent and (in the case of Laws) by succession or comparable successor statutes and references to all attachments thereto and instruments incorporated therein. The word “or” shall not be exclusive. With respect to the determination of any period of time, “from” means “from and including”. The word “will” shall be construed to have the same meaning as the word “shall”. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. The word “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. References to “dollars” or “$” are to United States of America dollars. Any deadline or time period set forth in this Agreement that by its terms ends on a day that is not a Business Day shall be automatically extended to the next succeeding Business Day. The words “made available to Parent” and words of similar import refer to documents (A) posted to the “Project Victory” virtual data room maintained by Donnelley Financial Solutions by or on behalf of the Company, (B) delivered in person or electronically to Parent, Merger Sub or their respective Representatives, or (C) publicly filed or furnished with the SEC, in each case, at least one Business Day prior to the date of this Agreement. Any reference to “ordinary course of business” or any similar concept refers to the ordinary course of business of the Company and its subsidiaries, taken as a whole, and consistent with past practice. Any reference to “as of the date hereof” or “as of the date of this Agreement” means “as of the date of this Agreement as of immediately prior to the execution of this Agreement.” Each of the Parties has participated in the drafting and negotiating of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if it is drafted by all the Parties and without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

Section 9.16       Debt Financing Sources. Notwithstanding anything in this Agreement to the contrary, each Party on behalf of itself and its respective subsidiaries hereby: (i) agrees that any Action or counterclaim, whether in law or in equity, whether in contract or in tort or otherwise, involving any Debt Financing Sources Related Party, arising out of or relating to, this Agreement, the Financing, the Financing Commitments or any other agreements entered into in connection with the Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and each Party irrevocably submits itself and its property with respect to any such Action to the exclusive jurisdiction of such court, and such Action (except to the extent relating to the interpretation of any provisions in this Agreement (including any provision in any documentation related to the Financing that expressly specifies that the interpretation of such provisions shall be governed by and construed in accordance with the law of the State of Delaware)) shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another jurisdiction), (ii) agrees (on behalf of itself and its Affiliates and each officer, director, employee, member, manager, partner, controlling person, advisor, attorney, agent and representative thereof) not to bring or support any Action of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Sources Related Party in any way arising out of or relating to, this Agreement, the Financing, the Financing Commitments or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any federal or state court in the Borough of Manhattan, New York, New York, (iii) agrees that service of process upon each Party or its subsidiaries in any such Action or proceeding shall be effective if notice is given in accordance with Section 9.4, (iv) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Action in any court specified in clause (ii) above, (v) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable Law all rights of trial by jury in any Action brought against the Debt Financing Sources in any way arising out of or relating to, this Agreement, the Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder or the actions of any party in the negotiation, administration, performance and enforcement of this Agreement and the transactions contemplated hereby, (vi) agrees that none of the Debt Financing Sources Related Parties will have any liability to any Party relating to or arising out of this Agreement, the Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise (provided, that, notwithstanding the foregoing, nothing herein shall affect the rights of Parent and Merger Sub against the Debt Financing Sources Related Parties with respect to the Financing or any of the transactions contemplated hereby or any services thereunder), (vii) agrees that the Debt Financing Sources Related Parties are express third party beneficiaries of, and may enforce, any of the provisions in this Agreement reflecting the foregoing agreements in this Section 9.16 and no amendment or waiver of such provisions, the definition of “Debt Financing Sources” and “Debt Financing Sources Related Parties” (or any other provision or definition of this Agreement to the extent that such amendment or waiver would modify the substance of any such foregoing Section or defined term used therein) that is adverse to any Debt Financing Sources Related Party shall be effective as to such Debt Financing Sources Related Party without the prior written consent of such Debt Financing Source, and (viii) with respect only to the Company, agrees to (x) cause any suit, action or proceeding asserted against any Debt Financing Source by the Company or any of its subsidiaries or (y) request that any suit, action or proceeding asserted against any Debt Financing Source on behalf of the Company or any of its Affiliates or by any officer, director, employee, member, manager, partner, controlling person, advisor, attorney, agent and representative thereof, in each case of clauses (x) and (y), in connection with this Agreement, the Financing, the Financing Commitments and the transactions contemplated hereby and thereby to be dismissed or otherwise terminated.

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IN WITNESS WHEREOF, the Company, Parent and Merger Sub and have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

COMPANY:
VIVINT SMART HOME, INC.

By:	/s/ David Bywater
Name: David Bywater
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Company, Parent and Merger Sub and have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PARENT:
NRG ENERGY, INC.

By:	/s/ Mauricio Gutierrez
Name: Mauricio Gutierrez
Title: President and Chief Executive Officer

MERGER SUB:
JETSON MERGER SUB, INC.

By:	/s/ Mauricio Gutierrez
Name: Mauricio Gutierrez
Title: President and Treasurer

[Signature Page to Agreement and Plan of Merger]

Exhibit A

Amended and Restated Certificate of Incorporation of the Surviving Corporation

See attached.

Final Form

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

VIVINT SMART HOME, INC.

Vivint Smart Home, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware, as it now exists or may hereafter be amended and supplemented (the “DGCL”), does hereby certify:

FIRST: The name of this corporation is “Vivint Smart Home, Inc.”

SECOND: The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The name of its registered agent in the State of Delaware at such address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage, directly or indirectly, in any lawful act or activity for which corporations may be organized under the DGCL.

FOURTH: The total number of shares of common stock which the corporation shall have authority to issue is 100 shares of common stock, par value $0.01 per share (“Common Stock”).

FIFTH: The rights, preferences, privileges and restrictions granted or imposed upon the Common Stock are as follows:

1.            Dividends. The holders of Common Stock shall be entitled to the payment of dividends when and as declared by the board of directors of the Corporation (the “Board of Directors”) out of funds legally available therefore and to receive other distributions from the Corporation, including distribution of contributed capital, when and as declared by the Board of Directors. Any dividends declared by the Board of Directors to the holders of the then outstanding Common Stock shall be paid to the holders thereof pro rata in accordance with the number of shares of Common Stock held by each such holder as of the record date of such dividend.

2.            Liquidation, Dissolution or Winding Up. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the funds and assets of the Corporation that may be legally distributed to the Corporation’s stockholders shall be distributed among the holders of the then outstanding Common Stock pro rata, in accordance with the number of shares of Common Stock held by each such holder.

3.            Voting. Each holder of Common Stock shall have full voting rights and powers equal to the voting rights and powers of each other holder of Common Stock and shall be entitled to cast one (1) vote for each share of Common Stock held by such holder. Each holder of Common Stock shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Corporation (the “Bylaws”) (as in effect at the time in question) and applicable law, on all matters put to a vote of the stockholders of the Corporation.

4.            Preemptive Rights. The holders of shares of the Corporation of any class, now or hereafter authorized, may have the preemptive right to subscribe for, purchase or receive any share of the Corporation of any class, now or hereafter authorized, or any options or warrants for such shares, or any rights to subscribe for or purchase such shares, or any securities convertible into or exchangeable for such shares, which may at any time or from time to time be issued, sold or offered for sale by the Corporation as such right may be set forth in the Bylaws or a written agreement among the Corporation and any such holder.

SIXTH: In furtherance and not in limitation of the power conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the Bylaws subject to any limitations contained therein.

SEVENTH: No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for the breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is prohibited by the DGCL as it presently exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such amendment, modification or repeal.

EIGHTH: Election of directors need not be by written ballot unless the Bylaws shall so provide.

NINTH: The Corporation reserves the right to amend, alter, change or repeal any provisions contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the DGCL. All rights conferred upon stockholders herein are granted subject to this reservation.

TENTH: Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “Proceeding”), by reason of the fact that he or she is or was a director or an officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, agent or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee, agent or trustee or in any other capacity while serving as a director, officer, employee, agent or trustee, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Delaware law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) actually and reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in the third paragraph under this paragraph TENTH with respect to proceedings to enforce rights to indemnification or advancement of expenses or with respect to any compulsory counterclaim brought by such indemnitee, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors.

Any reference to an officer of the Corporation in this paragraph TENTH shall be deemed to refer exclusively to the Chief Executive Officer, President, Chief Financial Officer, Chief Legal Officer or General Counsel and Secretary of the Corporation appointed pursuant to the Bylaws, and to any Vice President, Assistant Secretary, Assistant Treasurer or other officer of the Corporation appointed by the Board of Directors pursuant to the Bylaws, and any reference to an officer of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be deemed to refer exclusively to an officer appointed by the board of directors or equivalent governing body of such other entity pursuant to the certificate of incorporation and bylaws or equivalent organizational documents of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The fact that any person who is or was an employee of the Corporation or an employee of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, but not an officer thereof as described in the preceding sentence, has been given or has used the title of “Vice President” or any other title that could be construed to suggest or imply that such person is or may be such an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall not result in such person being constituted as, or being deemed to be, such an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise for purposes of this paragraph TENTH.

In addition to the right to indemnification conferred in the first paragraph of this paragraph TENTH, an indemnitee shall also have the right to be paid by the Corporation the expenses (including attorney’s fees) incurred in appearing at, participating in or defending any such proceeding in advance of its final disposition or in connection with a proceeding brought to establish or enforce a right to indemnification or advancement of expenses under this paragraph TENTH (which shall be governed by the fourth paragraph of this paragraph TENTH (hereinafter an “Advancement of Expenses”)); provided, however, that, if the DGCL requires or in the case of an advance made in a proceeding brought to establish or enforce a right to indemnification or advancement, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer of the Corporation (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made solely upon delivery to the Corporation of an undertaking (hereinafter an “Undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “Final Adjudication”) that such indemnitee is not entitled to be indemnified or entitled to advancement of expenses under the first and third paragraphs of this paragraph TENTH or otherwise.

If a claim under the first and third paragraphs of this paragraph TENTH is not paid in full by the Corporation within (i) sixty (60) days after a written claim for indemnification has been received by the Corporation or (ii) twenty (20) days after a claim for an advancement of expenses has been received by the Corporation, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim or to obtain advancement of expenses, as applicable. To the fullest extent permitted by law, if the indemnitee is successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including by its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including by its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this paragraph TENTH or otherwise shall be on the Corporation.

The provision of indemnification to or the advancement of expenses and costs to any indemnitee under this paragraph TENTH, or the entitlement of any indemnitee to indemnification or advancement of expenses and costs under this paragraph TENTH, shall not limit or restrict in any way the power of the Corporation to indemnify or advance expenses and costs to such indemnitee in any other way permitted by law or be deemed exclusive of, or invalidate, any right to which any indemnitee seeking indemnification or advancement of expenses and costs may be entitled under any law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such indemnitee’s capacity as an officer, director, employee or agent of the Corporation and as to action in any other capacity.

Given that certain jointly indemnifiable claims (as defined below) may arise due to the service of the indemnitee as a director and/or officer of the Corporation and as a director, officer, employee or agent of one or more indemnitee-related entities (as defined below), the Corporation shall be fully and primarily responsible for the payment to the indemnitee in respect of indemnification or advancement of expenses in connection with any such jointly indemnifiable claims, pursuant to and in accordance with the terms of this paragraph TENTH, irrespective of any right of recovery the indemnitee may have from any indemnitee-related entity. Under no circumstance shall the Corporation be entitled to any right of subrogation or contribution by any indemnitee-related entity and no right of advancement or recovery the indemnitee may have from any indemnitee-related entity shall reduce or otherwise alter the rights of the indemnitee or the obligations of the Corporation hereunder. In the event that any indemnitee related entity shall make any payment to the indemnitee in respect of indemnification or advancement of expenses with respect to any jointly indemnifiable claim, such indemnitee-related entity shall be subrogated to the extent of such payment to all of the rights of recovery of the indemnitee against the Corporation, and the indemnitee shall execute all papers reasonably required and shall do all things that may be reasonably necessary to secure such rights, including the execution of such documents as may be necessary to enable any indemnitee-related entity effectively to bring suit to enforce such rights. Each of the indemnitee-related entities shall be third-party beneficiaries with respect to this paragraph, entitled to enforce this paragraph. For purposes of this paragraph, the following terms shall have the following meanings: (1) The term “indemnitee-related entities” means any corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise (other than the Corporation or any other corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise for which the indemnitee has agreed, on behalf of the Corporation or at the Corporation’s request, to serve as a director, officer, employee or agent and which service is covered by the indemnity described herein) from whom an indemnitee may be entitled to indemnification or advancement of expenses with respect to which, in whole or in part, the Corporation may also have an indemnification or advancement obligation (other than as a result of obligations under an insurance policy). (2) The term “jointly indemnifiable claims” shall be broadly construed and shall include, without limitation, any action, suit or proceeding for which the indemnitee shall be entitled to indemnification or advancement of expenses from both an indemnitee-related entity and the Corporation pursuant to Delaware law, any agreement or certificate of incorporation, bylaws, partnership agreement, operating agreement, certificate of formation, certificate of limited partnership or comparable organizational documents of the Corporation or an indemnitee-related entity, as applicable.

The rights conferred upon indemnitees in this paragraph TENTH shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee’s heirs, executors and administrators. Any amendment, alteration or repeal of this paragraph TENTH that adversely affects any right of an indemnitee or its successors shall be prospective only and shall not limit, eliminate, or impair any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.

The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this paragraph TENTH with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

The invalidity or unenforceability of any provision of this paragraph TENTH shall not affect the validity or enforceability of the remaining provisions of this paragraph TENTH.

ELEVENTH: If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by law, in any way be affected or impaired thereby and (ii) to the fullest extent permitted by law, the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.

Exhibit B

Form of Written Consent

See attached.

Final Form

WRITTEN CONSENT
OF CERTAIN STOCKHOLDERS OF VIVINT SMART HOME, INC.

In Lieu of a Meeting Pursuant to Section 228 of the
General Corporation Law of the State of Delaware

December 6, 2022

Pursuant to Section 228 of the Delaware General Corporation Law (the “DGCL”), Article VIII of the Amended and Restated Certificate of Incorporation of Vivint Smart Home, Inc. (the “Company”) and Section 2.09 of the Amended and Restated Bylaws of the Company, each of the undersigned stockholders (each, a “Stockholder”), in its capacity as a holder of shares of Class A common stock, par value $0.0001 per share (the “Common Stock”), of the Company, solely for itself and not for or on behalf of any other Stockholder or holder of Company Common Stock and not as part of any group within the meaning of Rule 13d-3 promulgated pursuant to the Securities Exchange Act of 1934, as amended, does hereby irrevocably consent to the following actions and the adoption of the following resolutions by written consent in lieu of a meeting of the stockholders of the Company effective as of the date set forth above. Capitalized terms used but not otherwise defined in this written consent (this “Written Consent”) shall have the meanings ascribed to them the Merger Agreement (as defined below).

WHEREAS, the Company has entered into that certain Agreement and Plan of Merger, dated as of December 6, 2022, by and among the Company, NRG Energy, Inc., a Delaware corporation (“Parent”), and Jetson Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), attached hereto as Exhibit A (together with any and all exhibits and schedules thereto, the “Merger Agreement”), pursuant to which, among other things, Merger Sub will be merged with and into the Company, and the Company will become a wholly owned subsidiary of Parent (the “Merger”);

WHEREAS, the Board of Directors of the Company (the “Board”) has (i) unanimously determined that the Merger and the other transactions contemplated by the Merger Agreement, in each case on the terms and subject to the conditions set forth in the Merger Agreement, are advisable and fair to and in the best interests of the Company and its stockholders; (ii) approved, adopted and declared advisable the execution, delivery and performance by the Company of the Merger Agreement, the other Transaction Documents and the consummation of the transactions contemplated thereby, including the Merger, in each case on the terms and subject to the conditions set forth in the Merger Agreement and the other Transaction Documents; (iii) directed that the Merger Agreement be submitted to the Company’s stockholders for adoption by the Company’s stockholders entitled to vote thereon; and (iv) recommended that the Stockholders adopt the Merger Agreement;

WHEREAS, pursuant to Section 251 of the DGCL, the Merger Agreement must be adopted by the holders of the majority of the issued and outstanding shares of Common Stock entitled to vote thereon;

WHEREAS, the Stockholders collectively hold, are entitled to dispose of, and are unilaterally entitled to vote, a majority of the issued and outstanding shares of Common Stock;

WHEREAS, upon the execution and delivery of this Written Consent, the “Written Consent” (as defined in the Merger Agreement) shall have been obtained in accordance with Sections 228 and 251 of the DGCL; and

WHEREAS, the Stockholders believe it is in the best interests of the Company and its stockholders to approve the Merger and the other transactions contemplated by the Merger Agreement, and to approve and adopt the terms and provisions of the Merger Agreement, the Transaction Documents and all other documents and agreements contemplated thereby.

NOW, THEREFORE, BE IT RESOLVED, that the Merger Agreement and the transactions and agreements contemplated thereby, including the other Transaction Documents and the Merger, be, and the same hereby are, accepted, adopted, approved and authorized by the Stockholders in all respects;

RESOLVED, that the Company be, and hereby is, authorized to consummate the Merger and other transactions as contemplated by the Merger Agreement and the other Transaction Documents;

RESOLVED, that, in connection with the Merger, each of the Stockholders, with respect only to itself and any shares held by such Stockholder in such capacity, (i) acknowledges that such Stockholder has received and read a copy of Section 262 of the DGCL, a copy of which is attached hereto as Exhibit B, (ii) acknowledges that such Stockholder is aware of such Stockholder’s dissenters’ rights, appraisal rights or similar rights pursuant to Section 262 of the DGCL, (iii) acknowledges that such Stockholder has received all information required to make an informed decision whether to accept the Per Share Merger Consideration as set forth in the Merger Agreement or to seek appraisal rights, dissenters’ rights or similar rights in connection with the Merger and the other transactions contemplated by the Merger Agreement, and (iv) irrevocably and unconditionally waives, and agrees not to assert or perfect, any rights of appraisal or rights to dissent in connection with the Merger that the Stockholder may have under applicable law (including Section 262 of the DGCL arising in connection with the Merger and the other transactions contemplated by the Merger Agreement);

RESOLVED, that this Written Consent is effective upon execution and may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument; provided, however, that this Written Consent shall be of no further force or effect following any termination of the Merger Agreement in accordance with its terms;

RESOLVED, that each of the Stockholders hereby waives any and all notice requirements applicable to the Merger, the Merger Agreement, the other Transaction Documents and any of the transactions contemplated therein as required by the DGCL, the governing documents of the Company and/or any contract between the Company and any Stockholder as in effect as of the date hereof; and

RESOLVED, that this Written Consent shall be filed with the minutes of the meetings of the stockholders of the Company and shall be treated for all purposes as action taken at a meeting of such stockholders.

[The remainder of this page was intentionally left blank.]

IN WITNESS WHEREOF, each of the undersigned has executed this Written Consent as of the date first written above.

313 Acquisition LLC

By:
Name:
Title:

BCP Voyager Holdings LP

By: Blackstone Management Associates VI L.L.C., its general partner

By: BMA VI L.L.C., its sole member

By:
Name:
Title:

Blackstone Family Investment Partnership VI L.P.

By: BCP VI Side-by-Side GP L.L.C., its general partner

By:
Name:
Title:

[Signature Page – Written Consent]

IN WITNESS WHEREOF, each of the undersigned has executed this Written Consent as of the date first written above.

Fortress Mosaic Sponsor LLC

By:
Name:
Title:

Fortress Mosaic Investor LLC

By:
Name:
Title:

Fortress Mosaic Anchor LLC

By:
Name:
Title:

[Signature Page – Written Consent]

Exhibit A

Merger Agreement

[See Attached]

Exhibit B

Section 262 of the DGCL

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger, consolidation, or conversion, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger, consolidation or conversion nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository; the words “beneficial owner” mean a person who is the beneficial owner of shares of stock held either in voting trust or by a nominee on behalf of such person; and the word “person” means any individual, corporation, partnership, unincorporated association or other entity.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent or converting corporation in a merger, consolidation or conversion to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264 or § 266 of this title (other than, in each case and solely with respect to a domesticated corporation, a merger, consolidation or conversion authorized pursuant to and in accordance with the provisions of § 388 of this title):

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders, or at the record date fixed to determine the stockholders entitled to consent pursuant to § 228 of this title, to act upon the agreement of merger or consolidation or the resolution providing for conversion (or, in the case of a merger pursuant to § 251(h) of this title, as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent or converting corporation if the holders thereof are required by the terms of an agreement of merger or consolidation, or by the terms of a resolution providing for conversion, pursuant to § 251, § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264 or § 266 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or of the converted entity if such entity is a corporation as a result of the conversion, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger, consolidation or conversion will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) [Repealed.]

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation, the sale of all or substantially all of the assets of the corporation or a conversion effected pursuant to § 266 of this title. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger, consolidation or conversion for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations or the converting corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and, § 114 of this title, if applicable) may be accessed without subscription or cost. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger, consolidation or conversion, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger, consolidation or conversion shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger, consolidation or conversion, the surviving, resulting or converted entity shall notify each stockholder of each constituent or converting corporation who has complied with this subsection and has not voted in favor of or consented to the merger, consolidation or conversion, and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section, of the date that the merger, consolidation or conversion has become effective; or

(2) If the merger, consolidation or conversion was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent or converting corporation before the effective date of the merger, consolidation or conversion, or the surviving, resulting or converted entity within 10 days after such effective date, shall notify each stockholder of any class or series of stock of such constituent or converting corporation who is entitled to appraisal rights of the approval of the merger, consolidation or conversion and that appraisal rights are available for any or all shares of such class or series of stock of such constituent or converting corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and § 114 of this title, if applicable) may be accessed without subscription or cost. Such notice may, and, if given on or after the effective date of the merger, consolidation or conversion, shall, also notify such stockholders of the effective date of the merger, consolidation or conversion. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting entity the appraisal of such holder’s shares; provided that a demand may be delivered to such entity by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs such entity of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger, consolidation or conversion, either (i) each such constituent corporation or the converting corporation shall send a second notice before the effective date of the merger, consolidation or conversion notifying each of the holders of any class or series of stock of such constituent or converting corporation that are entitled to appraisal rights of the effective date of the merger, consolidation or conversion or (ii) the surviving, resulting or converted entity shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation or entity that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation or the converting corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger, consolidation or conversion, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(3) Notwithstanding subsection (a) of this section (but subject to this paragraph (d)(3)), a beneficial owner may, in such person’s name, demand in writing an appraisal of such beneficial owner’s shares in accordance with either paragraph (d)(1) or (2) of this section, as applicable; provided that (i) such beneficial owner continuously owns such shares through the effective date of the merger, consolidation or conversion and otherwise satisfies the requirements applicable to a stockholder under the first sentence of subsection (a) of this section and (ii) the demand made by such beneficial owner reasonably identifies the holder of record of the shares for which the demand is made, is accompanied by documentary evidence of such beneficial owner’s beneficial ownership of stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provides an address at which such beneficial owner consents to receive notices given by the surviving, resulting or converted entity hereunder and to be set forth on the verified list required by subsection (f) of this section.

(e) Within 120 days after the effective date of the merger, consolidation or conversion, the surviving, resulting or converted entity, or any person who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger, consolidation or conversion, any person entitled to appraisal rights who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation or conversion. Within 120 days after the effective date of the merger, consolidation or conversion, any person who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the surviving, resulting or converted entity a statement setting forth the aggregate number of shares not voted in favor of the merger, consolidation or conversion (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2) of this title)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of stockholders or beneficial owners holding or owning such shares (provided that, where a beneficial owner makes a demand pursuant to paragraph (d)(3) of this section, the record holder of such shares shall not be considered a separate stockholder holding such shares for purposes of such aggregate number). Such statement shall be given to the person within 10 days after such person’s request for such a statement is received by the surviving, resulting or converted entity or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later.

(f) Upon the filing of any such petition by any person other than the surviving, resulting or converted entity, service of a copy thereof shall be made upon such entity, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all persons who have demanded appraisal for their shares and with whom agreements as to the value of their shares have not been reached by such entity. If the petition shall be filed by the surviving, resulting or converted entity, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving, resulting or converted entity and to the persons shown on the list at the addresses therein stated. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving, resulting or converted entity.

(g) At the hearing on such petition, the Court shall determine the persons who have complied with this section and who have become entitled to appraisal rights. The Court may require the persons who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any person fails to comply with such direction, the Court may dismiss the proceedings as to such person. If immediately before the merger, consolidation or conversion the shares of the class or series of stock of the constituent or converting corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger, consolidation or conversion for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the persons entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger, consolidation or conversion, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger, consolidation or conversion through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger, consolidation or conversion and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving, resulting or converted entity may pay to each person entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving, resulting or converted entity or by any person entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the persons entitled to an appraisal. Any person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section may participate fully in all proceedings until it is finally determined that such person is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving, resulting or converted entity to the persons entitled thereto. Payment shall be so made to each such person upon such terms and conditions as the Court may order. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving, resulting or converted entity be an entity of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section who participated in the proceeding and incurred expenses in connection therewith, the Court may order all or a portion of such expenses, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal not dismissed pursuant to subsection (k) of this section or subject to such an award pursuant to a reservation of jurisdiction under subsection (k) of this section.

(k) From and after the effective date of the merger, consolidation or conversion, no person who has demanded appraisal rights with respect to some or all of such person’s shares as provided in subsection (d) of this section shall be entitled to vote such shares for any purpose or to receive payment of dividends or other distributions on such shares (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger, consolidation or conversion); provided, however, that if no petition for an appraisal is filed within the time provided in subsection (e) of this section, or if a person who has made a demand for an appraisal in accordance with this section shall deliver to the surviving, resulting or converted entity a written withdrawal of such person’s demand for an appraisal in respect of some or all of such person’s shares in accordance with subsection (e) of this section, then the right of such person to an appraisal of the shares subject to the withdrawal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any person without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just, including without limitation, a reservation of jurisdiction for any application to the Court made under subsection (j) of this section; provided, however that this provision shall not affect the right of any person who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation or conversion within 60 days after the effective date of the merger, consolidation or conversion, as set forth in subsection (e) of this section.

(l) The shares or other equity interests of the surviving, resulting or converted entity to which the shares of stock subject to appraisal under this section would have otherwise converted but for an appraisal demand made in accordance with this section shall have the status of authorized but not outstanding shares of stock or other equity interests of the surviving, resulting or converted entity, unless and until the person that has demanded appraisal is no longer entitled to appraisal pursuant to this section.